Exhibit 1.7

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Balance sheet and

explanatory notes at

30 June 2020

Translation of balance sheet and explanatory notes originally issued and prepared in Spanish. This English version is a translation of the original in Spanish for information purposes only. In the event of a discrepancy, the original Spanish-language version prevails.

pwc

This version of our report is a free translation of the original, which was prepared in Spanish. All possible care has been taken to ensure that the translation is an accurate representation of the original. However, in all matters of interpretation of information, views or opinions, the original language version of our report takes precedence over this translation

Independent auditor's report on the Balance sheet

To the shareholders of Caixabank, S.A. at the request of management:

Report on the Balance Sheet

Opinion

We have audited the Balance sheet of Caixabank, S.A. (the Bank) as at June 30, 2020, and the explanatory notes, which include a summary of significant accounting policies (together called "the Balance sheet").

In our opinion, the accompanying Balance sheet presents fairly, in all material respects, the equity and financial position of the Bank as at June 30, 2020, in accordance with the applicable financial reporting framework relevant to the preparation of such a financial statement (as identified in note 1 of the explanatory notes), and in particular, with the accounting principles and criteria included therein.

Basis for opinion

We conducted our audit in accordance with legislation governing the audit practice in Spain. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the balance sheet section of our report.

We are independent of the Bank in accordance with the ethical requirements, including those relating to independence , that are relevant to our audit of the Balance sheet in Spain, in accordance with legislation governing the audit practice. In this regard, we have not rendered services other than those relating to the audit of the accounts, and situations or circumstances have not arisen that, in accordance with the provisions of the aforementioned legislation, have affected our necessary independence such that it has been compromised.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the Balance sheet as at June 30, 2020. These matters were addressed in the context of our audit of the Balance sheet as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Pr icewater houseCooper s Audit or es, S.L., P0 de la Alameda, 35 Bis, 46023 Valencia , Espana

Tel.: +34 963 036 900 / +34 902 021111, Fax: +34 963 036 901, ww w .pwc .es 1

R. M. Madrid, hoja 87.250-1, folio 75, tomo 9.267, libro 8.054, secci6n 3' lnscrita en el R.O.A.C. con el numero S0242 • CIF: B-79 031290

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Caixabank, S.A.

Key audit matter	How our audit addressed the key audit matter

Estimation of impairment of financial assets at amortised cost - loans and advances to customers - for credit risk

Determining impairment linked to credit risk and foreclosed real estate assets, based on expected loss calculation models, is one of the most significant and complex estimates used in preparing the accompanying Balance sheet. In addition, because of the crisis triggered by COVID - 19, the complexity of the models used to calculate impairment linked to credit risk has increased as a result of their adaptation to include new estimates and elements of judgement, such as considering certain measures to make the application of stage classification criteria more flexible for operations covered by a moratorium, considering guarantees on government backed operations or considering adjustments to models to adapt them to the new scenario. These estimates require a significant component of judgement by management and are the most significant and complex estimates in preparing the accompanying Balance sheet. This has therefore been considered a key audit matter.

The main judgements and assumptions made by management in the models calculating impairment linked to credit risk relate to the following:

The main judgements and assumptions used by We have also performed the following tests of management are the following:

•	Identification and classification criteria of the assets across different stages including criteria used in the analysis of the operations covered by moratoriums

•	Building of model parameters, such as probability of impairment and impairment loss.

•	The definition and assessment of adjustments to expected loss models in order to adapt the parameters estimated by the models to the conditions and scenario triggered by the COVID-19 crisis.

•	The realizable value of guarantees related to granted loans.

We have performed, together with our credit risk expert team, an understanding of management's process to estimate the impairment of financial assets at amortized cost - loans and advances to customers - on a collective and individual basis

As regards the internal control system, we have carried out the following procedures, among others:

•	Evaluation of the compliance of work policies and procedures and approved internal models with applicable regulatory requirements and the Bank's governance model.

•	Analysis of the periodic assessment of risks and follow-up alerts by Bank management, as well as the actual performance of the periodic review of borrower files to monitor classification and, where applicable, recognize impairment.

•	Analysis of the process of monitoring and updating appraisals that support the value of collaterals related to loan operations and real estate assets, furnished by different

We have also performed the following tests of detail:

•	Verifying for the main models i) the calculation and segmentation methods; ii) the methodology to estimate the expected loss parameters; iii) data used and main estimates employed, iv) stage classification criteria for loans and v) information concerning scenarios and related assumptions.

•	For a sample of operations subject to a moratorium or government guarantee, obtaining and verifying the documentation accompanying those operations at the grant date.

Recalculation of collective provisions according to credit risk impairment estimation models for expected credit losses.

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Caixabank, S.A.

Key audit matter	How our audit addressed the key audit matter

The estimation of impairment of real estate assets arising from the lending business, awarded to the Bank by dation in payment, purchase or a court proceeding, is also based on internal models that evaluate the recoverable amount of these types of assets, estimating their fair value adjusted for their sales costs and • including a discount on the reference value based on the Bank's historical experience of the sale of similar assets and following the same criteria as those used for collaterals related to the loan operations.

Bank management periodically recalibrates the internal models to optimize their predictive capacity. If applicable, the variables or algorithms employed are updated and back testing processes are carried out to compare expected loss estimates with actual data.

Refer to 2, 3.3, 11, 17 and 24.2 of the explanatory notes to the accompanying balance sheet as at June 30, 2020.

•	Assessing the adjustments to the results of the expected loss models used by management due to the change in the macroeconomic scenario as a result of the impacts of COVID-19.

•	Obtaining a sample of individual case files in order to assess their appropriate classification and recording, the loss estimation methodologies and if appropriate, the corresponding impairment.

•	Analysis of the methodology used to estimate sales costs, sales periods and reductions of guarantees, to estimate impairment arising from foreclosures.

•	Analysis of a sample of appraisals to check that they comply with prevailing legislation, are reasonable and are up to date.

We have not identified exceptions outside of a reasonable range in the procedures outlined above.

Recoverability of deferred tax assets

Evaluating recoverability of deferred tax assets is a complex exercise that requires a high level of judgement and estimation and therefore we consider that Company management's evaluation of the capacity to recover deferred tax assets is a key audit matter.

The Company's policy is to recognise deferred tax assets only when it is considered likely that sufficient taxable income will be obtained in the future to recover them.

In this process, Management takes into account specific and complex aspects to assess both recognition and the subsequent capacity to recover the deferred tax assets recognised, based on the Company's financial projections and business plans, supported by defined assumptions that are projected over a time horizon, and considering tax legislation applicable at all times.

In collaboration with our tax experts, we have documented our understanding and our review of the estimation process carried out by Bank management, focusing our procedures on aspects such as:

•	Analysis of the tax strategy planned by Company management for the recoverability of deferred tax assets.

•	Assessing projected cash flows and the economic and financial assumptions factored in by management to estimate and monitor the recoverability of deferred tax assets, with a specific focus on the impact of COVID-19.

•	Verification the accuracy of the calculations and the reasonableness of the estimations made by management for deductible temporary differences .

•	Assessed the accuracy and appropriateness of the estimations in the calculation of the deductible temporary differences used by management.

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Caixabank, S.A.

Key audit matter	How our audit addressed the key audit matter

Due to the impact of COVID -19 on the main key assumptions on which the financial projections are based, mainly triggered by the deterioration in macro-economic variables, on 30 June 2020 the Bank reassessed its capacity to generate future tax gains with respect to the recoverability of deferred tax assets recognised at that date.

Refer to 2 and 21 of the explanatory notes to the accompanying balance sheet as at June 30, 2020.

•	Review of the assumptions employed in estimates made to calculate temporary differences, to check that they are complete, suitable and usable in the stipulated periods.

•	Review of the reasonableness of the amounts of deferred tax assets deemed to be monetizable

We have not identified exceptions outside of a reasonable range in the procedures outlined above.

Litigation provisions and contingencies

In the ordinary course of business, the Bank may become involved in administrative, court or arbitration proceedings of a tax, legal or regulatory nature .

In addition, there are other situations that have not yet resulted in any kind of judicial proceeding but which , however, have led to the recognition of provisions, such as aspects related to conduct with and compensation for customers.

In general, these proceedings end after a long period of time as they are complex processes under the legislation applicable to the jurisdiction in which the Bank operates.

Company management, when deemed fit, recognizes a provision for the outlay considered to be likely based on estimates made, applying prudent calculation procedures consistent with the uncertainty inherent in the obligations covered . Both the determination of the forecast results of the proceedings and the evaluation of the economic effect are complex and uncertain as regards the outcome and/or final amount.

Consequently, the recognition of provisions for litigation is one of the areas requiring the highest degree of judgement and estimation.

Refer to 2 and 19 of the explanatory notes to the accompanying balance sheet as at June 30, 2020.

Our review of the estimation of provisions for tax, legal and regulatory proceedings carried out by Bank management and our analysis and assessment of internal control over the process consisted of the following procedures:

•	Understanding of the litigation classification and provisioning policy in accordance with applicable accounting legislation.

•	Analysis of the main individual and, if applicable, collective lawsuits.

•	Obtainment of a confirmation letter from Bank's legal counsel to verify their assessment of the expected outcome of the litigation, all the information, the correct recognition of the provision and any potential liabilities omitted.

•	Follow-up of developments in tax inspections in progress and analysis of the expected outcome of the most significant tax proceedings and of any contingencies related to the fulfilment of tax obligations for all periods open to inspection, assisted by our tax area specialists.

•	Assessing the criteria used to estimate expected losses in the calculation of provisions and assessing the appropriateness of the provisions established due to regulatory, legal or tax procedures in terms of their calculation and accounting.

•	Examination of communications with regulators and analysis of regulatory inspections carried out and in progress.

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Caixab Bank, S.A.

Key audit matter	How our audit addressed the key audit matter

•	Update, to the date of this report, of any additional information that might affect the claims, litigation and/or contingencies in progress at June 30, 2020.

In the procedures described above, no exceptions were identified outside of a reasonable range.

Information systems

The Bank's operations and business continuity, by nature, and particularly the process followed to prepare financial and accounting information, rely significantly on the information systems that form part of its technological structure, so an adequate control environment is critical to assure the Bank's business continuity and the correct processing of information, and has therefore been a key matter in our audit.

Additionally, as the systems become more complex, the risks associated with information technologies , the organization and thus the information processed, increase.

In this regard, Bank management has put in place the procedures deemed fit in the information system environment.

The effectiveness of the general internal control framework for the information systems is a key aspect to support the Bank's operations, as well as the bookkeeping and account closing process.

In this context, it is necessary to assess aspects such as the organization and governance of the information systems area, controls of application maintenance and development, physical and logical security, and system operation.

We have evaluated, in collaboration with our IT system specialists, our work has consisted of:

•	Assessing the control environment associated with the information systems that support the Bank's operations and the Bank's year-end accounting and close process. Within this context, procedures were carried out on internal control along with substantive tests to assess aspects such as the organization and governance of the information systems area, controls over application maintenance and development, physical and logical security and the exploitation of systems in the production environment.

As regards the accounting and closing process, we have carried out the following additional procedures:

•	Understanding and review of the process for generating manual and automatic account entries identified as non-standard, representing a risk.

•	Extracting, validating the complexity and filtering the entries booked in the accounting records and analyzing the reasonableness of such entries.

The results of our procedures were, in general, satisfactory and we identified no relevant aspects in this matter.

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Caixabank, S.A.

Responsibility of the directors and the audit committee for the Balance sheet

The Bank's directors are responsible for the preparation of the Balance sheet such that it fairly presents the equity and financial position of the Bank, in accordance with the financial reporting framework applicable to the entity for the preparation of such a financial statement in Spain, and for such internal control as the directors determine is necessary to enable the preparation of a Balance sheet that is free from material misstatement, whether due to fraud or error.

In preparing the Balance sheet, the Bank's directors are responsible for assessing the Bank' s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Bank or to cease operations, or have no realistic alternative but to do so.

The audit committee is responsible for overseeing the process of preparation and presentation of the Balance sheet.

Auditor's responsibilities for the audit of the Balance sheet

Our objectives are to obtain reasonable assurance about whether the Balance sheet as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with legislation governing the audit practice in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Balance sheet.

As part of an audit in accordance with legislation governing the audit practice in Spain, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the Balance sheet, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Bank' s directors.

•	Conclude on the appropriateness of the directors· use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank' s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the Balance sheet or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

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Caixabank, S.A.

•	Evaluate the overall presentation, structure and content of the Balance sheet, including the disclosures, and whether the Balance sheet represents the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the entity's audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the entity' s audit committee with a statement that we have complied with relevant ethical requirements, including those relating to independence, and we communicate with the audit committee those matters that may reasonably be thought to bear on our independence , and where applicable, related safeguards.

From the matters communicated with the entity's audit committee, we determine those matters that were of most significance in the audit of the Balance sheet as at June 30, 2020 and are therefore the key audit matters.

We describe these risks in our auditor's report unless law or regulation precludes public disclosure about the matter.

Report on other legal and regulatory requirements

Appointment period

The General Ordinary Shareholders' Meeting held on April 6, 2017 appointed PricewaterhouseCoopers Auditores , S.L. as auditors of the Bank for a period of three years, for the year ended December 31, 2018.

Additionally, the General Ordinary Shareholders' Meeting held on May 22, 2020 appointed PricewaterhouseCoopers Auditores, S.L. as auditors of the Bank for a period of one year, for the year ended December 31, 2021.

Services provided

Services provided to the audited entity for services other than the audit of the accounts, are described in note 23.5 of the explanatory notes to the accompanying Balance sheet as at June 30, 2020.

PricewaterhouseCoopers Auditores, S.L. (S0242)

PRICEWATERHOUSECOOPERS AUDITORES, S.L.

Original in Spanish signed by

Raul Ara Navarro (20210)

September 29, 2020

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BALANCE SHEET AND EXPLANATORY NOTES AT 30 JUNE 2020

■	Balance sheets at 30 June 2020 and 31 December 2019, before the appropriation of profit and loss

■	Explanatory notes to the balance sheet of CaixaBank, S.A. at 30 June 2020

Balance sheet and explanatory notes CaixaBank | 30 June 2020

BALANCE SHEET
ASSETS
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 (*)
Cash and cash balances at central banks and other demand deposits	7	39,967	13,898
Financial assets held for trading	8	15,771	14,240
Derivatives		14,664	13,165
Equity instruments		153	370
Debt securities		954	705
Financial assets not designated for trading compulsorily measured at fair value through profit or loss	9	195	221
Equity instruments		52	55
Debt securities
Loans and advances		143	166
Customers		143	166
Financial assets designated at fair value through profit or loss			1
Debt securities			1
Financial assets at fair value with changes in other comprehensive income	10	18,699	16,316
Equity instruments		1,157	1,729
Debt securities		17,542	14,587
Financial assets at amortised cost	11	245,856	222,935
Debt securities		21,386	13,992
Loans and advances		224,470	208,943
Credit institutions		6,379	4,355
Customers		218,091	204,588
Derivatives - Hedge accounting	12	409	2,133
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	418	57
Investments in subsidiaries, joint ventures and associates	13	10,857	10,923
Group entities		9,469	9,535
Joint ventures
Associates		1,388	1,388
Tangible assets	14	4,654	4,596
Property, plant and equipment		4,620	4,560
For own use		4,620	4,560
Investment property		34	36
Intangible assets	15	806	887
Goodwill		427	529
Other intangible assets		379	358
Tax assets		8,349	8,963
Current tax assets		586	1,307
Deferred tax assets	21	7,763	7,656
Other assets	16	3,654	3,656
Insurance contracts linked to pensions		1,251	1,206
Inventories		18	14
Remaining other assets		2,385	2,436
Non-current assets and disposal groups classified as held for sale	17	325	338
TOTAL ASSETS		349,960	299,164
Memorandum items
Loan commitments given	22	62,409	57,850
Financial guarantees given	22	5,303	5,086
Other commitments given	22	18,915	20,738
Financial instruments loaned or delivered as collateral with the right of sale or pledge
Financial assets held for trading		426	165
Financial assets at fair value with changes in other comprehensive income		3,893	2,544
Financial assets at amortised cost		98,600	93,053
Tangible assets acquired under a lease		1,414	1,416
(*) Presented for comparison purposes only (see Note 1).

Balance sheet and explanatory notes CaixaBank | 30 June 2020

BALANCE SHEET
LIABILITIES
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 (*)
Financial liabilities held for trading	8	10,321	9,281
Derivatives		9,719	8,810
Short positions		602	471
Financial liabilities designated at fair value through profit or loss			1
Other financial liabilities			1
Financial liabilities at amortised cost	18	311,716	260,875
Deposits		272,591	222,439
Central banks		46,115	13,044
Credit institutions		5,626	4,296
Customers		220,850	205,099
Debt securities issued		31,103	30,332
Other financial liabilities		8,022	8,104
Derivatives - Hedge accounting	12	150	442
Fair value changes of the hedged items in portfolio hedge of interest rate risk	12	1,680	1,464
Provisions	19	3,111	3,370
Pensions and other post-employment defined benefit obligations		511	519
Other long-term employee benefits		1,553	1,709
Pending legal issues and tax litigation		579	628
Commitments and guarantees given		128	129
Other provisions		340	385
Tax liabilities		631	618
Current tax liabilities		22	1
Deferred tax liabilities	21	609	617
Other liabilities	16	1,243	1,058
TOTAL LIABILITIES		328,852	277,109
Memorandum items
Subordinated liabilities
Financial liabilities at amortised cost	18	5,451	5,461
(*) Presented for comparison purposes only (see Note 1).

EQUITY
(Millions of euros)
	NOTE	30-06-2020	31-12-2019 (*)
SHAREHOLDERS' EQUITY	20	22,300	22,898
Capital		5,981	5,981
Share premium		12,033	12,033
Other equity items		24	24
Retained earnings		7,728	6,049
Other reserves		(3,321)	(3,254)
(-) Treasury shares		(10)	(9)
Profit/(loss) for the period		(135)	2,074
ACCUMULATED OTHER COMPREHENSIVE INCOME	20	(1,192)	(843)
Items that will not be reclassified to profit or loss		(1,558)	(1,167)
Actuarial gains or (-) losses on defined benefit pension plans		(43)	(45)
Fair value changes of equity instruments measured at fair value with changes in other comprehensive income		(1,515)	(1,122)
Items that may be reclassified to profit or loss		366	324
Hedging derivatives. Reserve of cash flow hedges [effective portion]		109	(34)
Fair value changes of debt securities measured at fair value with changes in other comprehensive income		257	358
TOTAL EQUITY		21,108	22,055
TOTAL LIABILITIES AND EQUITY		349,960	299,164
(*) Presented for comparison purposes only (see Note 1).

Balance sheet and explanatory notes CaixaBank | 30 June 2020

EXPLANATORY NOTES OF CAIXABANK AT 30 JUNE 2020

As required by current legislation, these explanatory notes complete, extend and discuss the balance sheet to give a true and fair view of the equity and financial position of CaixaBank at 30 June 2020 in the context of the provisions set forth in Act 3/2009 on structural modifications to trading companies.

Index of explanatory notes Page

1. Corporate information, basis of presentation and other information	6
2. Accounting policies and measurement bases	12
3. Risk management	38
4. Capital adequacy management	95
5. Shareholder remuneration and earnings per share	97
6. Business combinations and mergers	99
7. Cash and cash balances at central banks and other demand deposits	100
8. Financial assets and liabilities held for trading	101
9. Financial assets not designated for trading compulsorily measured at fair value through profit or loss	103
10. Financial assets at fair value with changes in other comprehensive income	104
11. Financial assets at amortised cost	105
12. Derivatives - Hedge accounting (assets and liabilities)	107
13. Investments in subsidiaries, joint ventures and associates	112
14. Tangible assets	114
15. Intangible assets	115
16. Other assets and other liabilities	117
17. Non-current assets and disposal groups classified as held for sale	118
18. Financial liabilities	119
19. Provisions	122
20. Equity	126
21. Tax position	127
22. Guarantees and contingent commitments given	129
23. Other significant disclosures	130
24. Information on the fair value	134
25. Related party transactions	141
26. Other disclosure requirements	142
Appendix 1 - CaixaBank investments in subsidiaries of the CaixaBank Group	143
Appendix 2 - CaixaBank stakes in agreements and joint ventures of the CaixaBank Group	145
Appendix 3 - CaixaBank investments in associates of the CaixaBank Group	146

1. Corporate information CaixaBank | 30 June 2020

1. Corporate information, basis of presentation and other information

CaixaBank, S.A. (hereinafter, CaixaBank - its trade name - or the Entity), is a Spanish public limited company registered in the Commercial Register of Valencia, Volume 10370, Folio 1, Sheet V-178351, and in the Special Administrative Register of the Bank of Spain, under number 2100. The Legal Entity Identifier (LEI) of CaixaBank is 7CUNS533WID6K7DGFI87, and its Tax ID No. (NIF) is A08663619. As of 1 July 2011, CaixaBank's shares are listed on the securities exchanges of Madrid, Barcelona, Valencia and Bilbao, in their continuous markets. The Entity’s registered office and tax address is Calle Pintor Sorolla, 2-4, Valencia.

The Entity's most relevant company milestones during its period of activity are:

The corporate purpose of CaixaBank mainly entails:

■	all manner of activities, operations, acts, contracts and services related to the banking sector in general, including the provision of investment services and ancillary services and the performance of the activities of an insurance agency;

■	receiving public funds in the form of irregular deposits or in other similar formats, for the purposes of application on its own account to active credit and microcredit operations, and other investments, providing customers with services including dispatch, transfer, custody, mediation and others; and

■	acquisition, holding, enjoyment and disposal of all manner of securities and drawing up takeover bids and sales of securities, and of all manner of ownership interests in any entity or company.

1. Corporate information CaixaBank | 30 June 2020

CaixaBank is the parent company of the financial conglomerate formed by the Group's entities that are considered to be regulated, recognising CaixaBank as a significant supervised entity, whereby CaixaBank comprises, together with the credit institutions of its Group, a significant supervised group of which CaixaBank is the entity at the highest level of prudential consolidation.

As a listed bank, it is subject to oversight by the European Central Bank and the Spanish national securities market regulator (the Comisión Nacional del Mercado de Valores, CNMV); however, the entities of the Group are subject to oversight by supplementary and industry-based bodies.

Since CaixaBank is a Spanish commercial enterprise structured as a public limited company, it is therefore subject to the amended text of the Spanish Corporate Enterprises Act ("Corporate Enterprises Act"), enacted by Royal Legislative Decree 1/2010 of 2 July and its implementing provisions. Furthermore, given that it is a listed company, it is also governed by the amended text of the Securities Markets Act, approved by Royal Legislative Decree 4/2015, of 23 October, and its implementing provisions.

The accompanying balance sheet has been drawn up by the Directors in accordance with the regulatory financial reporting framework applicable to the Entity at 30 June 2020, established by Bank of Spain Circular 4/2017, of 27 November, and its successive amendments effective at the end of the half year.

The balance sheet, which was prepared from the accounting records of CaixaBank, is presented in accordance with the regulatory financial reporting framework applicable to it and, in particular, with the accounting principles and rules contained therein and, accordingly, present fairly the Entity’s equity and financial position.

The figures are presented in millions of euros unless another monetary unit is stated. Certain financial information in these notes to the balance sheet was rounded off and, consequently, the figures shown herein as totals may differ slightly from the arithmetic sum of the individual figures given before them. Similarly, in deciding what information to disclose in these notes to the balance sheet, its materiality was assessed in relation to the period.

Accounting standard issued by the Bank of Spain that has come into effect during 2020

On 11 June 2020, the Bank of Spain published a double amendment to Circular 4/2017 on public and reserved financial information standards for credit institutions. On the one hand, Circular 2/2020 was approved for the purpose of transposing the latest developments introduced to the International Financial Reporting Standards adopted by the European Union (among of which the new definition of business established in the IFRS 3 is worth noting). On the other hand, Circular 3/2020 was approved with the aim of avoiding automation and allowing further flexibility in applying expert judgement to classify refinancing operations by credit risk in the current economic scenario caused by the COVID-19 health crisis and considering the recommendations of banking regulators and supervisors from across the world.

The balance sheet and explanatory notes to the balance sheet have been drawn up by the Board of Directors of CaixaBank in the meeting held on 23 September 2020.

The preparation of the balance sheet required the Board of Directors to make certain judgements, estimates and assumptions in order quantify some of the assets, liabilities and obligations shown therein. These judgements and estimates mainly refer to:

■	The measurement of goodwill and intangible assets (Notes 2.15 and 15).

■	The term of the lease agreements used in the assessment of the lease liabilities (Note 2.18).

■	The fair value of assets, liabilities and contingent liabilities in the context of the purchase price allocation in business combinations.

■	Impairment losses on financial assets, and of the fair value of guarantees associated thereto, according to their classification in accounts, which entail the need to make judgments regarding: i) the consideration of “significant increase in credit risk” (SICR); ii) the definition of default; and ii) the inclusion of forward-looking information (Notes 2.7 and 3.3.2.3).

1. Corporate information CaixaBank | 30 June 2020

■	The measurement of investments in group entities, joint ventures and associates (Note 13).

■	Determination of the share of profit/(loss) of associates (Note 13).

■	The classification, useful life and impairment losses of tangible and intangible assets (Notes 14 and 15).

■	Impairment losses on non-current assets and disposal groups classified as held for sale (Note 17).

■	Actuarial assumptions used to measure post-employment liabilities and commitments (Note 19).

■	The measurement of the provisions required to cover labour, legal and tax contingencies (Note 19).

■	The capitalisation and recoverability of tax assets (Note 21).

■	The fair value of certain financial assets and liabilities (Note 24).

These estimates were made on the basis of the best information available at the date of preparation of this balance sheet and explanatory notes, considering the uncertainties existing on the date derived from the impact of COVID-19 in the current economic environment. However, events may occur that make it necessary for them to be changed in the future, which, in line with applicable regulations, would be recognised prospectively.

The figures at 31 December 2019 contained in the accompanying balance sheet and the explanatory notes thereto are presented solely for purposes of comparison with information at 30 June 2020.

The nature of the most significant operations carried out by the Entity do not have a relevant cyclical or seasonal nature.

At 30 June 2020, the Entity held no direct ownership interest equal to or greater than 5% of the capital or voting rights in any credit institution other than the investments in subsidiaries and associates listed in Appendices 1 and 3.

During the first six months of 2020, CaixaBank complied with the minimum reserve ratio required by applicable regulations.

1. Corporate information CaixaBank | 30 June 2020

In order to accommodate the position of the Entity to the environment arising from the expansion of COVID-19 and to the measures rolled out by the authorities to slow the spread (see Note 3.1), in its sessions of 26 March and 16 April 2020, the Board of Directors agreed the following:

■	To cancel the Ordinary Annual General Meeting, which was announced on 25 February 2020, and which was scheduled for 2 and 3 April 2020 at first and second call, respectively, and reschedule it for 21 and 22 May 2020 at first and second call, respectively.

■	To revoke the proposal to apply the profit agreed by the Board of Directors on 20 February 2020, which was included as point four of the agenda of the Annual General Meeting, published on the website of the Spanish national securities market regulator (Comisión Nacional del Mercado de Valores, CNMV) on 25 February 2020.

■	To reduce the proposed cash dividend for 2019 to EUR 0.07 per share from EUR 0.15 per share, in an exercise of prudence and social responsibility; resulting in a payout of 24.6%. The dividend was paid on 15 April 2020 as a single interim dividend for 2019 (see Note 5).

The new agreed proposal for the distribution of the profits of 2019, which includes the corresponding declaration from the Entity's accounts auditor, pursuant to the provisions of Article 40.6 bis of Royal Decree-Law 8/2020, of 17 March, on the extraordinary urgent measures to address the economic and social impact of COVID-19, is as follows:

DISTRIBUTION OF THE PROFITS OF CAIXABANK, S.A. PROPOSED BY THE BOARD OF DIRECTORS IN ITS SESSION OF 16 APRIL 2020
(Millions of euros)

2019
Basis of appropriation
Profit/(loss) for the year	2,074
Appropriation:
To dividends (1)	418
To reserves	1,656
To legal reserve (2)	0
To voluntary reserve (3)	1,656
NET PROFIT FOR THE YEAR	2,074

(1) Amount corresponding to the payment of the dividend of EUR 0.07 per share in cash on 15 April 2020. Treasury stock on the date of the payment of the dividend have been excluded given that, pursuant to the requirements of the Corporate Enterprises Act, dividends cannot be paid to treasury stock.
(2) It is not necessary to transfer part of the 2019 profit to the legal reserve, as this reserve has reached 20% of the share capital (art. 274 of the Spanish Corporate Enterprises Act).
(3) Estimated amount allocated to the voluntary reserve. This amount will increase by the same amount as the amount earmarked for payment of the final dividend decreases (see Note 1 above). Remuneration of AT1 capital instruments corresponding to 2019 issued by CaixaBank, totalling EUR 133 million, will be deemed to have been paid, with this amount charged to voluntary reserves.

■	After considering the new regulatory and supervisory aspects, among others, the impact of the standards laid down in the Capital Requirements Directive V (CRD V) with regard to the composition of the Pillar 2 Requirement (P2R), reduce to 11.5% the objective of the CET1 capital adequacy ratio laid down in the 2019-2021 Strategic Plan for December 2021, revoking the objective of a 12% CET1 ratio plus a buffer of 1% that was set aside to absorb impacts of the implementation of Basel developments (Basel IV) and other regulatory impacts, the implementation of which is now expected to be delayed.

■	As regards the dividend policy in force comprising the distribution of a cash dividend above 50% of the consolidated net profit, to exclusively modify it for 2020, to distribute a cash dividend of no more than 30% of the reported consolidated net profit. The Board of Directors stated its intention of allocating at least an amount above 50% of consolidated net profit to the cash remuneration for future financial years, once the circumstances that have brought about this amendment have ceased.

■	It has announced future plans to distribute any capital that exceeds the CET1 capital adequacy ratio of 12% as a final dividend and/or buy-back shares. This extraordinary payout of excess capital will be conditional on the macroeconomic situation in which the Group operates returning to normal and will not take place in any event before 2021.

1. Corporate information CaixaBank | 30 June 2020

In no case will the remuneration of preference shares eventually convertible into outstanding shares (Additional Tier 1) be affected by prior agreements, and it will continue to be paid in accordance with the regulatory and supervisory framework in force.

After these decisions, the regulatory capital adequacy ratios at 31 December 2019 are as follows:

CAPITAL ADEQUACY RATIOS - 31-12-2019
(Percentage)
	RATIOS REPORTED	RATIOS AFTER REDUCTION OF THE DIVIDEND
Common Equity Tier (CET1)	12.00%	12.40%
Tier 1	13.50%	13.90%
Total capital	15.70%	16.00%
Subordinated MREL	19.60%	19.90%
Total MREL	21.80%	22.20%
Pro-forma total MREL *	22.50%	22.80%
MDA distance	325 bp	378 bp
(*) Pro-forma issuance of EUR 1,000 million in senior preferred debt in January 2020 (see Note 18).

Following a principle of prudence in the variable remuneration, and as an act of joint responsibility between CaixaBank's Senior Management and the Entity in view of the economic impact expected from the exceptional economic and social situation created by COVID-19, the Chief Executive Officer and members of the Management Committee have decided to waive their variable remuneration for 2020; both their yearly Bonus and their participation in the second cycle of the 2020 Long-Term Incentives Plan. In addition, it has been agreed not to propose the granting of shares in this second cycle of the Long-Term Incentives Plan for the other 78 managers included therein.

In its session of 17 September 2020, the Board of Directors approved and entered the shared project involving the takeover merger of Bankia, S.A. (“Bankia”, absorbed company) by CaixaBank (absorbent company).

Based on the financial, tax and legal review (due diligence) and the valuation of CaixaBank and Bankia shares conducted by their respective financial advisers, an exchange ratio of 0.6845 shares of CaixaBank for each share of Bankia was agreed. The exchange will be carried out by means of newly issued CaixaBank shares.

This shared merger project will be submitted for approval by the General Shareholders' Meetings of CaixaBank and Bankia, which are expected to be held in November 2020. Once the merger has been approved and the required administrative authorisations have been obtained, CaixaBank will acquire all the rights and obligations of Bankia through universal succession. The merger is expected to be completed in the first quarter of 2021.

As a result of this operation:

■	The generation of annual synergy costs of approximately EUR 770 million and new annual revenue of around EUR 290 million is expected.

■	The entity's adequacy targets will be set at a CET1 ratio between 11.0% and 11.5%, without considering IFRS 9 transitional adjustments, and a buffer between of 250 and 300 basis points over the regulatory SREP requirement.

■	Earnings per CaixaBank share are expected to rise in 28% with respect to the market estimates for 2022.

Once the merger has been completed, the stake in CaixaBank held by CaixaBank de Criteria Caixa, S.A.U. (and indirectly by Fundación Bancaria Caja de Ahorros y Pensiones de Barcelona, “la Caixa”) will continue to be approximately 30% of its shares capital, the FROB (via BFA Tenedora de Acciones, S.A.) acquiring a significant stake in CaixaBank, approximately 16%.

1. Corporate information CaixaBank | 30 June 2020

Shareholders Agreement Expiration

On 3 August 2020, the CaixaBank Shareholders' Agreement that was signed on 3 August 2012 on the occasion of the merger by absorption of Banca Cívica, S.A. expired upon expiration of its term.

Between 30 June 2020 and the date that this balance sheet and the explanatory notes thereto were authorised for issue, no additional events occurred with a material impact that are not described in the remaining explanatory notes.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

2. Accounting policies and measurement bases

The following accounting principles and policies and measurement bases were applied in the preparation of the balance sheet at 30 June 2020.

Subsidiaries

The Entity considers as subsidiaries companies over which it has the power to exercise control. Control is evidenced when it has:

■	power to direct the relevant activities of the investee, i.e. the rights (legal or by-law provisions or through agreements) that confer the ability to direct the activities of the investee that significantly affect the investee’s returns,

■	the present (practical) ability to exercise the rights to exert power over the investee to affect its returns, and,

■	exposure, or rights, to variable returns from its involvement with the investee.

In general, voting rights give the ability to direct the relevant activities of an investee. To calculate voting rights, all direct and indirect voting rights, as well as potential voting rights (e.g. call options on equity instruments of the investee) are considered. In some circumstances, a company may have power to direct the activities without holding a majority of the voting rights.

In these cases, the investor considers whether it has the practical ability to direct the relevant activities unilaterally (financial and operating decisions, or appointing and remunerating governing bodies, among others).

Joint ventures

The Entity considers as joint ventures those which are controlled jointly under a contractual arrangement, by virtue of which, decisions on relevant activities are made unanimously by the entities that share control with rights over the net assets.

Associates

Associates are companies over which the Entity exercises significant direct or indirect influence, but which are not subsidiaries or joint ventures. In the majority of cases, significant influence is understood to exist when the company holds 20% or more of the voting rights of the investee. If it holds less than 20%, significant influence is evidenced by the circumstances indicated in Circular 4/2017. These include representation on the board of directors, participation in policy-making processes, material transactions between the entity and its investee, interchange of managerial personnel or the provision of essential technical information.

Exceptionally, those not considered associates are companies in which more than 20% of the voting rights is held, but it can clearly be demonstrated that significant influence does not exist and, therefore, the Entity lacks the power to govern the entity’s financial and operation policies. Based on these criteria, at 31 December 2018, the Entity held certain equity investments for very insignificant amounts, ranging from 20% to 50% classified under “Financial assets at fair value with changes in other comprehensive income”.

Erste Group Bank AG

The most representative investment in which it has significant influence with a stake of less than 20% is Erste Group Bank AG. There is a preferred partnership agreement between Erste’s controlling shareholder (the Erste Foundation) and CaixaBank that confirms the amicable nature and long-term outlook of the investment, a corporate and sales collaboration agreement between Erste Bank and CaixaBank. Under this agreement, CaixaBank i) can appoint two directors to Erste's Supervisory Board; ii) it votes in the Annual General Meeting in the same sense as the Erste Foundation only as regards to the choice of members of the Supervisory Board; and iii) it is one of the Austrian bank's stable shareholders, alongside a group of Austrian savings banks and some of their foundations, and the WSW holding company, jointly holding a share of around 30% of the capital.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Valuation and impairment

Equity investments in Group companies, joint ventures and associates are initially measured at cost, i.e. the fair value of the consideration paid plus directly attributable transaction costs. The value of any preferential subscription rights acquired is also included in the initial measurement.

These investments are subsequently measured at cost less any accumulated impairment losses.

The investments are assessed for impairment at least at the end of each reporting period and whenever there is objective evidence that a carrying amount may not be recoverable. The impairment is calculated as the difference between the carrying amount and recoverable amount, which is the higher of its current fair value less costs to sell and the present value in use of the investment.

Impairment losses and any reversals are recognised as an expense or income, respectively, in the statement of profit or loss.

Where an impairment loss reverses, the carrying amount of the investment is increased, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised.

Classification of the financial assets

The criteria established by the regulatory accounting framework for classifying financial instruments is set out below:

Equity investments in Group companies, joint ventures and associates are an exception to the aforementioned general assessment criteria. In general, the Entity irrevocably exercises the option in the initial recognition by including - in the portfolio of financial assets at fair value with changes in other comprehensive income - investments in equity instruments that are not classified as held for trading and that, in the event of not exercising this option, would be classified as financial assets compulsorily measured at fair value through profit or loss.

With respect to the evaluation of the business model, this does not depend on the intentions for an individual instrument, but rather the determination is made for a set of instruments, taking into account the frequency, amount and calendar of sales in previous financial years, the reasons for said sales and expectations of future sales. The infrequent or insignificant sales, those near to the maturity of the asset and driven by increased credit risk of the financial assets or to manage the concentration risk, among others, can be compatible with the model of holding assets to receive contractual cash flows.

It is important to underline that the sale of financial assets held in the amortised cost portfolio as a result of the Entity's change of view arising from the COVID-19 effects cannot be considered a change in the business model or does not involve an accounting

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

reclassification of the securities held in this portfolio, as these were correctly reclassified when the business model was assessed without the global crisis caused by COVID-19 being a reasonably possible scenario. If the completed sales and those expected to be made during the crisis are significant in terms of value or frequency, based on the exceptions foreseen in the regulatory framework, we consider that these would also be consistent with a business model of maintaining financial assets to obtain contractual cash flows, as the current conditions and the reasons that give rise to the need to sell classified assets in the amortised cost portfolio are and will be obviously extraordinary and transitory in nature and can be framed within an identifiable time frame.

More specifically, the fact that the Entity expects to make regular sales, focusing on loans (or similar financial assets) that have experienced a drop in credit risk levels, is not inconsistent with how those loans are classified under a business model that holds financial assets to receive contractual cash flows. These sales are not counted for the purpose of determining the frequency of sales and their materiality will, therefore, remain separate from the tracking ratios.

As regards the assessment in relation to whether the cash flows of an instrument solely represent payments of principal and interest, the Entity carries out a series of judgements when assessing such compliance (SPPI test), the following being the most significant:

■	Modified time value of money: in order to assess whether the interest rate of a particular operation incorporates some consideration other than that linked to the passage of time, the Entity considers factors such as the currency in which the financial asset is denominated and the term for which the interest rate is established. In particular, the Entity performs a regular analysis for operations that present a difference between the holding period and the review frequency, whereby they are compared with another instrument that does not present such differences within a tolerance threshold.

■	Exposure to risks inconsistent with a basic lending arrangement: an assessment is conducted on whether the contractual features of financial assets introduce exposure to risks or volatility in the contractual cash flows unrelated to a basic lending arrangement, such as exposure to changes in equity or commodity prices, in which case they would not be considered to pass the SPPI test.

■	Clauses that amend the schedule or amounts of cash flows: the Entity considers the existence of contractual conditions by virtue of which the schedule or amount of the contractual flows of the financial asset can be modified. This applies to: (i) assets containing contractual conditions allowing the principal to be totally or partially redeemed in advance: (ii) assets with contractual conditions allowing their maturity to be extended, or (iii) assets in which the interest due can vary according to a non-financial variable included in the contract. In these instances, the Entity evaluates whether the contractual cash flows that the instrument may generate over its life due to this contractual condition are solely payments of principal and interest on the principal amount outstanding and may include a reasonable additional compensation in the event of an early termination of the contract.

■	Leverage: financial assets with leverage, i.e. those in which the variability of the contractual flows increases such that they do not have the economic characteristics of interest, cannot be considered financial assets that pass the SPPI test (e.g. derivative instruments such as simple option contracts).

■	Subordination and loss of the right to receive payment: the Entity evaluates any contractual clauses that may result in a loss of rights to receive payment of principal and interest on the principal amount outstanding.

■	Currency: in analysing whether the contractual cash flows are solely payments of principal and interest on the principal amount outstanding, the Entity takes into consideration the currency in which the financial asset is denominated in order to assess the characteristics of the contractual flows, for instance by assessing the component corresponding to the time value of money based on the benchmark used for setting the financial asset's interest rate.

■	Contractually linked instruments: with respect to positions in contractually linked instruments, a ‘look through to’ analysis is performed, and on the basis of this analysis it is considered whether the flows derived from this type of asset consist solely of payments of principal and interest on the principal amount outstanding. Specifically, this is considered to be the case if:

◆	the contractual terms of the tranche being assessed for classification (without looking through to the underlying pool of financial instruments) give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding (for example, the interest rate on the tranche not linked to a commodity index);

◆	the underlying pool of financial instruments comprises one or more instruments with contractual cash flows that are solely payments of principal and interest on the principal amount outstanding; and

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

◆	the exposure to the credit risk inherent in the tranche is equal to or lower than the exposure to the credit risk of the underlying pool of financial instruments (for example, the credit rating of the tranche being assessed for classification is equal to or higher than the credit rating that would apply to a single tranche comprising the underlying pool of financial instruments). Therefore, if the rating of the tranche is equal to or greater than that of the vehicle, this condition will be considered to have been met.

■	The underlying group of instruments referred to in section ii) above could also include instruments that reduce the variability of the flows of that group of instruments such that, when they are combined with these instruments, they generate flows that are solely payments of principal and interest on the principal amount outstanding (e.g. an interest rate ceiling or floor option or a contract that reduces the credit risk associated with the instruments). It could also include instruments that allow the flows from the tranches to be aligned with the flows from the group of underlying instruments in order to settle exclusively the differences in the interest rate, the currency in which the flows are denominated (including inflation) and the timing of cash flows.

■	Assets without personal liability (non- recourse): the fact that a particular financial asset does not have any personal liability associated with it does not necessarily mean it must be considered a Non-SPPI financial asset. In these situations, the Group assesses the underlying assets or cash flows to determine whether they consist solely of payments of principal and interest on the principal amount outstanding, regardless of the nature of the underlying assets in question.

■	In particular, in the case of financing operations for projects that are repaid exclusively with the incomes from the projects being financed, the Entity analyses whether the cash flows that are contractually determined to be principal and interest payments do indeed represent the payment of principal and interest on the principal amount outstanding.

■	Negative compensation (symmetrical clauses): certain instruments incorporate a contractual clause whereby, if the principal amount outstanding is either fully or partially repaid early, the party that chooses to end the contract early – whether it is the debtor or the creditor – is able to receive fair additional compensation despite being the party choosing to end the contract early. This is the case, for instance, of so-called symmetrical clauses found in certain fixed-rate financing instruments. These clauses stipulate that when the creditor executes the option to make a repayment in advance, there must be compensation for the early termination of the contract, and this compensation will be in either the debtor's or the creditor's favour depending on how interest rates have fluctuated between the initial grant date and the date on which the contract is terminated early.

■	The fact that a financial instrument incorporates this contract term, known as negative compensation, does not necessarily mean that the instrument in question must be considered Non-SPPI. A financial instrument that would otherwise have met the conditions to be considered SPPI-compliant had it not been for the incorporation of fair additional compensation for the early termination of the contract (to be either received or paid by the party that decides to terminate the contract early) will be eligible to be measured at amortised cost or at fair value with changes in another comprehensive income, as determined by the business model.

In cases where a characteristic of a financial asset is not congruous with a basic loan agreement, i.e. the asset has characteristics that give rise to contractual flows other than payments of principal and interest on the principal amount outstanding, the Group will assess the materiality and probability of occurrence in order to determine whether this characteristic or element should be taken into consideration when evaluating the SPPI test.

With respect to the materiality of a characteristic of a financial asset, the assessment performed by the Entity involves estimating the impact it could have on the contractual flows. The impact of such an element is considered not material when it entails a change of less than 5% in the expected cash flows. This tolerance threshold is determined on the basis of the expected contractual flows, without any discounting.

If the characteristic of an instrument could have a significant impact on the contractual flows but that characteristic affects the contractual flows of the instrument solely if an event occurs that is considered to be extremely exceptional, highly anomalous and highly unlikely, the Entity will not take that characteristic or element into consideration when assessing whether the contractual cash flows from the instrument are solely payments of principal and interest on the principal amount outstanding.

Classification of the financial liabilities

Financial liabilities are classified under: “Financial liabilities held for trading”, “Financial liabilities designated at fair value through profit or loss” and “Financial liabilities at amortised cost”, unless they must be presented under “Liabilities included in disposal groups classified as held for sale” or relate to “Fair value changes of the hedged items in portfolio hedge of interest rate risk” or “Derivatives - Hedge accounting”, which are presented separately.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Particularly, the portfolio "Financial liabilities at amortised cost": includes financial liabilities not classified as financial liabilities held for trading or as other financial liabilities at fair value through profit or loss. The balances recognised in this category, irrespective of the substances of the contractual arrangement and maturity of such liabilities, arise from the ordinary capture activities of credit institutions.

Initial recognition and measurement

Upon initial recognition, all financial instruments are recognised at fair value. For the financial instruments that are not registered at fair value through profit or loss, the fair value amount is adjusted, adding or deducting transaction costs directly attributable to the acquisition or issuance thereof. In the case of financial instruments at fair value through profit or loss, the directly attributable transaction costs are immediately recognised in the statement of profit or loss.

The transaction costs are defined as expenses directly attributable to the acquisition or drawdown of a financial asset, or to the issuance or assumption of a financial liability, which would not have been incurred if the Entity had not made the transaction. These include fees paid to intermediaries (such as prescribers); mortgage arrangement expenses borne by the Entity; and part of the costs of personnel in the Risk Acceptance Centres. Under no circumstances are the internal administrative costs or those deriving from prior research and analysis considered transaction costs.

The Entity uses analytical accounting tools to identify direct and incremental transaction costs of asset operations. These costs are included in determining the effective interest rate, which is reduced for financial assets, thus, the costs are accrued throughout the duration of the transaction.

Subsequent measurement of the financial assets

After its initial recognition, the Entity measures a financial asset at amortised cost, at fair value with changes in other comprehensive income, at fair value through profit or loss, or at cost.

The receivables for trading operations that do not have a significant financing component and the commercial loans and short-term debt instruments that are initially measured by the price of the transaction or its principal, respectively, continue to be measured by said amount less the correction of value due to estimated impairment as described in Note 2.7.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Income and expenses of the financial assets and liabilities

The income and expenses of financial instruments are recognised according to the following criteria:

Reclassifications between financial instrument portfolios

Only in the event the Entity decides to change its financial asset management business model would all the affected financial assets be reclassified according to the provisions set out in IFRS 9. This reclassification would be carried out prospectively from the date of the reclassification. In accordance with the IFRS 9 approach, in general, changes in the business model occur very infrequently. Financial liabilities cannot be reclassified between portfolios.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

The Entity uses financial derivatives as a financial risk management tool, mainly the structural interest rate risk (see Note 3). When these transactions meet certain requirements, they qualify for hedge accounting.

When a transaction is designated as a hedge, this is done at inception of the transaction or of the instruments included in the hedge and a technical note of the transaction is documented in accordance with the regulations in force. The hedge accounting documentation duly identifies the hedging instrument/s and hedged item/s, the nature of the risk to be hedged and the way in which the Entity assesses whether the hedging relationship meets the requirements of hedging effectiveness (together with the analysis of the causes of failed protection and the way in which the coverage ratio is determined).

For the purpose of verifying the effectiveness requirement:

A	there must be an economic relationship between the hedged item and the hedging instrument;

B	the credit risk of the hedged item's counterparty or of the hedging instrument should not have a dominant effect on changes in value resulting from said economic relationship; and

C	it is essential to comply with the coverage ratio of the hedging accounting relationship, which is defined as the relationship between the quantity of the hedged item and the quantity of the hedging instrument, and it must be the same as the coverage ratio used for management purposes.

Fair value hedges

Fair value hedges hedge the exposure to changes in fair value of financial assets and liabilities or unrecognised firm commitments, or an identified portion of such assets, liabilities or firm commitments, that is attributable to a particular risk and could affect the statement of profit or loss.

In fair value hedges, the gains or losses on the hedging instrument or on the hedged item for the portion attributable to the hedged risk are recognised in an asymmetrical way according to whether the hedged element is a debt instrument or an equity instrument:

■	Debt instruments: In fair value hedges, the gains or losses on the hedging instrument or on the hedged item for the portion attributable to the hedged risk are recognised in the statement of profit or loss, in the "Gains/(losses) from hedge accounting, net" section. Particularly, in fair value macro-hedges, gains or losses arising on the hedged items are balanced in “Assets – Fair value changes of the hedged items in portfolio hedge of interest rate risk” or “Liabilities – Fair value changes of the hedged items in portfolio hedge of interest rate risk” depending on the substance of the hedged item, rather than in the items under which the hedged items are recognised.

■	Equity instruments: the gains or losses on the hedging instrument or on the hedged item for the portion attributable to the hedged risk are recognised in the section "Accumulated other comprehensive income – Items that will not be reclassified to profit or loss – Failed fair value hedges of equity instruments measured at fair value with changes in other comprehensive income" of the balance sheet.

When hedging derivatives no longer meet the requirements for hedging accounting, they are reclassified as trading derivatives. The amount of the previously registered adjustments to the hedged item is attributed as follows:

■	Debt instruments: they are recognised in the heading "Gains/(losses) from hedge accounting, net" of the statement of profit or loss using the effective interest rate method at the date hedge accounting is discontinued.

■	Equity instruments: are reclassified to reserves under the heading "Accumulated other comprehensive income – Elements that will not be reclassified to profit or loss – Failed fair value hedges of equity instruments measured at fair value with changes in other comprehensive income" of the balance sheet.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Cash flow hedges

Cash flow hedges hedge exposure to variability in cash flows that is attributable to a particular risk associated with a recognised financial asset or liability or with a highly probable forecast transaction and could affect profit or loss.

The amount adjusted on the hedging item is recognised in “Accumulated other comprehensive income – Items that may be reclassified to profit or loss – Hedging derivatives. Reserve of cash flow hedges [effective portion]" where they will remain until the forecast transaction occurs, at which point it will be recognised in the statement of profit or loss in a symmetrical manner to the hedged cash flows. However, if it is expected that the transaction will not be carried out, it will be recognised immediately. The hedged items are recognised using the methods described in Note 2.2, without any changes for their consideration as hedged instruments.

A financial asset and a financial liability are offset and the net amount presented in the balance statement when, and only when, the Entity has a legally enforceable right to set off the recognised amounts and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously, taking the following into consideration:

■	The legally enforceable right to set off the recognised amounts should not be contingent on a future event and must be legally enforceable in all circumstances, including cases of default or insolvency of any or all of the counterparties.

■	Settlements that meet the following requirements are considered equivalent to 'net settlement': they totally eliminate or result in insignificant credit and liquidity risk; and settlement of the asset and liability is made in a single settlement process.

A breakdown of the offset transactions are presented below:

OFFSETTING OF FINANCIAL ASSETS AND LIABILITIES
(Millions of euros)
	30-06-2020			31-12-2019
	GROSS AMOUNT RECORDED (A)	AMOUNT OFFSET IN BALANCE SHEET (B)	NET AMOUNT IN BALANCE SHEET (C=A-B)	GROSS AMOUNT RECORDED (A)	AMOUNT OFFSET IN BALANCE SHEET (B)	NET AMOUNT IN BALANCE SHEET (C=A-B)
ASSETS
Financial assets held for trading – Derivatives	20,449	5,785	14,664	17,348	4,183	13,165
Financial assets at amortised cost - Loans and advances	229,495	5,025	224,470	212,877	3,934	208,943
Of which: Collateral	2,808	2,808		2,372	2,372
Of which: Reverse repurchase agreement *	1,521	1,521		572	572
Of which: Tax lease transaction	696	696		990	990
Derivatives - Hedge accounting	2,174	1,765	409	2,133		2,133
LIABILITIES
Financial liabilities held for trading – Derivatives	19,544	9,825	9,719	16,820	8,010	8,810
Financial liabilities at amortised cost	313,933	2,217	311,716	260,982	107	260,875
Of which: Other financial liabilities					(1,455)	1,455
Of which: Tax Lease	1,521	1,521		572	572
Of which: Repurchase agreement *	696	696		991	990	1
Derivatives - Hedge accounting	683	533	150	442		442

(*) Collateral exchange operations implemented through repos, whereby separate cancellation is not permitted. They are generally carried out at 12 months.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

All or part of a financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire or when the entity transfers the asset to an unrelated third party.

The accounting treatment of transfers of financial assets depends on the extent to which the risks and rewards associated with ownership of the transferred assets are transferred to third parties:

■	If all the risks and rewards of ownership of the transferred asset are substantially transferred (such as in the case of, among others: unconditional sales, a sale with an option to repurchase the financial asset at its fair value at the time of repurchase, a sale of a financial asset together with a put or call option that is deep-out-of-the-money, or asset securitisations in which the transferor does not retain any subordinated loans and does not provide any type of credit enhancement to the new owners), it is derecognised, and any rights or obligations retained or arising as a result of the transfer are simultaneously recognised.

■	If the risks and rewards of ownership of the transferred financial asset are substantially retained (such as in the case of, among others: sale and repurchase transactions where the repurchase price is a fixed price or the sale price plus a lender’s return, a securities lending agreement under which the borrower has the obligation to return the securities or similar), it is not derecognised and continues to be measured by the same criteria used before the transfer and the following are recognised:

◆	A financial liability equal to the consideration received, which is subsequently measured at amortised cost, unless it meets the requirements to be classified under other liabilities at fair value through profit or loss; and

◆	The income generated on the transferred (but not derecognised) financial asset and the expenses of the new financial liability, without offsetting.

■	If substantially all the risks and rewards of ownership of the transferred financial asset are neither transferred nor retained (such as in the case of, among others, a sale of a financial asset together with a put or call option that is neither deep-in-the-money nor deep-out-of-the-money, securitisations in which the transferor assumes a subordinated loan or other type of credit enhancement for part of the transferred asset), the following distinction is made:

◆	If the transferor does not retain control over the financial asset transferred, it is derecognised and any right or obligation retained or arising from the transfer is recognised; or

◆	If the transferor retains control over the financial asset transferred, it continues to recognise the asset for an amount equal to its exposure to changes in value of the asset, recognising a liability associated with the financial asset transferred. The net amount of the transferred asset and the associated liability shall be the amortised cost of the rights and obligations retained, if the asset is measured at amortised cost, or at fair value of the rights and obligations retained, if the transferred asset is measured at fair value.

In accordance with the terms of the transfer agreements in place, virtually the entire portfolio of loans and receivables securitised by the Entity does not meet the requirements to be derecognised from the balance sheet.

Financial liabilities shall equally be derecognised when the obligation specified in the contract is discharged or cancelled or expires.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Financial guarantees given

Financial guarantees are defined as contracts whereby the issuer thereof undertakes to make specific payments to reimburse the creditor for the loss incurred when a specific debtor fails to meet its payment obligations, irrespective of the legal form of the obligation, such as deposits (including those to participate in auctions and tenders), financial and technical guarantees, irrevocable documentary credits, insurance contracts or credit derivatives.

Financial deposits comprise all manner of deposits that directly or indirectly guarantee debt securities such as loans, credit facilities, finance leases and deferred payment arrangements for all types of debt.

All these operations are recognised under the memorandum item “Guarantees given” in the balance sheet.

Financial guarantees and guarantee contracts are recognised upon execution at fair value plus transaction costs, which is equal to the premium received plus the present value of the future cash flows, under "Financial assets at amortised cost” with a balancing entry in “Financial liabilities at amortised cost – Other financial liabilities” or “Other liabilities”. Fair value changes of the contracts are recognised as financial income in the statement of profit or loss.

Financial guarantee and guarantee contract portfolios, regardless of the guarantor, instrumentation or other circumstances, are reviewed periodically so as to determine the credit risk to which they are exposed and, if appropriate, estimate any provision required. The credit risk is determined by applying criteria similar to those established for quantifying impairment losses on debt securities measured at amortised cost as set out in Note 19, except in the case of technical guarantees, where the criteria set out in Note 2.20 are applied.

Provisions set aside for this type of arrangement are recognised under "Provisions – Commitments and guarantees given" on the liability side of the balance sheet, and under "Provisions – Other provisions"; as regards the latter, if the financial guarantees given are classified as written-off operations pending execution by third parties. Additions to and reversals of provisions are recognised in the statement of profit or loss.

Should it become necessary to establish provisions for these financial guarantees, any fees that may accrue on these transactions in the future which would be recognised in “Financial liabilities at amortised cost – Other financial liabilities” are reclassified to “Provisions – Commitments and guarantees given”.

Financial guarantees received

No significant guarantees or collateral were received with regard to which there is authorisation to sell or repledge without default by the owner of the guarantee or collateral, except for the collateral inherent to the Entity's treasury activity (see Note 3.12).

The Entity applies the requirements on impairment of debt instruments that are measured at amortised cost and at fair value with changes in other comprehensive income, as well as other exposures that involve credit risk, such as loan commitments given, financial guarantees given and other commitments given.

The aim of the regulatory accounting framework requirements as regards impairment is to ensure recognition of the credit losses of operations, assessed collectively or individually, considering all the reasonable and substantiated information available, including information of a prospective nature.

Impairment losses on debt instruments in the period are recognised as an expense in the statement of profit or loss. The impairment losses of debt instruments at amortised cost are recognised against a corrective account of provisions that reduces the

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

carrying amount of the asset, whereas those of instruments at fair value with changes in other comprehensive income are recognised against accumulated other comprehensive income.

The provisions to cover impairment losses in exposures involving credit risk other than debt instruments are recorded as a provision under the heading "Provisions – Commitments and guarantees given" on the liabilities side of the balance sheet. Additions to and reversals of these provisions are recognised in the statement of profit or loss.

For the purpose of recording the hedging for impairment losses of debt instruments, the following definitions must be taken into account in advance:

A	Credit losses: these correspond to the difference between all the contractual cash flows owed to the Entity in accordance with the financial asset's contract and all the cash flows that it is due to receive (i.e. all the insufficiency of cash flows), discounted at the original effective interest rate or, for financial assets that were purchased with or that originated with credit impairment, discounted at the effective interest rate adjusted to reflect credit quality, or the interest rate on the date referred to in the financial statements in the case of a variable rate.

In the case of the loan commitments given, the contractual cash flows that would be owed to the Entity in the event the loan commitment were drawn down are compared to the cash flows that it would expect to receive if the commitment were drawn down. In the case of financial guarantees given, the payments that the Entity expects to make are taken into account, less the cash flows that are expected to be received from the guaranteed holder.

The Entity estimates the cash flows of the operation during its expected life taking into account all the contractual terms and conditions of the operation (such as early repayment, extension, redemption and other similar options). In extreme cases when it is not possible to reliably estimate the expected life of the operation, the Group uses the remaining contractual term of the operation, including extension options.

The cash flows taken into account include those deriving from the sale of collateral, taking into account the cash flows that would be obtained from the sale thereof, less the amount of the costs required to obtain them, maintenance and their subsequent sale, or other credit improvements that form an integral part of the contractual conditions, such as financial guarantees received. In addition, the Entity also takes into account any eventual income from the sale of financial instruments when measuring the expected loss.

If the Entity's current non-performing asset reduction strategy foresees loan sales and other accounts receivable whose credit risk has increased (exposure classified at Stage 3), then the Entity will retain any asset affected by this strategy under the model for retaining assets to receive their contractual cash flows, thus they are classified in the portfolio of 'Financial assets at amortised cost', provided that their flows only include payments of principal and interest. Similarly, until they no longer intend to make sales, the corresponding credit risk provision takes into account the price to be received from a third party.

B	Expected credit losses: these are the weighted average of the credit losses, using as weighting the respective risks of default events. The following distinction will be taken into account:

■	Expected credit losses during the life of the operation: these are expected credit losses resulting from all the possible default events during the expected life of the operation.

■	Expected credit losses at twelve months: these are the part of the credit losses expected during the life of the operation corresponding to the expected credit losses resulting from any default events during the twelve months following the reference date.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

The amount of the provisions to cover impairment loss is calculated according to whether there has been a significant increase in credit risk since the operation's initial recognition, and whether a default event has occurred:

The Entity classifies as impairments the debt instruments, whether due or not, for which after analysing them individually, it considers the possibility of recovery to be remote and proceeds to derecognise them, without prejudice to any actions that may be initiated to seek collection until their contractual rights are extinguished definitively by expiry of the statute-of-limitations period, forgiveness or any other cause.

This category includes i) non-performing operations due to customer arrears older than four years, or, before the end of the four-year period when the amount not secured by effective guarantees is fully covered for more than two years, and ii) operations made by borrowers declared to be insolvent which have entered or will enter the liquidation phase. In both cases, the operations are not considered to be write-offs if they have effective collateral that covers at least 10% of its gross carrying amount.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Notwithstanding the above, to reclassify transactions to this category before these terms expire, the Entity must demonstrate these transactions' remote recuperability.

Based on the Entity's experience of recoveries, it deems the recovery of the remaining balance of mortgage operations remote when there is no additional collateral once the good has been recovered, and therefore, the aforementioned remainder is classified as a write-off.

When the contractual cash flows of a financial asset are modified or the financial asset is replaced with another, and the modification or exchange does not cause it to be derecognised from the balance sheet, the Entity recalculates the gross carrying amount of the financial asset, taking into account the modified flows and the effective interest rate applicable before the modification, and recognises any difference that emerges as a loss or gain due to a change in the profit or loss of the period. The amount of the directly attributable transaction costs raises the carrying amount of the modified financial asset and it will be amortised during the remainder of its life, which will require the company to recalculate the effective interest rate.

Regardless of its subsequent classification, in the event that an operation is bought with or originates with credit impairment, its hedging would be equal to the accumulated amount of the changes in the credit losses after the initial recognition, and the interest income of these assets would be calculated by applying the effective interest rate adjusted to reflect credit quality at the amortised cost of the instrument.

According to the provisions of the regulation, these relate to operations in which the customer has, or will foreseeably have, financial difficulty in meeting its payment obligations under the contractually agreed terms and, therefore, has amended the agreement, cancelled the agreement and/or arranged a new operation.

These operations may derive from:

■	A new transaction (refinancing operation) granted that fully or partially cancels other transactions (refinanced operations) previously extended by any of the Entity’s companies to the same borrower or other companies forming part of its economic group that become up-to-date on its payments for previously past-due loans.

■	The amendment of the contractual terms of an existing operation (restructured operations) that changes its repayment schedule (grace periods, extension of loan maturities, reduction in interest rates, changes in the repayment schedule, extension of all or part of the capital on maturity, etc.).

■	The activation of contract clauses agreed at source that extend the debt repayment terms (flexible grace period).

■	The partial cancellation of the debt without the contribution of funds by the customer (foreclosure, purchase or received in lieu of payment of the collateral, or forgiveness of capital, interest, fees and commissions or any other cost relating to the loan extended to the borrower).

The existence of previous defaults is an indication of financial difficulty. Unless otherwise demonstrated, a restructuring or refinancing operation is assumed to exist when the amendment to contractual terms affects operations that have been past due for more than 30 days at least once in the three months prior to the amendment. However, previous defaults are not a requirement for an operation to be classified as refinanced or restructured.

The cancellation of an operation, changes in the contractual terms or the activation of clauses that delay payments when the customer is unable to meet future repayment obligations can also be classified as refinancing/restructuring.

In contrast, debt renewals and renegotiations may be granted when the borrower does not have, or is not expected to have, financial difficulties; i.e. for business reasons, not to facilitate repayments.

For an operation to be classified as such, the borrower must have the capacity to obtain credit from the market, at the date in question, for a similar amount and on similar terms to those offered by the Entity. In turn, these terms must be adjusted to reflect the terms offered to borrowers with a similar risk profile.

In general, refinanced or restructured operations and new operations carried out for refinancing are classified in the watch-list performing category. However, according to the particular characteristics of the operation, they are classified as non-performing

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

when they meet the general criteria for classifying debt securities as such, and specifically i) operations backed by an unsuitable business plan, ii) operations that include contractual clauses that delay repayments in the form of interest-only periods longer than 24 months, iii) operations that include amounts that have been removed from the balance sheet having been classified as unrecoverable that exceed the coverage applicable according to the percentages established for operations in the watch-list performing category, and iv) when pertinent restructuring or refinancing measures may result in a reduction of the financial obligation higher than 1% of the net present value of the expected cash flows. Additionally, refinanced operations cannot be migrated to stage 2 until their repayment has been ongoing for 12 months.

Refinanced or restructured operations and new operations carried out for refinancing are classified as watch-list performing for a trial period until all the following requirements are met:

■	After reviewing the borrower’s asset and financial position, it is concluded that they are unlikely to have financial difficulties and therefore it is highly probable that they will meet their obligations vis-à-vis the entity in both time and form.

■	A minimum period of two years has elapsed from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification from the non-performing category.

■	The borrower has covered all the principal and interest payments from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification from the non-performing category. Additionally: i) the borrower has made regular payments of an amount equivalent to the whole amount (principal and interest) falling due at the date of the restructuring or refinancing operation, or that were derecognised as a result of it; or ii) when it is deemed more appropriate given the nature of the operations, the borrower complies with other objective criteria that demonstrate their payment capacity.

If there are contractual clauses that may delay repayments, such as grace periods for the principal, the operation will remain classified as watch-list performing until all criteria are met.

■	The borrower must have no other operations with past due amounts for more than 30 days at the end of the period.

When all the above requirements are met, the operations are no longer classified as refinancing, refinanced or restructured operations in the financial statements.

During the previous trial period, further refinancing or restructuring of the refinancing, refinanced or restructured operations, or the existence of amounts that are more than 30 days overdue in these operations, will mean that the operations are reclassified as non-performing for reasons other than arrears, provided that they were classified in the non-performing category before the start of the trial period.

Refinanced and restructured operations and new operations carried out for refinancing remain classified as non-performing until they meet the general criteria for debt instruments; specifically the following requirements:

■	A period of one year has elapsed from the refinancing or restructuring date.

■	The borrower has covered all the principal and interest payments (i.e. they are up to date on payments) thereby reducing the renegotiated principal, from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification to the non-performing category.

■	The borrower has made regular payments of an amount equivalent to the whole amount (principal and interest) falling due at the date of the restructuring or refinancing operation, or that were derecognised as a result of it, or, when it is deemed more appropriate given the nature of the operations, the borrower complies with other objective criteria that demonstrate their payment capacity.

■	The borrower has no other operations with past due amounts for more than 90 days at the date the refinancing or restructured operation is reclassified to the watch-list performing category.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

The Entity’s functional and presentation currency is the euro. Consequently, all non-euro balances and transactions are foreign currency balances and transactions.

All foreign currency transactions are recorded, on initial recognition, by applying the spot exchange rate between the functional currency and the foreign currency.

At the end of each reporting period, foreign currency monetary items are translated to euros using the average exchange rate prevailing on the spot currency market at the end of each period. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated to euros using the exchange rate at the date of acquisition. Non-monetary items measured at fair value in a foreign currency are translated to euros using the exchange rates at the date when the fair value is determined.

Unmatured forward foreign exchange purchase and sale transactions not considered as hedges are translated to euros at the year-end exchange rates on the forward currency market.

The exchange rates used in translating the foreign currency balances to euros are those published by the ECB at 31 December and 30 June of each year.

The exchange differences arising on the translation of foreign currency balances and transactions to the reporting currency of the Entity are generally recognised in the statement of profit or loss. However, exchange differences arising on changes in the value of non-monetary items are recognised under “Equity – Accumulated other comprehensive income – Items that may be reclassified to profit or loss – Exchange differences” in the balance sheet, and exchange differences arising on financial instruments classified as at fair value through profit or loss are recognised in the statement of profit or loss with no distinction made from other changes in fair value.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

The main policies applied to recognise income and expenses are as follows:

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

In particular, the Entity adheres to the following phases:

As for the accounting of the costs related to the contracts, the costs of obtaining a contract are those which the Entity incurs to obtain a contract with a customer and which it would not have incurred if the Entity had not entered into said contract.

They are recognised as an asset if they are directly related to a contract that can be identified specifically and the Entity expects to recover them. In this case, they are amortised systematically and consistent with the transfer to the customer of the contractually related goods or services. However, if the asset's repayment period is equal to or less than one year, these costs are not recognised as an asset and are recorded as an expense.

Collective investment institutions and pension funds managed by the Entity's companies are not presented on the face of the Entity's balance sheet since the related assets are owned by third parties. The fees and commissions earned in the period from this activity are recognised in the statement of profit or loss, based on the service provided by the Entity.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Employee benefits include all forms of consideration given in exchange for services rendered to the Entity by employees or for benefits payable after completion of employment. They can be classified into the following categories:

Short-term employee benefits

These are employee benefits (other than termination benefits) which fall due wholly within 12 months after the end of the period in which the employees render the related service. It includes wages, salaries and social security contributions; paid annual leave and paid sick leave; profit-sharing and bonuses; and non-monetary benefits payable to employees such as medical care, housing, cars and free or subsidised goods or services.

The cost of services rendered is recognised under "Administrative expenses – Personnel expenses" of the statement of profit or loss, except for part of the personnel costs of the Risk Acceptance Centres which are presented as a smaller financial margin of the operations to which they are associated and certain incentives for the personnel of the branch network for the marketing of products, including insurance policies, which are also presented with a reduced financial margin or under the heading of expenses from liabilities under insurance or reinsurance contracts.

Credit facilities made available to employees at below market rates are considered to be non-monetary benefits and are calculated as the difference between market rates and the rates agreed with employees.

Remuneration to employees based on equity instruments

The delivery of shareholder equity instruments to employees as payment for their services – when such a delivery is made upon completion of a specific period of services – is recognised as a services expense, insomuch as it is provided by employees, with a balancing entry under the heading "Shareholders' Equity - Other equity items" elements.

On the date the equity instruments are granted, these services – as well as the corresponding equity increase – will be measured at the fair value of the services received, unless it cannot be reliably estimated, in which case they will be measured indirectly with reference to the fair value of the granted equity instruments. The fair value of these equity instruments will be determined on the date they are granted.

When external market conditions are established – among the requirements laid down in the remuneration agreement –, their performance will be taken into account when estimating the fair value of the granted equity instruments. In turn, variables that are not considered market variables are not taken into account when calculating the fair value of granted equity instruments, but they are considered when determining the number of instruments to be delivered. Both effects will be recognised in the statement of profit or loss and in the corresponding increase in equity.

In the case of share-based payment transactions that are cash-settled, an expense with a balancing entry will be recorded on the liabilities side of the balance sheet. Up to the date on which the liability is settled, this liability will be measured at its fair value, recognising value changes in the profit/(loss) for the period.

As an exception to the provision of the previous paragraph, share-based payment transactions that have a net-settlement feature to satisfy tax withholding obligations will be classified in their entirety as share-based payment transactions settled through equity instruments if, in the absence of the net-settlement feature, they have been classified as such.

Post-employment benefits

Post-employment benefits are all those undertaken with employees, to be paid after completion of their employment with the Entity. They include: retirement benefits, such as pensions and one-off retirement payments; and other post-employment benefits, such as post-employment life insurance and post-employment medical care, at the end of the employment relationship.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Defined contribution plans

The post-employment obligations with employees are deemed to be defined contribution obligations when pre-determined contributions are made to a separate entity or Pensions Fund, and has no legal or constructive obligation to make further contributions if the separate entity or Pensions Fund cannot pay the employee benefits relating to the service rendered in the current and prior periods. Defined contribution plans each year are recognised in the statement of profit or loss. Post-employment obligations that do not meet the aforementioned conditions are considered defined benefit obligations.

Defined benefit plans

The present value of post-employment defined benefit obligations, net of the fair value of assets, is recorded under 'Provisions – Pensions and other post-employment defined benefit obligations' in the balance sheet.

Plan assets are defined as follows:

■	The assets held by a long-term employee benefit fund, and

■	Qualifying insurance policies; those issued by an insurer that is not a related part of the Entity.

In the case of the assets held by a benefit fund, they must be assets:

■	Held by a fund that is legally separate from the Entity and exists solely to pay or finance employee benefits, or

■	They are solely available to pay or finance post-employment benefits, they are not available to cover the debts of Entity creditors (not even in the event of bankruptcy), and they cannot be returned to the Entity unless (i) the remaining assets of the plan are sufficient to meet all the related employee benefit obligations of the plan or CaixaBank, or (ii) are used to reimburse it for post-employment benefits the Entity has already paid to employees.

In the case of insurance policies, the defined benefit commitments assured through policies taken out with the entities that are not considered related parties also meet the requirements to be considered plan assets.

The value both of the assets held by a pension fund, as well as qualifying insurance policies is recognised as a decrease in the value of the liabilities under “Provisions – Pensions and other post-employment defined benefit obligations”. When the value of plan assets is greater than the value of the obligations, the net positive difference is recognised under “Other assets”.

Post-employment benefits are recognised as follows:

■	Service cost is recognised in the statement of profit or loss and includes the following:

◆	Current service cost, understood as the increase in the present value of obligations arising from employee service in the current period.

◆	Past service cost, resulting from amendments to existing post-employment benefits or the introduction of new benefits, and the cost of curtailments, recognised under "Provisions or reversal of provisions".

◆	Any gain or loss arising on settlement of a plan is recognised in "Provisions or reversal of provisions".

■	The net interest on the net defined post-employment benefit liability/(asset), understood to be the change during the period in the net defined benefit liability/(asset) that arises from the passage of time, is recognised in the statement of profit or loss.

■	Remeasurements of the net liability/(asset) for defined benefit post-employment benefits are recognised in "Accumulated other comprehensive income" in the balance sheet. It includes:

◆	Actuarial gains and losses arising in the period from differences between the previous actuarial assumptions and what has actually occurred and from changes in the actuarial assumptions used.

◆	The return on plan assets, excluding the amounts included in the net interest on the liability/(asset) for defined benefit post-employment benefits.

◆	Any change in the impact of the asset ceiling, excluding the amounts included in the net interest on the liability/(asset) for defined benefit post-employment benefits.

Other long-term employee benefits

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Other long-term employee benefits, understood as obligations with pre-retired employees (those who have ceased rendering services but who, without being legally retired, continue to enjoy economic rights vis-à-vis the Entity until they acquire the status of legally retired), long-service bonuses and similar items, are treated for accounting purposes, where applicable, as established for defined benefit post-employment plans, except that the actuarial gains and losses are recognised in the statement of profit or loss.

Termination benefits

These benefits are payable as a result of an Entity’s decision to terminate an employee’s employment before the normal retirement date, a valid expectation raised in the employee or an employee’s decision to accept voluntary redundancy in exchange for those benefits.

A liability and an expense for termination benefits are recognised when there is no realistic possibility of withdrawing the offer to pay the termination benefits or when the costs for restructuring – which involves the payment of termination benefits – are recognised. These amounts are recognised as a provision under "Provisions – Other long-term employee benefits” in the balance sheet until they are settled.

The expense for Spanish income tax is considered to be a current expense and is recognised in the statement of profit or loss, except when it results from a transaction recognised directly in equity, in which case the corresponding tax effect is recognised in equity.

Income tax expense is calculated as the sum of the current tax for the year resulting from applying the tax rate to the taxable profit for the year and any changes in deferred tax assets and liabilities recognised in the year in the statement of profit or loss, less any allowable tax deductions.

Temporary differences, tax loss carryforwards pending offset and unused tax deductions are recognised as deferred tax assets and/or deferred tax liabilities. The amounts are recognised at the tax rates that are expected to apply when the asset is realised or the liability is settled.

All tax assets are recognised under “Tax assets” in the balance sheet as current, for amounts to be recovered in the next 12 months, or deferred, for amounts to be recovered in future reporting periods.

Similarly, tax liabilities are recognised in “Tax liabilities" in the balance sheet, also by current and deferred. Current tax liabilities include the amount of tax payable within the next 12 months and deferred tax liabilities as the amount expected to be paid in future periods.

Deferred tax liabilities arising from temporary differences related to investments in subsidiaries, associates and or joint ventures are not recognised when the Entity is able to control the timing of the reversal of the temporary difference and, in addition, it is probable that the temporary difference will not reverse.

Deferred tax assets are only recognised when it is probable that they will be reversed in the foreseeable future and it is estimated that there is sufficient taxable profit against which they can be used.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Property, plant and equipment for own use

They include the amount of property, land, furniture, vehicles, IT equipment and other facilities owned or acquired under a lease, as well as assets leased out under an operating lease.

Property, plant and equipment for own use includes assets held by the Entity for present or future administrative purposes, or for the production or supply of goods and services that are expected to be used over more than one financial period.

Investment property

It reflects the carrying amounts of land, buildings and other constructions – including those received by the Bank for the total or partial settlement of financial assets that represent collection rights vis-à-vis third parties – owned to obtain rental income or gains through sale.

Tangible assets are generally stated at acquisition cost less accumulated depreciation and any impairment losses determined by comparing the carrying amount of each item to its recoverable amount.

Depreciation is calculated using the straight-line method on the basis of the acquisition cost of the assets less their net carrying value. Land is not depreciated since it is considered to have an indefinite life.

The depreciation charge is recognised in the statement of profit or loss and is calculated basically using the depreciation rates set out in the table below, which are based on the years of estimated useful life of the various assets.

USEFUL LIFE OF TANGIBLE ASSETS
(Years)
Constructions
Buildings	16 - 50
Facilities	8 - 25
Furniture and fixtures	4 - 50
Electronic equipment	3 - 8
Other	7 - 14

At the end of each reporting period, the Entity assesses tangible assets for any indications that their net carrying amount exceeds their recoverable amount, understood as fair value less costs to sell and value in use.

Any impairment loss determined is recognised with a charge to “Impairment/(reversal) of impairment on non-financial assets – Tangible assets” in the statement of profit or loss and a reduction to the carrying amount of the asset to its recoverable amount. After the recognition of an impairment loss, the depreciation charges for the asset in future periods are adjusted in proportion to its revised carrying amount and remaining useful life.

Similarly, when there are indications of a recovery in the value of the assets, a reversal of the impairment loss recorded in prior periods is recognised and the depreciation charge for the asset in future periods is adjusted. In no circumstances may the reversal of an impairment loss on an asset raise its carrying amount above that which it would have if no impairment losses had been recognised in prior years.

Likewise, the estimated useful lives of tangible assets are reviewed each year or whenever indications are noted which make it advisable to do so and, where appropriate, the depreciation charges are adjusted in the statement of profit or loss of future years.

Upkeep and maintenance costs recognised in the statement of profit or loss when they are incurred.

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

Intangible assets are identifiable non-monetary assets without physical substance acquired from third parties or developed internally.

Goodwill

Goodwill represents the payment made by the acquirer in anticipation of future economic benefits from assets that are not capable of being individually identified and separately recognised. Goodwill is only recognised in the acquisition of a business combination for valuable consideration.

In business combinations, goodwill arises as the positive difference between:

■	the consideration transferred plus, as appropriate, the fair value of any previously-held equity interest in the acquiree and the amount of minority interests; and

■	the net fair value of the identifiable assets acquired less the liabilities assumed.

Goodwill is recognised in “Intangible assets – Goodwill” and is amortised over a useful life of 10 years, unless proven otherwise.

At the end of each reporting period or whenever there are indications of impairment, an estimate is made of any impairment that reduces the recoverable amount to below carrying amount and, where there is impairment, the goodwill is written down with a balancing entry in "Impairment/(reversal) of impairment on non-financial assets – Intangible assets" in the statement of profit or loss. Impairment losses recognised for goodwill are not reversed in a subsequent period.

Other intangible assets

This includes the amount of other identifiable intangible assets, such as assets arising in business combinations and computer software.

Intangible assets have a defined useful life, and will amortise in line with this, applying similar criteria to those adopted for amortising tangible assets. When the useful life of these assets cannot be reliably estimated, they will amortise over 10 years.

Likewise, the estimated useful lives of intangible assets are reviewed each year or whenever indications are noted which make it advisable to do so and, where appropriate, the depreciation charges are adjusted in the statement of profit or loss of future years.

Any impairment losses on assets are recognised with a balancing entry in “Impairment or reversal of impairment on non-financial assets – Intangible assets” in the statement of profit or loss. The policies for recognising impairment losses on these assets and for reversing impairment losses recognised in prior years are similar to those for tangible assets.

Software

Software is recognised as an intangible asset when, among other requirements, it is capable of being used or sold, and it is identifiable and its ability to generate future economic benefits can be demonstrated.

Expenses incurred during the research phase are recognised directly in the statement of profit or loss for the period in which they are incurred, and cannot subsequently be capitalised.

Practically all software recognised under this chapter of the balance sheet has been developed by third parties and is amortised with a useful life of between 4 and 15 years.

PC.15. Intangible assets

2. Accounting policies and measurement bases CaixaBank | 30 June 2020

This item in the balance sheet includes non-financial assets held for sale in the ordinary course of business, that are in the process of production, construction or development for such sale, or that are to be consumed in the production process or in the rendering of services.

Inventories are measured at the lower of cost, including borrowing costs, and net realisable value. Net realisable value is defined as the estimated selling price less the estimated costs of production and the estimated costs necessary to make the sale. The accounting principles and measurement bases applied to assets received as payments of debts classified under this item are the same as those set out in Note 2.17. These assets are classified as Level 2 in the fair value hierarchy.

The cost of inventories of items that are not ordinarily interchangeable and of goods and services produced and segregated for specific projects is determined individually, while the cost of other inventories is assigned mainly by using the First-In-First-Out method (FIFO) or weighted average cost formula, as appropriate.

Any write-downs to inventories or subsequent reversals of write-downs are recognised in the statement of profit or loss for the year in which the write-down or reversal occurs.

When inventories are sold, the carrying amount of those inventories is derecognised and an expense recognised in the statement of profit or loss for the period in which the related revenue is recognised.

Assets recognised under this heading in the balance sheet reflect the carrying amount of individual assets or disposal groups, or assets that form part of a line of business that will be disposed of (discontinued operation) whose sale is highly probable in their present condition within one year from the reporting date. Assets that will be disposed of within a year but where disposal is delayed by events and circumstances beyond the Entity’s control may also classified as held for sale, when there is sufficient evidence that the Entity is still committed to selling them. The carrying amount of these assets will be recovered principally through a sale transaction.

Specifically, real estate or other non-current assets received as total or partial settlement of debtors’ payment obligations in credit operations are recognised under "Non-current assets and disposal groups classified as held for sale" unless it has been decided to make continuing use of the assets.

The Entity has centralised the ownership of virtually all the real estate assets acquired or foreclosed in payment of debts in its subsidiary BuildingCenter, SAU, in a bid to optimise management.

Non-current assets classified as held for sale are generally measured initially at the lower of the carrying amount of the financial assets and their fair value less costs to sell the asset to be foreclosed:

■	To estimate provisions for the financial assets, the estimated fair value less the costs to sell the asset to be foreclosed are taken as the recoverable value of the guarantee when the Company’s sales experience attests to its ability to realise this asset at fair value. This recalculated carrying amount is compared with the previous carrying amount and the difference is recognised as an increase or a release of provisions as appropriate.

■	To determine the fair value less the costs to sell the asset to be foreclosed, the Entity uses the market value extended in the full individual ECO appraisal at the time of foreclosure or reception. Internal valuation models are used to calculate the adjustment to be applied to this market value in order to estimate the discount on the reference price and the costs to sell. These in-house models factor in prior sales experience for similar assets in terms of price and volume.

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When the fair value less costs to sell exceed the carrying amount, the Entity recognises the difference in the statement of profit or loss, as an impairment reversal, up to the limit of the impairment accumulated as from the initial recognition of the foreclosed asset.

After the initial recognition, the Entity compares the carrying amount with the fair value less costs to sell, recognising any possible additional impairment in the statement of profit or loss. For this purpose, the main valuation used to estimate fair value is updated by the Entity. In line with the procedure followed in the initial recognition process, the Entity also applies an adjustment, based on the internal models, to the main valuation.

Impairment losses on an asset or disposal group are recognised in the statement of profit or loss. Gains on a non-current asset held for sale resulting from subsequent increases in fair value (less costs to sell) increase its carrying amount and are recognised also in the statement of profit or loss item up to an amount equal to the previously recognised impairment losses.

Non-current assets held for sale are not depreciated while they are classified as held for sale.

The means of identifying and accounting for leasing operations in which the Entity acts as lessor or lessee are set out below:

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Contingent assets arise from unplanned or other unexpected events that give rise to the possibility of an inflow of economic benefits. Contingent assets are not recognised in financial statements, except where an inflow of economic benefits is practically certain. If there is a probable inflow of economic benefits, the group discloses the contingent asset.

Contingent assets are assessed continually to ensure that developments are appropriately reflected in the financial statements.

Provisions cover present obligations at the date of preparation of the financial statements arising from past events which could give rise to a loss considered likely to occur. They are certain as to its nature but uncertain as to its amount and/or timing.

The financial statements include all the material provisions with respect to which it is considered more likely than not that the obligation will have to be settled. Provisions are recognised on the liability side of the balance sheet in accordance with the obligations covered.

Provisions, which are quantified based on the best information available on the consequences of the event giving rise to them and are re-estimated at the end of each reporting period, are used for specific expenditures for which the provision was originally recognised. Provisions are fully or partially reversed when the obligations cease to exist or are reduced.

The tax contingency policy is to set aside provisions for the possible tax expense and late-payment interest arising from the income tax assessments initiated by the tax authorities for the main applicable taxes, irrespective of whether an appeal has been lodged. Meanwhile, provisions are made for legal suits, in those instances where there is over a 50% probability of losing the case.

When there are present obligations but they are not likely to give rise to an outflow of resources, they are recorded as contingent liabilities. Contingent liabilities may develop in a way not initially expected. Therefore, they are assessed continually to determine whether an outflow of resources embodying economic benefits has become probable. If it becomes more probable than not that an outflow of future economic benefits will be required, a provision is recognised in the balance sheet.

Provisions are recognised under "Provisions" on the liability side of the balance sheet in accordance with the obligations covered. Contingent liabilities are recognised under memorandum items in the balance sheet.

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3. Risk management

The following factors had a significant influence on the Entity's risk management in the first half of 2020, due to their impact during the year and their long-term implications for the Group:

■	Economic context

Scenarios subject to an extreme degree of uncertainty.

The scenarios that follow have been built in an unusual situation of high uncertainty, arising from the many unknown epidemiological and health aspects of the COVID-19 pandemic, and the variety of economic policy responses that can be implemented in the different countries in dealing with this shock.

◆	Global and eurozone economy

©	COVID-19 and the necessary restrictions on activity to contain it have submerged the world into an unusually abrupt recession. Besides the halt in activity in the economies most affected by the pandemic, where the available data shows the major impact of lockdown measures (Chinese GDP fell by 10% quarter on quarter in Q1, whilst it is estimated that activity in the eurozone fell by around 25% in the last weeks of March, when the lockdown became widespread), all economies are exposed to the shock of COVID-19 due to the drop in global demand, disruptions of international supply chains and the tightening of the financial environment.

©	Throughout the second quarter, whilst the economic reactivation in China was gaining traction (and activity may have already normalised in sectors such as industry), in the main advanced economies activity fell sharply in April, but since May, the progressive lifting of restrictions has brought about a gradual recovery of the indicators. Overall, unprecedented falls in GDP are expected in the advanced economies for the whole of the second quarter.

©	Moving forward, activities should begin to gradually re-establish themselves over the coming months although, without a vaccine or effective treatment, worldwide activity will continue to be conditioned by physical distancing measures. Subsequently, it is forecast that the global GDP in 2020 will register a fall greater than that of the Great Recession of 2009, but in 2021 the global economy will once again be back on a path of growth.

©	To tackle this situation, all spheres of economic policy are rapidly deploying a series of wide-ranging measures of extraordinary significance, and the monetary policy of the main central banks has been especially aggressive in order to ease the financial stress, protect the proper functioning of the markets and establish an environment of low interest rates for an extended period of time. However, the evolution of the pandemic and the medical advances will be the main determining factor of this scenario in the coming quarters.

©	In the eurozone, the available indicators suggest that the fall in activity for the whole of the second quarter of the year will have been around 20%. That said, although it is forecast that activity will continue to gradually recover over the coming months, it is estimated that the fall in GDP for 2020 could be around 10% (followed by a rebound of over 8% in 2021), although with significant differences between countries. Economies that have been affected by the pandemic to a lesser extent, those with an economic structure less sensitive to the restrictions on mobility and/or more able to take action with regard to fiscal policy, will better ride out this situation.

©	In this shock context with asymmetrical effects depending on the country, both the measures being carried out by the ECB and the Recovery Plan proposed by the European Commission constitute key actions to encourage synchronised re-activation among European economies. It should also be highlighted that the importance of the Recovery Plan exceeds the strict framework of supporting the EU's recovery from the recession given that it contains elements that, should they be confirmed, would imply a leap forward in terms of European construction. This is derived, for example, from the need to create new tax figures ('green' and digital) at EU level, or the fact that the plan entails a permanent increase in the expenditure capacity of the EU budget.

◆	Spain

©	The Spanish economy will follow a dynamic that is similar to the European economy, although the importance of sectors that are particularly sensitive to mobility restrictions will probably suffer somewhat more intense declines in activity (the tourism sector represents 12.3% of the GDP and, overall, sectors such as accommodation and food services, trade, leisure and transport represent around 25% of the GDP).

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©	Therefore, we forecast that the contraction of GDP for the whole of 2020 will be around 13%-15%, the actual figure will depend on the ability to quickly control any new outbreaks and minimise their impact on economic activity. In this situation, it is expected that the recovery that began halfway through this year will gain traction in 2021, with a rebound of 10%-11%. The measures taken by the authorities, both in Spain and at EU level, which must be extended if necessary, and the expected recovery from the pandemic with a vaccine or effective treatment well into the coming year, will all contribute to this.

©	Although this is the most likely scenario, we cannot rule out a more favourable outcome if occupation rates during the tourist season exceed 50% and if improved confidence supports a stronger short-term rebound of consumption and investment.

■	The competitive and social context is decisive in the Group's strategy and development. In this regard, CaixaBank identifies as “Strategic Events” the most relevant adverse events that may result in a medium-term threat to the Group, and those to which it is exposed to due to causes that are external to its strategy, even if the severity of their impact can be curbed through management. There were certain noteworthy occurrences during the first half of 2020 relating to Strategic Events:

◆	Uncertainties in relation to the geopolitical and macroeconomic environment

The global expansion of COVID-19 has generated a healthcare crisis that is without precedent up to now. This event has a significant impact on economic activity and, as a consequence, could affect the Entity's financial situation. The size of the impact will depend on future developments that cannot be predicted accurately, including actions to contain the illness or try to treat it and curb its impact on the economies of the affected countries, and the social and economic support policies that are being implemented by the governments of the affected countries, among others.

◆	Persistence of an environment of low interest rates

The previously described macroeconomic context, together with the ECB monetary policy, has compounded the probability of a slower interest rate recovery scenario. Given that, together with the increased cost of risk, there is a greater need to reinforce measures that guarantee business performance, maintaining the balance of performance-risk duality. The Entity holds a favourable position in this respect, given its diversification strategy, which is based on its share in the business of insurance products and services.

◆	New competitors with the possibility to disrupt

CaixaBank has an ambitious and business digitalisation and transformation strategy, in order to maintain a solid position in the event of the potential arrival of new competitors. In line with the objectives set forth in the 2019-2021 Strategic Plan, CaixaBank prioritises offering the best customer experience through any channel, which is underpinned by the acceleration of digital transformation. This strategy has become especially relevant in the current context of COVID-19, in which CaixaBank has also joined the #IStayHome campaign, and strengthened the digitalisation of its services in order for its customers to avoid unnecessary travel.

Within the framework of digitalisation, it is also worth mentioning the transformation of imagin, the leading mobile-only bank in Spain among the young market. It has become a digital platform dedicated to creating digital services of both a financial and non-financial nature for young people. Its aim is to encourage our younger customers who are particularly interested in using new technologies in their daily lives and future projects.

◆	Cybersecurity

The current situation has resulted in an increased use of alternative methods to avoid in-person banking, such as the Entity's websites and applications. The aforementioned increase comes in addition to the new generalised remote-working environment and labour flexibility developed by the Entity to guarantee its ongoing operations. In this context of remote communication, it is deemed pertinent to maximise the monitoring of fraud and cyberattacks. For this purpose, in addition to strengthening prevention and defence measures, CaixaBank has shared advice on cybersecurity with its customers, both individuals and businesses, in order to forewarn them in the event of such risk situations.

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◆	Risks related to climate change

Also of note during the first half of 2020 is the inclusion of CaixaBank in the A- list of the leading companies against climate change by CDP, an international non-profit organisation, which guides private companies and public administrations in taking measures towards a sustainable economy, by reducing their CO2 emissions and measuring the environmental impact of their actions.

◆	Pressure from the legal, regulatory or supervisory environment

There were two very clearly distinguished stages in the first half of 2020. The first quarter saw relevant new legal aspects that will characterise the development of a potential dispute in terms of consumer mortgage financing tied to the IRPH index, pursuant to the CJEU Ruling of 3 March, or interest rates in deferred payment and revolving modalities, rooted in the Supreme Court Ruling of 4 March; and, despite a progressively reduced flow for at least the past three quarters, there was certain continuity of litigious activity in areas that have been most present in recent years. In turn, the second quarter was dominated by the interruption and abrupt suspension of judicial and administrative activity, followed by a progressive flow of judicial ruling notifications.

■	Regulatory and supervisory context

With respect to the developments of the regulatory and supervisory agenda of the first six months of the year, the set of measures to help financial institutions to provide a suitable response to the current COVID-19 scenario without being penalised by an excessively rigid regulatory context stands out.

The following flexibilisation measures are of particular interest:

◆	Announcement by the Group of Governors and Heads of Supervision (GHOS) of the Basel Committee on Banking Supervision (BCBS), on 27 March 2020, of its endorsement of a set of measures that include the deferral of the implementation of the final of Basel III agreements (also known as 'Basel IV'), the revision of the market risk framework and the Pillar 3 disclosure requirements, for one year, in order to provide for additional operating capacity of banks and supervisors to respond to COVID-19.

◆	The approval, on 18 June 2020, by the European Parliament, of the legislative proposal for 'quick fix' amendments to the Capital Requirements Regulation (CRR 2.5). This includes the expectation of applying certain measures outlined in the CRR2 (consumption reduction factors in financing infrastructures and SMEs, as well as the modification of deductions using software), that pertaining to IFRS 9 (includes an extended transition period and modifications to the calculation) and other voluntary measures, such as the preferential treatment for the purposes of the calendar of NPL provisions (prudential backstop) to loans that have the guarantee of public credit institutions, the introduction of a temporary prudential filter that neutralises the negative impact of debt market volatility in central administrations during the pandemic, as well as the easing of requirements related to the leverage ratio, including deferring the application date.

◆	Capital:

©	The ECB, with the support of the Basel Committee on Banking Supervision, empowers the use of the capital conservation and countercyclical buffer specifically designed to withstand periods of stress, allowing financial institutions to better absorb losses and support the granting of loans to homes and companies.

©	Similarly, the ECB anticipates the adoption of the implemented amendments in the first half of 2019 in the Capital Requirements Directive (CRD) in relation to the Pillar 2 requirements (Pillar 2R), which are now 100% required in the form of CET1 capital and can be met by 56% of CET1, 19% of Additional Tier 1 capital (AT1) and 25% of Tier 2 capital.

◆	Liquidity: the ECB allows banks to temporarily operate below the minimum liquidity coverage ratio (LCR) defined by the regulator in full. In a similar manner to capital measures, the BCBS supports the use of the liquidity buffers as well as stocks of high-quality liquid assets (HQLA).

◆	Credit risk:

©	The ECB provides flexibility in the classification of loans as non-performing (NPL) that are backed by public aid/guarantees, establishing preferential prudential treatment processing as regards the constitution of provisions. The supervisory dialogue concerning NPL reduction strategies used by companies will remain flexible in order to address the exceptional market conditions.

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©	With the aim of avoiding the procyclical effects of the provisions models of the new IFSR9 standard, the ECB recommends that banks avoid using excessively procyclical assumptions in their estimate models, due to the pronounced volatility of the prospective scenarios.

©	The EBA has published a statement supporting measures adopted by European Union bodies and clarifying its application in the prudential sphere, including identifying unpaid loans and refinanced exposures, as well as considerations regarding their accounting treatment (IFRS 9). Similarly, the European Securities and Markets Authority (ESMA), has published a statement focusing on the accounting principles, including the moratorium of payments and the calculation of expected credit loss according to IFRS 9.

©	The EBA has published Guidelines on treatment of public and private moratoria applied before 30 June to loan repayments (period subsequently extended to 30 September 2020). Its main aspects include the general criteria in order to apply a payment moratorium and the conditions under which moratoriums do not entail the direct classification as refinancing or forced restructuring.

©	Publication of Circular 3/2020, Appendix 9 (Circular 4/2017) of which now includes the flexibility confirmed by different authorities to avoid automation in the use of indicators and hypotheses that are not suitable in the context of COVID-19 or potential future scenarios. See the communication of 27 March by the IASB (International Accounting Standards Board). For example, the Circular allows institutions to classify refinancing operations under this context in the 'normal' category if there has been no significant credit risk increase (maintaining their identification as refinanced operations).

©	In the national domain, approval and entry into force, among others, of Royal Decree-Laws 6/2020, 8/2020 and 11/2020, on urgent extraordinary measures to address the economic and social impact of COVID-19: the first of these is noteworthy for its additional four-year extension to the suspension of evictions for vulnerable debtors, and the broadening of the 'vulnerable group' concept; the second sets forth extraordinary measures in order to allow a mortgage debt moratorium for primary home purchases for those suffering from difficulties meeting their payment, and the extension of public guarantees of the Spanish Official Credit Institute for affected companies and self-employed workers; the third law is notable for its extension to the moratorium set forth in Royal Decree-Law 8/2020 both as regards time, from one to three months, and sectors, e.g. including consumer credit.

Royal Decree-Laws 25/2020 and 26/2020 were also approved, adopting urgent measures to support economic and employment reactivation, with the former having a special focus on the tourism and automobile sector, and the latter concentrating on transport and housing. They contain specific economic measures, including a new line of guarantees and specific moratoria.

◆	Other:

©	The EBA has postponed the stress test until 2021, and will instead carry out an additional transparency exercise for the entire EU.

©	Both the EBA and other sector regulators have extended some public consultation terms regarding new regulations, as well as certain non-urgent recurring reporting.

©	The ECB has issued a six-month postponement of the terms for correcting the aspects identified in some supervision exercises, as well as the issuance of recommendations in certain cases.

©	Both the ECB (in the consultation period) and the EBA have established temporary new reporting requirements, both in terms of supervision and dissemination to third parties, in order to offer better transparency and control of the effects and measures used by financial institutions in the context of COVID-19.

Unrelated to COVID-19, we can highlight:

◆	Publication, on 29 May 2020, of the final version of the EBA guidelines on loan origination and monitoring in the context of the Action Plan to reduce non-performing loans, of the European Council. Effective as of 30 June 2021, the guidelines establish the requirements in terms of internal governance for the origination and risk control of loans and advances throughout their life cycle. The objective is to ensure that institutions have solid and prudent standards for the undertaking, management and supervision of credit risk, aligned with standards on consumer protection and money laundering and terrorist financing prevention, resulting in high credit quality for recently originated loans.

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CaixaBank, faithful to its commitment to maintain the best market standards and consumer protection, has invested particular efforts in analysing the implications of the guide from the start of the consultation process, to ensure a quick adaptation to its final version.

◆	On 20 May 2020, the ECB began the consultation process for the draft of the Guide on climate and environmental risks, which establishes expectations in terms of the supervision of financial institutions, with respect to the cross-disciplinary risks of the commercial strategy, governance, appetite, management and control of risks, as well as their dissemination.

CaixaBank plays an active role both internally and externally in the debate surrounding the Guide, in coherence with the Strategic Plan and its Road Map, with respect to managing environmental risks and those associated to climate change.

The main features of the Entity's risk management and control framework are described below to provide a comprehensive overview thereof:

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3.2.1. Governance and organisation

The organisational diagram in relation to the governance of the Entity's risk management is presented below:

General Shareholders' Meeting
Directors
Board of Directors (BoD)
The Board of Directors is the highest decision making body, except for matters reserved for the annual General Meeting. The Board of Directors sets and monitors the business model and strategy, monitors the result of the Risk Assessment process, establishes the Corporate Risk Taxonomy and the Risk Appetite Framework, and is in charge of internal governance policies and risk management and control, supervising the organisation of the Group to implement and monitor these.
Executive Committee
Board steering committee meeting with greater frequency than the Board itself. All the competencies of the Board that can be delegated are delegated thereto.
Risk Committee
Advises the BoD on the strategy and overall risk appetite, informs on the RAF and proposes to the Board risk policies.
Audit and Control Committee (ACC)
Monitor the internal control, the internal audit and risk management systems. Monitor the process of preparing and presenting financial information.
Appointments Committee
Informs the BoD of the appointment, assessment of competences, knowledge and experience of the members of the BoD and of key management personnel. It monitors the actions of the Group with regard to CSR.
Remuneration Committee
Establishes the general principles and governance framework of the BoD remuneration policy and for senior executives, and reports on the general remuneration policy.
Innovation, Technology and Digital Transformation Committee
Assists the BoD on all matters related to technological innovation and digital transformation, and in monitoring and analysing trends and innovations when they may affect the strategy and business model.
Senior Management*
Management Committee
Within the Management Committee, the Chief Risk is ultimately responsible for the Group's risks, with full access to the governing bodies.
Permanent Lending Committee
Has powers to approve asset operations, in compliance with the powers granted by the BoD.
Global Risk Committee
Under the presidency of the Corporate Risk Management Function (CRMF), the Global Risk Committee comprehensively manages, controls and monitors the risks included in the Group's Corporate Risks Catalogue, together with their implications for capital adequacy management and capital consumption.
ALCO "Assets and Liabilities Committee"
Regulation Committee
Business Committee
Group Internal Control Body
Recovery and Resolution Plan Committee
Information Management and Data Quality Committee
Efficiency Committee
Transparency Committee
Corporate Responsibility and Reputation Committee
Environmental Risk Committee
Risk Policy Committee
Global Default and Recovery Committee
Operational Risk Committee
Models Committee
Impairment Committee

* Acting within the framework of the assigned duties it comprises several committees for risk governance, management and control.
N.B. Not all the committees are shown.

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The Chief Risks Officer (CRO) is a member of the Steering Committee and acts independently from the business areas and has full access to the Entity's Governing Bodies.

One of the General Management's most important missions, in collaboration with other areas of the Entity, is to head up the process of implementing instruments across the entire branch network to ensure integral risk management, the ultimate aim being to attain a balance between the risks assumed and the expected returns.

The Corporate Risk Management Function, as the element responsible for the development and implementation of the risk management and control framework, which is part of the second line of defence (see Note 3.2.4), acts independently from the risk-taking areas, and has direct access to the Entity’s Governing Bodies, in particular the Risk Committee, reporting regularly to its members on the status of the Entity’s risk profile and any expected changes thereof.

3.2.2. Strategic risk management system

The Entity has a strategic risk management system in place to identify, measure, monitor, control and report risks that is based on the following processes:

Risk Assessment

The Entity conducts a risk self-assessment process every six months, seeking to:

■	Identify, assess, classify and internally report significant changes in inherent risks assumed in its environment and business model.

■	Make a self-assessment of its risk management, control and governance capacity, as a tool to help detect best practices and weaknesses in relation to risks.

The result of this self-assessment is reported at least annually, first to the Global Risk Committee and then to the Risk Committee, before finally being submitted to the Board of Directors for approval.

The Risk Assessment is one of the main sources for identifying strategic events (see note 3.1. Environment and risk factors).

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Corporate Risk Taxonomy

The Entity has a Corporate Risk Taxonomy that facilitates the internal and external monitoring and reporting of risks:

The Corporate Risk Taxonomy is subject to ongoing review, particularly on risks of a material impact. The taxonomy is reported at least annually, first to the Global Risk Committee and then to the Risk Committee, before finally being submitted to the Board of Directors for approval.

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Risk Appetite Framework

The Risk Appetite Framework (RAF) is a comprehensive and forward-looking tool used by the Board of Directors to determine the types and thresholds of risk it is willing to assume in achieving the Group's strategic objectives. These goals are not only displayed through risk tolerance levels but the RAF also considers minimum risk appetite statements, such as the tax risk monitoring under legal risk covered in the Corporate Risk Taxonomy. The RAF therefore sets the risk appetite for the Bank's activities.

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Risk planning

The Entity has institutional processes in place for assessing – from a risk viewpoint – changes to the balance sheet (current, future and hypothetical) in stress scenarios. The Entity plans the expected performance of the different factors and ratios that define the future risk profile, as part of the current Strategic Plan, the compliance of which is regularly monitored.

Additionally, changes in this profile are evaluated for potential stress scenarios, in both internal and regulatory tests (ICAAP, ILAAP, EBA stress tests). In this way, the management team and governing bodies are provided with an overview of the Entity’s resilience in the face of internal or external events.

3.2.3. Risk Culture

General risk management principles

The general principles guiding risk management at the Entity can be summarised as follows:

■	Risk is inherent to the Entity’s business

■	Risk is the ultimate responsibility of the Board of Directors

■	Involvement of the entire organisation

■	Management throughout the full cycle of transactions

■	Joint decision-making, with an authorisation system always requiring approval by two employees

■	Independence of business and operating units

■	Approval based on the borrower’s repayment ability and an appropriate return

■	The use of standard criteria and tools

■	Decentralised decision-making

■	Use of advanced techniques

■	Allocation of appropriate reserves

■	Ongoing training and development of responsibilities

Training

In the area of Risks, Senior Management defines the content of all training for functions supporting the Board/Senior Management covering specific matters that help high-level decision-making, as well as the rest of the organisation's functions, especially as regards branch network personnel. This is carried out to ensure communication of the RAF throughout the whole organisation; the decentralisation of decision-making; the updating of risk analysis competencies; and optimisation of risk quality.

The Entity structures its training programme through the Risk School. It sees training as a strategic tool to provide support to business areas, whilst providing a conduit for disseminating the Entity's risk policies, providing training, information and tools for all of the staff. This proposal comprises a training circuit for specialising in risk management. This is linked to the professional development of the entire workforce from Retail Banking staff through to specialists in any field.

Communication

Promoting the corporate risk culture is a key element for maintaining a robust and coherent framework in line with the Entity's risk profile. The corporate risk intranet is a particularly relevant tool in this regard, providing a dynamic environment for directly communicating key updates in the risk environment. It is notable for its content on news, institutional information, sector information and training.

Performance assessment and remuneration

As described in the RAF section, the Entity works to ensure that the motivation of its employees is consistent with its risk culture and compliance with the levels of risk that the Board is prepared to take on.

Along these lines, there are compensation schemes directly linked to the annual progress of the RAF metrics and which are specified in the Annual Remunerations Report.

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3.2.4. Internal Control Framework

CaixaBank has an Internal Control Framework in accordance with: i) the EBA Guidelines on Internal Governance of 21 March 2018, implementing internal governance requirements established in Directive 2013/36/EU of the European Parliament, and ii) with other regulatory guidelines on control functions applicable to financial institutions and to the recommendations of the CNMV, providing a reasonable degree of assurance that the Entity will achieve its objectives.

The guidelines for the Internal Control Framework are set out in the Internal Corporate Control Policy and are structured around the "three lines of defence" model, in line with regulatory guidance and best practices in the sector:

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First line of defence

It comprises the business lines (risk-taking areas) and supporting functions that bring about the Entity's exposure to risks during the course of its activity. They take risks and are responsible for their ongoing management. They are responsible for developing and maintaining effective controls over their businesses, and for identifying, managing and measuring, controlling, mitigating and reporting the main risks that arise throughout their activity. Among other activities, their tasks include the identification, assessment and notification of exposures, considering the bank's risk appetite, the authorised risk limits and policies, procedures and controls in place.

The manner in which the business line carries out its responsibilities must reflect the Bank's current risk culture, as defined by the Board of Directors.

These functions may be embedded in the business units and support areas. However, when a situation's complexity, intensity or need for focus require it, specific control units with greater specialism are set up to ensure that the risks are properly controlled.

Second line of defence

The functions included in the second line of defence act independently of the business units and comprise:

■	The establishment of risk management and control policies in coordination with the first line of defence, assessing their subsequent compliance.

■	The identification, measurement and monitoring of the risks (including emerging risks), contributing to the definition and implementation of risk indicators aligned with the RAF.

■	They coordinate the compliance and monitoring of strategic risk management processes: Risk Assessment, the Corporate Risk Taxonomy and the RAF.

■	Regular monitoring of the effectiveness of first line of defence indicators and second line of defence indicators, in relation to the established risk profiles.

■	Following up control weaknesses that are identified, as well as establishing and implementing Action Plans.

■	Performing independent checks on the internal models.

The activities of the second line of defence, in the same way as i) the identified weaknesses, ii) the monitoring of action plans and iii) the opinion on the adequacy of the control environment in the Entity are regularly reported to the bodies responsible for the control environment, following the established hierarchy, as well as to supervisory bodies.

The second line of defence is organised among the Risk Management Function (RMF) and Compliance. The RMF comprises the following areas:

■	Corporate Risk Management Function & Planning (CRMF)

The CRMF is responsible for identifying, measuring, assessing, managing and reporting the risks under its remit, having a comprehensive view of all the Entity's risks.

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In addition, on matters that fall within its remit, the CRMF: i) monitors the internal organisation of the second line of defence, general plans and activities, and assesses their effectiveness; ii) oversees the appropriate scaling of the second line of defence in order to ensure effective management of its responsibilities, monitors its objectives as well as improvement projects relating to risk management and monitoring processes and systems; and iii) provides assurance to Management and Governing Bodies that risk control policies and procedures are in place in the organisation, and that they are designed correctly and applied effectively, evaluating the risk control environment. In addition, the CRMF must strengthen coordination mechanisms of Risk Management Units of the first, second and third lines of defence, as necessary.

Model Validation and Risk (MVR)

The CaixaBank Internal Validation Function is carried out by the Model Validation and Risk unit, which reports to the RMF. Its objective is to issue an independent technical report on the suitability of internal models used for internal management purposes, and/or of a regulatory nature, within the Entity. Its scope of action includes reviewing the methodological aspects, the integration into management (adaptation of the use of models, among others), verifying the existence of an IT environment with sufficient data quality, and other transversal aspects (such as governance of the model or other documental aspects).

The Validation Function's activities are aligned with regulatory requirements of the various oversight mechanisms.

The findings of any Validation Function review activity are used as the basis for an overall opinion and issuance of recommendations, where necessary.

Additionally, since 2019, the Model Risk Function, located in the same Department, oversees deployment of the Model Risk Management Framework from a transversal perspective, including model identification, their governance and risk model monitoring as key pillars.

■	Internal Financial Control (IFC)

The Internal Financial Control department, which falls within the Executive Financial Accounting, Control and Capital department, is functionally integrated into the RMF and performs functions as the second line of defence in relation to the following risks: i) business profitability; ii) own funds/capital adequacy; iii) impairment of other assets; and iv) the reliability of the financial information.

As regards Compliance (C), the Office of Compliance is a function that is dependent upon the CEO and reports directly, within the scope of its activities, to Senior Management, Governance Bodies and supervisory bodies (Bank of Spain, ECB, Executive Service of the Commission for the Prevention of Money Laundering and Monetary Offences SEPBLAC, Treasury, CNMV and other bodies).

The Compliance supervision model is based on four main management mechanisms: i) defining and maintaining a detailed taxonomy of risks in each area of activity; ii) Annual compliance plan, where the activities for overseeing and reviewing internal procedures are determined according to their criticality; iii) monitoring gaps (control deficiencies or regulatory breaches) identified, either by the first line of defence, via the activities integrated in the Compliance Plan, or by reports from external experts, reports on the inspections of the supervisory bodies, customer complaints, etc. and improvement Action Plans, which are subject to regular monitoring; iv) reporting and scaling of the relevant information, monitoring inspections or deficiencies in the area of Compliance.

Furthermore, the Compliance function carries out advisory activities on the matters that fall under its responsibility, and carries out actions to develop and transform the Compliance “culture”. This is done by redesigning technology-based processes, through awareness-raising and communication plans conducted throughout the organisation, and through training activities, establishing a compulsory regulatory training plan which is linked to the annual bonus.

Another activity that is undertaken is to ensure that best practices in integrity and rules of conduct are followed. To do this, among other things, a confidential whistle-blowing channel is provided.

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Third line of defence

In order to establish and preserve the function's independence, Internal Audit Executive Management functionally reports to the Chair of the Board of Director's Audit and Control Committee, without prejudice to the fact that it must report to the Chairman of the Board of Directors for the due compliance of duties.

Internal Audit has a rule book governing how it operates, which has been approved by the Board of Directors. It establishes that it is an independent and objective assurance and consultation function, established to add value and improve operations. Its objective is to provide reasonable assurance to Senior Management and the Governing Bodies with regard to:

■	The effectiveness and efficiency of internal control systems in offsetting the risks associated with the Entity's activities.

■	Compliance with prevailing legislation, especially the requirements of Supervisors and the appropriate application of the defined RAF.

■	Compliance with internal policies and regulations, and alignment with best industry practices and uses to ensure appropriate internal governance of the Entity.

■	The reliability and integrity of financial and operational information, including the effectiveness of Internal Control over Financial Reporting (ICFR).

Its main supervisory functions include:

■	The adequacy, effectiveness and implementation of policies, regulations and procedures.

■	The effectiveness of controls.

■	Adequate measurement and monitoring of first line of defence and second line of defence indicators.

■	The existence and correct implementation of action plans to remedy shortcomings in controls.

■	The validation, monitoring and assessment of the control environment by the second line of defence.

Its functions also include: i) preparing the multi-year Annual Audit Plan based on risk assessments, which includes regulatory requirements and tasks and projects requested by Senior Management/the Management Committee and the Audit and Control Committee; ii) reporting regularly on the conclusions of the work carried out and shortcomings identified to Governing Bodies, Senior Management, external auditors, supervisors and other applicable control and management areas; and iii) adding value by preparing recommendations to address weaknesses detected in reviews and monitoring their implementation by the appropriate centres.

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3.3.1. Overview

Credit risk is the most significant risk item on the balance sheet and arises from the banking business, treasury operations and long-term equity investments.

The maximum credit risk exposure of the financial instruments included under the financial instruments headings on the asset side of the balance sheet, including counterparty risk, are set out below:

MAXIMUM EXPOSURE TO CREDIT RISK
(Millions of euros)
	30-06-2020		31-12-2019
	MAXIMUM EXPOSURE TO CREDIT RISK	PROVISIONS	MAXIMUM EXPOSURE TO CREDIT RISK	PROVISIONS
Financial assets held for trading (Note 8)	1,107		1,075
Equity instruments	153		370
Debt securities	954		705
Financial assets not designated for trading compulsorily measured at fair value through profit or loss (Note 9)	195		221
Equity instruments	52		55
Loans and advances	143		166
Financial assets at fair value with changes in other comprehensive income (Note 10)	18,699		16,316
Equity instruments	1,157		1,729
Debt securities	17,542		14,587
Financial assets at amortised cost (Note 11)	250,153	(4,297)	226,511	(3,576)
Debt securities	21,386		13,992
Loans and advances	228,767	(4,297)	212,519	(3,576)
Credit institutions	6,379		4,357	(2)
Customers	222,388	(4,297)	208,162	(3,574)
Derivatives	4,070		3,699
TOTAL ACTIVE EXPOSURE	274,224	(4,297)	247,822	(3,576)
TOTAL GUARANTEES GIVEN AND COMMITMENTS*	86,627	(128)	83,674	(129)
TOTAL	360,851	(4,425)	331,496	(3,705)
(*) The CCF (Credit Conversion Factors), for guarantees given and loan commitments, at 30 June 2020 and 31 December 2019, amount to EUR 61,992 and EUR 58,867 million.

The maximum exposure to credit risk is the gross carrying amount, except in the case of derivatives, which is the exposure value according to the mark-to-market method, which is calculated as the sum of:

■	Current exposure: the highest value between zero and the market value of an operation or of a portfolio of operations in a set of operations that can be offset with a counterparty that would be lost in the event of non-payment of the counterparty, assuming that none of the value of the operations will be recovered in the event of insolvency or settlement beyond the collateral received.

■	Potential risk: variation of the credit exposure as a consequence of the future changes of the valuations of operations that can be offset with a counterparty during the residual term until maturity.

Regarding its ordinary business, the Entity gears its lending activity towards meeting the funding needs of households and businesses in an environment with a medium-low credit risk profile, in line with the RAF, while maintaining its position of leadership in loans to individuals and SMEs, as well as providing more value-added services to the large companies segment.

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The following principles and policies support the credit risk management at the Entity:

■	An appropriate relationship between income and the expenses borne by consumers.

■	Documentary proof of the information provided by the borrower and the borrower’s capital adequacy.

■	Pre-contractual information and information protocols that are appropriate to the personal circumstances and characteristics of each customer and operation.

■	An appropriate independent assessment of real estate collateral.

In the specific context of COVID-19 (see Note 3.1), CaixaBank is responding to the public sector's funding needs, arising from an exceptional context, while continuing to monitor the Group's level of exposure and risk appetite in this segment.

Furthermore, in relation to the private sector, CaixaBank adds to the public moratorium provided in Royal Decree-Law 8/2020 with other agreements, primarily of a sectoral nature. The Entity has also made efforts to ensure the deployment of new ICO (Spanish Official Credit Institute) guarantee facilities under Royal Decree-Law 8/2020, which CaixaBank also extends using working capital facilities and special funding facilities, among others.

The breakdown of government-backed financing operations and moratorium applications is provided below, excluding operations that have been rejected or withdrawn by customers:

BREAKDOWN OF GOVERNMENT-BACKED FINANCING - 30-06-2020
(Millions of euros)
SPAIN (ICO)
Public administrations	2
Non-financial corporations and individual entrepreneurs (non-financial business)	10,405
Real estate construction and development (including land)	42
Civil engineering	850
Other	9,513
Large corporations	1,981
SMEs and individual entrepreneurs	7,532
TOTAL	10,407

MORATORIUM BREAKDOWN - 30-06-2020*
(Millions of euros)
	NUMBER OF TRANSACTIONS	AMOUNT	CLASSIFICATION BY STAGES
			STAGE 1	STAGE 2	STAGE 3
Public administrations
Non-financial corporations and individual entrepreneurs (non-financial business)	15,096	838	549	214	75
Real estate construction and development (including land)	156	13	7	4	2
Other	14,907	825	542	210	73
Large corporations	290	9	6	2	1
SMEs and individual entrepreneurs	14,617	816	536	208	72
Other households	206,186	8,457	5,979	1,910	569
Homes	75,240	6,787	4,971	1,414	403
Consumer lending	109,855	700	442	211	47
Other purposes	21,091	970	566	285	119
TOTAL APPROVED OPERATIONS	221,282	9,295	6,528	2,124	644
TOTAL OPERATIONS UNDER REVIEW	30,667	1,109
TOTAL	251,949	10,404

(*) Including the operations of Royal Decree-Law 8/2020 and 11/2020 and the Sector Understanding, which have not been rejected, cancelled or withdrawn by customers.

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In this context, as regards the principles for measuring expected credit losses for the purpose of defining the credit risk loss coverages, the following considerations stand out:

■	Processing the significant increase in credit risk (SICR):

This assessment was carried out taking into account all the reasonable and substantiated information available at the closing date of the condensed interim financial statements, as well as the exercise that was already being applied to identify changes in default risk during the expected life of loans and credit.

For operations whose holders had requested application of the moratorium under Royal Decree-Law 8/2020 at the closing date, no automatic material increase in their credit risk has been considered. Thus, they have been classified according to the triggers that have been applied by the Entity to classify operations in stages.

■	Processing of the planned moratoria:

The aforementioned Royal Decree-Law requires financial institutions to suspend the loan payment (repayment of capital and payment of interest) for a specific period.

Given that interest cannot be accrued for the increased time brought about by the moratoria of the mortgage debt of these operations, an economic loss arises through amendment to the contract, which the Entity has estimated and recorded at 30 June 2020 based on the requests which – to that date – would meet the conditions established in the public moratorium. The amount registered in the income statement on 30 June 2020 was EUR 37 million.

■	Identification of refinanced transactions:

At the close of 30 June 2020, the bulk of operations that underwent contractual amendments are those applying in the scope of moratoriums, both legislative and sectoral, whose objective is to prevent a prolonged economic impact beyond the COVID-19 health crisis.

Given that these public and sectoral moratoriums are based respectively on the application of national law and an agreement that are applied in a broad and homogeneous way in the sector, the conditions are in place in order to refrain from marking the operation as refinancing or restructuring in operations where the borrower, still having liquidity difficulties, did not have deteriorated capital adequacy prior to COVID-19.

The foregoing operations continue to be classified as normal, inasmuch as there was no reasonable doubt regarding their repayment and they would not have experienced a material increase in credit risk.

■	Update on the macroeconomic scenarios:

The Entity has recognised the changes in the macroeconomic scenarios and changed the weighting established for each scenario employed in the ECL estimate. For this purpose, the scenarios used have been the internal economic projections, different levels of severity and the impact of the COVID-19 health crisis on the economy (see Note 3.1. and 3.3.2.3.).

The change in the macroeconomic scenario as a consequence of the impacts of COVID-19 has entailed having to constitute provisions within the Entity of EUR 962 million at 30 June 2020 for this purpose. The combination of scenarios gives us better projection in the context of the current uncertainty, although said provisions will be reviewed periodically in the future as new information becomes available.

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3.3.2. Credit risk cycle

The full credit risk management cycle covers the entire life of the transaction, from feasibility studies and the approval of risks as per established criteria, to monitoring solvency and returns and, ultimately, to recovering non-performing assets. Diligent management of each of these stages is essential to successful recovery.

3.3.2.1. Approval and granting

The process for admitting and approving new loans is based on the analysis of four key issues: the parties involved, the purpose of the loan, the ability to repay and the characteristics of the transaction.

The electronic-file-based power system assigns an approval level by default to employees holding a position of responsibility according to the delegation established by Management as the standards associated with their position.

The authority system is based on the study of four key parameters:

■	Amount: the amount applied for plus any risk already granted. The amount of the operation is defined through two alternative methods according to the sector to which the operations belong:

◆	Product-weighted loss: based on the expected-loss calculation formula, it takes into account the risk appetite according to the nature of each product. This system is used for applications where the principal borrower is a legal person.

◆	Nominal: it factors in the nominal amount and guarantees of risk operations. It applies to individuals.

■	Guarantee: the group of assets or funds pledged to secure fulfilment of a repayment obligation.

■	General Risk Policy: raft of policies identifying and assessing the relevant variables of each type of transaction. They mainly involve specific processing with reference to operations of a small relative amount, refinancing, person's alerts, risk monitoring activity, debt ratios and scoring diagnosis.

■	Term: term of the requested transaction, correlated with the purpose of the transaction. There are specific policies according to the type of operation and its term, which require a higher level of authority for their approval.

In order to streamline the loan approval process for individuals and self-employed workers, there is a risk approval centre that handles applications from individuals and commits to providing a response within 48 hours. In addition, applications are pre-approved in certain cases through specific channels. Furthermore, applications by legal entities are distributed on a regional level via Risk Acceptance Centres (RACs), which manage the applications within their power levels, and transfer them to specialised Central Service centres in the event the application exceeds their powers. Except those that can be approved at branch level or by the Business Area Manager, the risk of operations can only be approved when countersigned by a business manager and risk manager.

In particular, the internal organisation of Business Risk Approvals at Central Services is based on the following specialised structure, according to the type of risk and marketing channel:

■	Corporate Risk: centralises business groups with annual turnover above EUR 200 million in Corporate centres.

■	Business Risk: legal persons or business groups with turnover up to EUR 200 million and those with turnover over EUR 200 million not managed by Corporate centres.

■	Real Estate Risk: covers developers in any segment, regardless of turnover, and real estate investment companies.

■	Tourism and Agri-food Risk: covers all companies and business groups that operate in the tourism and food and agriculture sectors. It also includes self-employed professionals in the farming sector.

■	Project Finance: includes all transactions presented under the project finance scheme.

■	Institutional Banking: comprises autonomous or central government institutions, town councils and local institutions in regional capitals or towns with more than 30,000 inhabitants, and members of economic groups or management groups whose representative/parent meets the aforementioned criteria.

■	Sovereign, Country and Financial Institution risk: responsible for granting and managing country risk and banking risk inherent in funding transactions for the various segments.

■	Individual Risk Approval: centralises the granting of loans to individuals (retail customers and self-employed professionals, the latter not including self-employed professionals in the farming sector).

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Lastly, the Permanent Credit Committee holds the power to approve individual operations up to EUR 100 million, provided the accumulated risk with the customer is equal to or lower than EUR 150 million and, in general, it holds powers to approve operations that involve exceptions to the characteristics of those that can be approved in branches and in the RACs. In the event of exceeding the aforementioned amounts, the power of approval corresponds to the Executive Committee.

On the other hand, there are policies, methods and procedures for studying and granting loans, or responsible lending, as required in Act 2/2011 on Sustainable Economy and Order EHA/2899/2011 on transparency and protection of customers of banking services, or the more recent Property Credit Contract Regulatory Act 5/2019, of 15 March.

For pricing purposes, all the factors associated with the operation will be considered. In other words, costs involving structure, financing, customer historical profitability and expected loss of the operation. In addition to these costs, operations must provide a minimum contribution to economic capital requirements, which will be calculated net of tax.

Tools related to pricing and RAR (Risk-Adjusted Return) allow the highest standards to be reached in controlling the balance between risk and return, making it possible to identify the factors determining the returns of each customer more easily and, thus, to analyse customers and portfolios in accordance with their adjusted returns.

The Chief Business Officer is responsible for approving the prices of the operations. Following on from this, the determination of the prices is subject to a power system focused on obtaining minimum compensation and, additionally, on establishing margins according to different businesses.

3.3.2.2. Mitigation of the risk

The Entity's credit risk management profile is characterised by a prudent granting policy, at a price in keeping with the conditions of the borrower and suitable coverages/guarantees. In any case, long-term operations must have more robust guarantees due to the uncertainty deriving from the passing of time. These guarantees should never be used to substitute a lack of repayment capacity or an uncertain outcome for the operation.

For accounting purposes, effective guarantees or collateral are collateral and personal guarantees that can be demonstrated as valid as risk mitigators, according to: i) the amount of time required for their enforcement; ii) the ability to realise the guarantees; and iii) the experience in realising the same. The different types of guarantees and collateral, along with the policies and procedures in their management and assessment, are as follows:

■	Personal guarantees: most of these relate to risk operations with companies in which the collateral provided by the shareholders, irrespective of whether they are individuals or legal entities, is considered relevant. For individuals, collateral is estimated on the basis of asset declarations. Where the backer is a legal entity, it is analysed as the borrower for the purposes of the approval process.

■	Collateral: the main types of collateral accepted are:

◆	Guarantees pledged or set up for the solvency of holders and guarantors: they notably include the pledge of operations of liabilities or the intermediated balances. To be admitted as collateral, financial instruments must, among other requirements: i) be free of liens and charges; ii) their contractual definition must not restrict their pledge; and iii) their credit quality or change in value must not be related to the borrower. The pledge remains in place until the loan matures, it is repaid early, or it is derecognised.

◆	Mortgage guarantees or those affecting to specific goods: this is a real right on immovable property given as security for an obligation.

Internal policies establish the following:

■	The procedure for approval of guarantees and the requirements for drawing up operations, e.g. the documentation that must be supplied to the Entity and the mandatory legal certainty thereof.

■	The review processes for the appraisals registered, in order to ensure proper monitoring and control of the guarantees. Regular processes are also carried out to check and confirm the appraisal values, in order to detect any anomalies in the procedures used by the valuation companies supplying the Entity.

■	The outlay policy, mainly concerning property development and self-development operations.

■	The loan-to-value (LTV) of the operation. The capital to be granted in mortgage operations is limited to percentages of the value of the guarantee, which is defined as the lowest of the appraisal value and, if the transaction is a purchase, the value shown on the official deed. IT systems calculate the level of approval required for each type of transaction.

■	Credit derivatives: guarantors and counterparty. The Entity occasionally uses credit derivatives, contracted with entities with a high credit level and protected by collateral contracts, to cover against credit risk.

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A breakdown of the guarantees received in the approval of the Entity's lending transactions is provided below:

GUARANTEES RECEIVED
(Millions of euros)
	30-06-2020	31-12-2019
Value of collateral *	311,790	314,956
Of which: Guarantees non-performing risks	12,492	11,531

(*) Includes the maximum amount of effective collateral that may be considered for calculating the impairment, that is, the estimated fair value of property according to the latest available appraisal or update thereof. It also includes the rest of collateral, such as the current actual value of pledged guarantees, without therefore including personal guarantees.

On the other hand, counterparty risk mitigation measures are specified in section 3.3.5.

3.3.2.3. Monitoring and measurement of credit risk

The Entity has a monitoring and measurement system that guarantees the coverage of any borrower and/or operation through methodological procedures adapted to the nature of each holder and risk:

①	Borrower monitoring processes

The aim is to determine the quality of the risk assumed with the borrower ("Monitoring Rating") and actions that need to be taken according to the result, including the estimation of impairment. The targets of risk monitoring are the borrowers that hold the debt instruments and off-balance sheet exposures that bear credit risk, and the profit or loss is a reference for the future granting policy.

The Credit Risk Monitoring Policy is prepared based on the type and specific nature of the exposure, segregated into differentiated areas, in accordance with the various credit risk measurement methods.

The Monitoring Rating is an assessment of each customer’s situation and risks. The different ratings are, from best to worse: imperceptible, low, medium, medium-high and non-performing; and they can be generated manually (in the case of the scope of borrowers under individualised monitoring) or automatically (for the rest).

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According to the scope of monitoring and rating relating to the borrowers, monitoring can be:

■	Individualised: applied to exposures of a significant amount or that have specific characteristics. The monitoring of major risks leads to the issuance of group monitoring reports, concluding in a monitoring rating for the borrowers in the group.

■	Collective: the ratings are obtained by combining a statistical model, referred to as the Early Alert Model (EAM), the Probability of Default (PD) calibrated with a forward-looking view (consistent with the PD used to calculate the credit risk provision) and other relevant alerts. Both the EAM and the PD are obtained at least on a monthly basis, and daily in the case of the alerts.

Furthermore, the EAM and PD models are subject to the Model Policy of the Entity, and they must fulfil the requirements included therein.

②	Quantifying and assessing credit risk

Credit risk quantifies losses that might derive from failure by borrowers to comply with their financial obligations, based on two concepts: expected loss and unexpected loss.

■	Expected Loss (EL): this is the average or mathematical expectation of potential anticipated losses calculated by multiplying the three following factors: probability of default (PD), exposure at default (EAD) and loss given default (LGD).

■	Unexpected loss: potential unforeseen loss caused by variability in losses with respect to the estimated expected loss. It can occur due to sudden changes in cycles or alterations in risk factors, and the dependence between the credit risk for the various debtors. Unexpected losses have a low probability and large amount, and should be absorbed by the Entity's own funds. The calculation of unexpected loss is also mainly based on the operation's PD, EAD and LGD.

Credit risk parameters are estimated based on the historical default experience. To do so, the Bank has a set of tools and techniques for the specific needs of each type of risk, described below according to how they affect the three factors for calculating the expected loss:

■	EAD: an estimate of the outstanding debt in the event of default by the customer. This measurement is significant for financial instruments with a repayment structure that varies according to customer drawdowns (in general, any revolving credit product).

The estimate is based on observing internal default experience, relating the drawdown levels upon default to drawdown levels over the 12 preceding months. To build the model, several variables are considered, such as product type, term to maturity and customer characteristics.

■	PD: the Entity uses management tools covering virtually all of its lending business to help predict the probability of default associated with each borrower.

These tools, implemented in the branch network and the risk monitoring and granting channels, were developed on the basis of NPL experience and include the measurements required to fine-tune the results both to the business cycle, with a view to securing relatively stable measures in the long term and to recent experience and future projections. The models can be classified according to their orientation toward the product or customer:

◆	Product-oriented tools are used mainly within the scope of authorisation of new retail banking operations (approval scorings) and take account of the debtor’s characteristics, information deriving from the customer relationship, internal and external alerts, as well as the specific characteristics of the operation to determine its probability of default.

◆	Customer-oriented tools assess the debtor’s probability of default. They comprise behavioural 'scoring' models for monitoring the risk of individuals and ratings or companies.

Rating tools for companies are specific according to the customer segment. The rating process for micro-enterprises and SMEs, in particular, is based on a modular algorithm, which rates three different sets of data: the financial statements, the information drawn from dealings with customers, internal and external alerts and certain qualitative factors.

As regards large corporations, the Entity has models that require the expert judgement of analysts and seek to replicate and be coherent with the ratings of rating agencies. In view of the lack of sufficient frequency of internal default rates for

3. Risk management CaixaBank | 30 June 2020

drawing up purely statistical models, the models in this segment were built in line with the Standard & Poor’s methodology, enabling the public global default rates to be used, making the methodology much more reliable.

The customers are scored and rated on a monthly basis in order to keep the credit rating up-to-date, except for the rating of large corporations, which is updated at least annually or if significant events arise that can alter credit quality. For legal entities, the financial statements and qualitative information is updated periodically to achieve the maximum level of coverage of the internal rating.

■	LGD: quantifies the unrecoverable debt in the event of customer default.

The historic loss given default is calculated using internal information, taking into account the cash flows associated with contracts from the moment of default. The models allow different loss given defaults to be obtained based on the guarantee, the loan to value ratio (LTV), the product type, the borrower's credit quality and, for uses in which it is required by regulation, the recessional conditions of the economic cycle. An estimate is also made of the indirect expenses (office staff, infrastructure costs and similar) associated with the recovery process. In the case of large corporations, loss given default also includes elements of expert judgement, coherent with the rating model.

In addition to regulatory use to determine the Entity's minimum own funds and the calculation of provisions, the credit risk parameters (PD, LGD and EAD) are used in a number of management tools, e.g. the risk-adjusted return calculation tool, pricing tools, customer pre-qualification tools, as well as in monitoring tools and alert systems.

③	Defining the accounting classification

The accounting classification of operations with credit risk among the different Stages of IFRS 9 is defined in the event of a default or significant increase in credit risk (SICR) since the operation's initial recognition.

It will be considered that there has been an SICR –and therefore the operations will be classified as Stage 2– when there are weaknesses that may involve assuming significantly higher losses than expected at the time the loan is granted. To identify weaknesses in operations and borrowers, the Entity has the monitoring and rating processes described in ②. The following shall be considered a weakness: a significant deterioration in the monitoring rating or a relative increase of relevant PD with respect to the start of the operation.

In addition, the following operations will be classified as Stage 2: i) operations included in sustainability agreements that have not reached the end of their trial period; ii) refinancing, refinanced or restructured operations that should not be reclassified as non-performing and that are still in the trial period; iii) operations made by insolvent borrowers that should not be classified as Stage 3 or write-offs; and iv) operations with amounts past due of over 30 days, unless proven otherwise.

Unless they are identified as refinancing, refinanced or restructured operations, those that no longer meet the conditions to qualify for Stage 2 will be classified as Stage 1.

With respect to refinancing, refinanced or restructured operations that classify as Stage 2 due to failing to proceed to classify them as Stage 3 on the date of refinancing or restructuring or due to having been reclassified from the Stage 3 category, they will remain identified as Stage 2 for a probationary period until they meet all the following requirements: i) it is concluded that they are unlikely to have financial difficulties and therefore it is highly probable that they will meet their obligations vis-à-vis the entity in both time and form; ii) a minimum period of two years has elapsed from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification from Stage 3; iii) one of the borrowers must have no other operations with past due amounts for more than 30 days at the end of the trial period; and iv) the borrower has covered all the principal and interest payments from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification from Stage 3.

Furthermore, the borrower must have made regular payments of an amount equivalent to the whole amount (principal and interest) falling due at the date of the restructuring or refinancing operation, or that were derecognised as a result of it, or when it is deemed more appropriate, given the nature of the operations, that the borrower complies with other objective criteria that demonstrate their payment capacity. This implies that there are no contractual clauses that may delay repayments, such as grace periods for the principal.

It will be considered that there has been a default and, therefore, an operation will be classified at Stage 3 when – regardless of the borrower and the guarantee – there is an amount overdue (capital, interest or contractually agreed costs) by more than 90 days, as well as the operations of all other holders when operations with past due amounts of over 90 days account for more than 20% of the amounts pending collection.

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Operations classified in Stage 3 due to the customer being non-performing will be reclassified to Stage 1 or Stage 2 when, as a result of collecting part of the overdue amounts, the reasons that caused their classification as Stage 3 disappear and there remain no reasonable doubts regarding their full repayment by the borrower for other reasons.

Additionally, the following operations will be classified as Stage 3: i) operations with legally demanded balances; ii) operations in which the collateral execution process has been initiated; iii) operations made by insolvent borrowers that should not be classified as write-offs; iv) refinancing, refinanced or restructured operations classifiable as non-performing including those that having been classified as non-performing before the trial period, are refinanced or restructured or that have amounts that are more than 30 days past-due; and v) operations with borrowers who, after an individualised review, pose reasonable doubts regarding full repayment (principal and interest) in the contractually agreed terms.

Unless they are identified as refinancing, refinanced or restructured operations, those classified as Stage 3 for reasons other than the customer being non-performing can be reclassified to Stage 1 or Stage 2 if, as a result of an individualised study, the reasonable doubts regarding their full repayment by the holder in the contractually agreed terms disappear and there are no amounts overdue by more than 90 days on the date of reclassification to Stage 1 or Stage 2.

In the case of refinanced, restructured or refinancing operations, in order to consider the credit quality of the operation to have improved and, therefore, to proceed to reclassify it to Stage 2, all the following criteria must be verified in general: i) a period of one year has elapsed from the refinancing or restructuring date; ii) the borrower has covered all the principal and interest payments (i.e. the operation has no overdue amounts) thereby reducing the renegotiated principal, from the date of authorisation of the restructuring or refinancing operation, or, if later, from the date of its reclassification to the non-performing category; iii) furthermore, regular payments must have been made of an amount equivalent to the whole amount (principal and interest) falling due at the date of the restructuring or refinancing operation, or that were derecognised as a result of it, or when it is deemed more appropriate, given the nature of the operations, that the borrower complies with other objective criteria that demonstrate their payment capacity; and iv) one of the borrowers must have no other operations with past due amounts for more than 90 days.

The exposures of borrowers declared subject to bankruptcy proceedings without an application for liquidation shall be reclassified to Stage 2 if the borrower has paid at least 25% of the credit from the entity that is affected by the bankruptcy proceedings (once the agreed debt reduction, if any, has been deducted), or if two years have elapsed since the order approving the creditors’ agreement was registered with the Commercial Register, provided that this agreement is being faithfully performed and the equity and financial situation of the corporation dispels any doubts regarding full repayment of its debts, all unless interest has been agreed that is noticeably lower than the market rate.

The process for determining the borrower's accounting classification is specified below:

■	Single Name: these borrowers are constantly assessed as regards the existence of evidence or indications of impairment, as well as a potential significant increase in credit risk (SICR) from the initial recognition, and losses associated with the assets of this portfolio are assessed.

In order to help with the proactive management of evidence and indications of impairment and a significant increase in risk, the Entity has developed triggers, for borrowers and for the operation, that are grouped according to the sector to which they belong, since the latter conditions the type of information required to analyse the credit risk and the sensitivity to the changes of variables indicative of the impairment. The triggers are an indication of impairment of the asset affecting the customer or the operations. These triggers are assessed by the analyst to determine the classification of the customer's operations in Stage 2 or Stage 3:

◆ Global triggers:

©	Financial difficulties of the issuer or debtor: subjective doubtful triggers (i.e. unfavourable financial information on the debtor, measured via various ratios on their financial statements) and triggers of a minimum of Stage 2 (due to deterioration of the monitoring rating).

©	A breach of contract, such as a default or delinquency in interest or principal payments: Stage 3 triggers (i.e. non-payments exceeding 90 days) and triggers of a minimum of Stage 2 (non-payments exceeding 30 days).

©	In the event of financial difficulties, the borrowers are given concessions or advantages that would otherwise not be considered. Trigger of a minimum of Stage 2 (refinancing).

©	Probability of the borrower declaring bankruptcy or restructuring. Stage 3 trigger (declaration of insolvency).

©	Market triggers. There are triggers referring to identifying financial difficulties of the debtor or issuer, referring to breaches of contractual clauses or to the disappearance of an active market for the financial security.

◆       Specific triggers: for sectors such as property developers, project finance and public administrations.

In cases in which, in the opinion of the analyst, contracts are classified as Stage 2 or Stage 3, the expert calculation of the specific provision is used.

■	Other contracts (not Single Name): as previously stated, when the borrower's monitoring rating has significantly deteriorated or when there is a relative increase of relevant PD with respect to the start of the operation, the Entity proceeds to classify the contract at accounting Stage 2. For these purposes, the classification is revised on a monthly basis, using the most recent monitoring rating and PD classification, which are also updated at least monthly.

All other classification criteria in Stage 2 or Stage 3 are also revised monthly.

④	Defining the accounting provision

The aim of the IFRS 9 requirements as regards impairment is to ensure recognition of the expected credit losses of operations, assessed collectively or individually, considering all the reasonable and substantiated information available, including forward-looking information.

Principles for measuring expected credit losses for the purpose of defining the credit risk loss provisions

The calculated accounting coverage or provision is defined as the difference between the gross carrying amount of the operation and the estimated value of future expected cash flows, discounted at the original effective interest rate of the operation, considering the effective guarantees received.

The Entity estimates the expected credit losses of an operation so that these losses reflect:

A	a weighted and non-biased amount, determined through the assessment of a series of possible results;

B	the time value of the money; and

C	the reasonable and substantial information that is available at the reference date, at no disproportionate cost or effort, on past events, current conditions and forecasts of future economic conditions.

In line with applicable rules, the coverage calculation method is set according to whether the borrower is individually significant and its accounting category.

■	If, in addition to being individually significant, the customer has operations that are non-performing (whether for reasons of delinquency or for other reasons) or in Stage 2, the specific allowances for the non-performing operations will be estimated through a detailed analysis of the borrower’s status and the expected flows, which will be assessed using discounted future cash flow models based on forecasts that estimate the customer's capacity to generate future flows from their activities.

■	In all other cases, coverage is estimated collectively using internal methodologies, subject to the Policy of Models in force, based on past experience of portfolio defaults and recoveries, and factoring in the updated and adjusted value of the effective guarantees. Additionally, future economic condition predictions will be considered under various scenarios.

To determine coverage for credit losses of portfolios under collective analysis, models are used to estimate the PD; probability of correcting defaulting cycles (specifically its complementary measurement, PNC); loss given loss (LGL) in the event of no correction; recoverable value models for mortgage guarantees (haircuts); and adjustments to include lifetime or forward-looking effects, according to the agreement's accounting classification.

The models used are re-estimated or re-trained every six months, and they are executed monthly in order to properly reflect the current economic environment at any given time. This makes it possible to reduce the differences between estimated loss and recent observations. The models will include an unbiased view of the potential forward-looking evolution to determine the expected loss, taking into account further relevant macroeconomic factors: i) GDP growth; ii) the unemployment rate; iii) 12-month Euribor; and iv) changes in property prices. In this regard, the Entity generates a baseline scenario, as well as a range of potential scenarios that make it possible to perform a weighted adjustment of estimated expected loss, based on its probability.

3. Risk management CaixaBank | 30 June 2020

The calculation process is structured in two steps:

◆	Setting the basis for the calculation of allowances, in two steps:

1	Calculation of the exposure amount, which is the sum of the gross carrying amount at the time of calculation plus off-balance sheet amounts (available or exposure) expected to be disbursed when the borrower fulfils the conditions to be considered non-performing.

2	Calculation of the recoverable value of the effective guarantees linked to the exposure. In order to establish the recoverable value of these guarantees, for real estate collateral, the models estimate the amount of the future sale of the collateral, which is discounted from the total expenses incurred until the moment of the sale.

◆	Establishing the coverage to be applied on the basis for the calculation of allowances:

This calculation factors in the probability of the borrower defaulting on the operation obligations, the probability of the situation being remedied or resolved and the losses that would occur if this did not happen.

For insignificant portfolios where it is considered that the internal model approach is not suitable due to the processes involved or a lack of past experience, the Entity may use the default coverage rates established in the current national regulations.

Transactions classified as not bearing appreciable risk and those that, due to their type of collateral, are classified as not bearing appreciable risk, could have 0% accounting coverage. In the case of the latter, this percentage will only be applied to the guaranteed part of the risk.

The provisions estimated individually or collectively must be consistent with the way in which the categories into which the operations can be classified are processed. In other words, the coverage level for an operation must be higher than the coverage level that would correspond to it, if it were classified in another category of a lower credit risk.

The necessary improvements detected in the backtesting and benchmarking exercises are also incorporated into the review cycles. Similarly, the models developed are documented so they can be replicated by a third party. The documentation contains key definitions, information regarding the process of acquiring samples and data processing, methodological principles and results obtained, as well as the comparison of said results with those of previous years.

CaixaBank has a total of 81 models, in order to obtain the parameters necessary to calculate the provisions using a collective analysis. For each of the risk parameters, different models can be used to adapt to each type of exposure. Specifically, the models include those indicated below:

◆	18 Scoring and Rating parameter models

◆	21 PD parameter models

◆	10 EAD parameter models

◆	19 PNC parameter models

◆	9 LGL parameter models

◆	3 Haircut parameter models

◆	1 LT/FL (Life-time/Forward-looking) transformation parameter model

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Incorporation of forward-looking information into the expected loss models

The projected variables considered are as follows:

FORWARD-LOOKING MACROECONOMIC INDICATORS (*)
(% Percentages)
	30-06-2020			31-12-2019
	2020	2021	2022	2020	2021	2022
GDP growth
Baseline scenario	(14.0)	10.5	3.3	1.5	1.5	1.4
Upside range	(12.0)	11.3	3.0	2.3	2.6	1.9
Downside range	(17.0)	9.7	4.8	0.6	0.3	0.9
Unemployment rate
Baseline scenario	19.3	19.5	17.7	12.6	11.5	10.3
Upside range	18.3	17.7	16.2	12.1	10.0	8.4
Downside range	20.6	21.4	19.2	13.6	13.7	12.9
Interest rates (**)
Baseline scenario	(0.19)	(0.25)	(0.24)	(0.30)	(0.11)	0.29
Upside range	(0.23)	(0.24)	(0.19)	(0.25)	0.08	0.54
Downside range	(0.29)	(0.35)	(0.33)	(0.35)	(0.35)	(0.30)
Evolution of property prices
Baseline scenario	(5.6)	(2.3)	2.3	3.2	3.0	2.9
Upside range	(3.5)	(1.4)	2.6	4.7	5.8	4.9
Downside range	(7.7)	(5.4)	3.1	1.2	(0.4)	0.9

(*) Source: CaixaBank Research.
(**) The 12-month Euribor is used (average of the period).

The weighting of the scenarios considered in each of the financial years is as follows:

PROBABILITY OF OCCURRENCE OF THE CONSIDERED SCENARIOS
(% percentages)
	BASELINE SCENARIO	UPSIDE SCENARIO	DOWNSIDE SCENARIO
30-06-2020	60	20	20
31-12-2019	40	30	30

3.3.2.4. NPL management

Given the mechanisms of the Entity's credit risk cycle, the quality in the risk approval and monitoring processes guarantees compliance with the conditions set out when operations are granted that generate exposure to this risk. Thus, the positions requiring activation of alternative management circuits are scant. The recovery activity is a top priority in the Entity's risk management, particularly in recent years, given the goal of both curtailing the current volume of non-performing positions as well as the future generation thereof. In this sense, it has strengthened the governance model and the operational framework on the management of problematic assets, and has a comprehensive view of the whole life cycle associated with the default recoveries process and management of foreclosed assets.

The branch network is responsible for managing NPLs and recoveries, starting out as a preventive activity before default or before an obligation falls due, and ends with recovery or definitive write-off. The disaggregated nature and specialisation of the branch network make it possible to gain knowledge of customers' situations and to detect the first indications of impairment in solvency, thus allowing appropriate measures to be adopted more diligently. Following on from this, the operations and their associated guarantees are monitored and, where applicable, claims are brought to recover the debt according to the following principles: i) prevention with the early detection of default risk; ii) activities intended to help the customer find solutions to situations of payment irregularities, considering its relationship; and iii) the utmost anticipation to reach a better stance to deal with the debtor and other creditors.

Knowledge of and proximity to the customer enable especially vulnerable social situations to be managed in a differentiated way, frequently caused by an adverse macroeconomic environment experienced years ago. In this respect, the Entity has also adhered to the Code of Good Practices for the viable restructuring of mortgage debts on primary residences included in Royal Decree-Law 6/2012 and its subsequent amendments, on measures to strengthen the protection of mortgage borrowers, debt restructuring and subsidised housing rentals. In this field, it has developed an Aid Plan and customised solutions for customers who are undergoing current economic hardships, who are willing to collaborate and have good historic behaviour. All these actions contribute to better progress of the default rate and strengthen the Entity's connection and commitment to its customers.

The Entity's policies and strategies in relation to problematic assets in the property development segment

The underlying criterion guiding the Entity’s management of problematic assets in the property development segment is to help borrowers meet their obligations.

First, with the commitment of shareholders and the borrower, the Group studies the possibility of granting grace periods so that the financed land can be developed, ongoing property development can be finalised and finished units can be sold. The analysis places special importance on the feasibility of projects, thereby avoiding a higher investment for real estate whose sale is not reasonably assured.

With regard to refinancing operations, the aim is to add new guarantees to reinforce those already in place. The policy is to not exhaust the current margin of value provided by the initial guarantees with further mortgages.

Lastly, when there is no reasonable possibility that the borrower can continue to maintain its position, the mortgaged asset is acquired. The acquisition price is calculated by relying on an appraisal conducted by an appraisal firm registered on the Bank of Spain's official register. When the acquisition price is lower than the outstanding debt, the loan is written down to the foreclosure value.

Foreclosed assets

BuildingCenter is CaixaBank's subsidiary responsible for the ownership of property assets in Spain, which basically originate from streamlining of the Entity's credit activity through any of the following ways: i) acquisition at auctions held after assets have been foreclosed, mainly in relation to mortgage loans; ii) acquisition of mortgaged real estate assets of individuals, with the subsequent subrogation and cancellation of the debts; and iii) acquisition of real estate assets of companies, mainly real estate developers, to cancel their debts.

The acquisition process includes conducting full legal and technical reviews of the properties using the committees appointed for such purpose.

In all cases, purchase prices are based on appraisals performed by appraisal firms approved by the Bank of Spain and in accordance with the parameters set forth in the approved internal rules.

The strategies undertaken for the sale of these assets are as follows:

■	Individual sale: through Servihabitat Servicios Inmobiliarios, with which there is a servicing contract until 31 December 2023, for multi-channel marketing activities via its own branches, the external collaboration of the network of real-estate agents and an active presence on the Internet. This marketing activity comes in addition to a key factor: support in prescribing properties generated by the branch network.

■	Institutional sales: the Entity's strategy includes institutional transactions to sell asset portfolios to other specialised companies.

■	Completion of housing developments: a number of minor measures to improve some of these developments are made to ensure they can be sold.

3. Risk management CaixaBank | 30 June 2020

■	In-house property development: restricted to very specific transactions where the asset’s quality and characteristics mean that developing the asset is the clearest and most secure means to recovering the investment.

■	Rental: it is a means of benefiting from rising demand and generating recurring income, as well as creating added value on the property in the event of its future institutional sale.

The table below shows foreclosed assets by source and type of property:

FORECLOSED REAL ESTATE ASSETS 30-06-2020 (*)
(Millions of euros)
	GROSS CARRYING AMOUNT	ALLOWANCES FOR IMPAIRMENT **	OF WHICH: FROM FORECLOSURE	NET CARRYING AMOUNT
Real estate acquired from loans to real estate constructors and developers	59	(17)	(4)	42
Buildings and other completed constructions	40	(12)	(2)	28
Homes	27	(7)	(1)	20
Other	13	(5)	(1)	8
Buildings and other constructions under construction	7	(1)	(1)	6
Homes	2	(1)	(1)	1
Other	5			5
Land	12	(4)	(1)	8
Consolidated urban land	7	(2)	(1)	5
Other land	5	(2)		3
Real estate acquired from mortgage loans to homebuyers	126	(18)	(11)	108
Other foreclosed real estate assets or received in lieu of payment of debt	63	(15)	(4)	48
Foreclosed equity instruments of real estate asset holding companies or received in lieu of payment of debt	9,056	(6,664)		2,392
Foreclosed finance to real estate asset holding companies or received in lieu of payment of debt	3,163			3,163
TOTAL	12,467	(6,714)	(19)	5,753

(*) Includes foreclosed assets classified as "Tangible assets – Investment property" amounting to EUR 12 million, net, and includes foreclosure rights deriving from auctions in the amount of EUR 125 million, net.
(**) Cancelled debt associated with the foreclosed assets totalled EUR 361 million and total write-downs of this portfolio amounted to EUR 165 million, EUR 50 million of which are impairment allowances recognised in the balance sheet.

FORECLOSED REAL ESTATE ASSETS 31-12-2019
(Millions of euros)
	GROSS CARRYING AMOUNT	ALLOWANCES FOR IMPAIRMENT **	OF WHICH: FROM FORECLOSURE	NET CARRYING AMOUNT
Real estate acquired from loans to real estate constructors and developers	56	(17)	(3)	39
Buildings and other completed constructions	39	(12)	(2)	27
Buildings and other constructions under construction	6	(1)	0	5
Land	11	(4)	(1)	7
Real estate acquired from mortgage loans to homebuyers	141	(19)	(12)	122
Other real estate assets or received in lieu of payment of debt	68	(15)	(4)	53
Foreclosed equity instruments of real estate asset holding companies or received in lieu of payment of debt	9,056	(6,560)		2,496
Foreclosed finance to real estate asset holding companies or received in lieu of payment of debt	3,562			3,562
TOTAL	12,883	(6,611)	(19)	6,272

(*) Includes foreclosed assets classified as 'Tangible assets – Investment property' amounting to EUR 12 million, net, and includes foreclosure rights deriving from auctions in the amount of EUR 142 million, net.
(**) Cancelled debt associated with the foreclosed assets totalled EUR 389 million and total write-downs of this portfolio amounted to EUR 175 million, EUR 51 million of which are impairment allowances recognised in the balance sheet.

3. Risk management CaixaBank | 30 June 2020

3.3.2.5 Refinancing policies

The Entity has a detailed customer debt refinancing policy that contains the same general principles issued by the EBA for this type of operation.

The risk management procedures and policies applied allow for detailed monitoring of credit transactions. In this regard, any transaction uncovered whose terms may need to be changed due to evidence of impairment of the borrower’s solvency is marked appropriately so the associated provision for impairment is made at the date of the change. Therefore, as these transactions are correctly classified and valued according to the Entity's best judgement, no additional provisions emerge in relation to the impairment of refinanced loans.

Refinancing

The breakdown of refinancing by economic sector is as follows:

REFINANCING OPERATIONS - 30-06-2020
(Millions of euros)
	WITHOUT COLLATERAL		WITH COLLATERAL				IMPAIRMENT DUE TO CREDIT RISK (*)
	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	MAXIMUM AMOUNT OF THE COLLATERAL
					MORTGAGE COLLATERAL	OTHER COLLATERAL
Public administrations	17	155	356	54	45	0	(4)
Other financial corporations and individual entrepreneurs (financial business)	22	3	6	1	1	0	(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	1,308	1,390	9,048	1,364	1,074	29	(810)
Of which: Financing for real estate construction and development (including land)	48	22	2,616	536	411	0	(112)
Other households	7,186	224	68,630	3,593	2,971	6	(739)
TOTAL	8,533	1,772	78,040	5,012	4,091	35	(1,554)
Of which: in Stage 3
Public administrations	13	3	146	11	7	0	(4)
Other financial corporations and individual entrepreneurs (financial business)	20	1	6	1	1	0	(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	889	725	7,458	850	651	11	(740)
Of which: Financing for real estate construction and development (including land)	35	21	2,015	248	187	0	(76)
Other households	5,235	155	49,010	2,816	2,237	4	(713)
TOTAL STAGE 3	6,157	884	56,620	3,678	2,896	15	(1,458)

Memorandum items: Financing classified as non-current assets held for sale (*)
(*) Corresponds to "Non-current assets and disposal groups classified as held for sale".

3. Risk management CaixaBank | 30 June 2020

REFINANCING OPERATIONS - 31-12-2019
(Millions of euros)
	WITHOUT COLLATERAL		WITH COLLATERAL				IMPAIRMENT DUE TO CREDIT RISK (*)
	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	NO. OF OPERATIONS	GROSS CARRYING AMOUNT	MAXIMUM AMOUNT OF THE COLLATERAL
					MORTGAGE COLLATERAL	OTHER COLLATERAL
Public administrations	19	172	415	68	47	0	(5)
Other financial corporations and individual entrepreneurs (financial business)	26	3	7	1	1	0	(1)
Non-financial corporations and individual entrepreneurs (non-financial business)	1,527	1,516	10,563	1,566	1,260	10	(879)
Of which: Financing for real estate construction and development (including land)	56	18	3,054	587	438	0	(118)
Other households	8,390	239	80,119	4,288	3,628	8	(751)
TOTAL	9,962	1,930	91,104	5,923	4,936	18	(1,636)
Of which: in Stage 3
Public administrations	13	3	137	12	7	0	(5)
Other financial corporations and individual entrepreneurs (financial business)	19	0	6	1	1	0	0
Non-financial corporations and individual entrepreneurs (non-financial business)	838	770	7,027	851	632	6	(799)
Of which: Financing for real estate construction and development (including land)	33	8	1,899	277	194	0	(83)
Other households	4,932	149	46,179	2,687	2,134	4	(680)
TOTAL STAGE 3	5,802	922	53,349	3,551	2,774	10	(1,484)

Memorandum items: Financing classified as non-current assets held for sale (*)		0		0

(*) Corresponds to "Non-current assets and disposal groups classified as held for sale"

3.3.3. Concentration risk

In the Corporate Risk Taxonomy, concentration risk is included within credit risk, since it is the main risk source, although it covers all types of assets, as recommended by sector supervisors and they carry out best practices.

The Entity has developed mechanisms to systematically identify its overall exposure with regard to a particular customer, product type, geographic location and economic sector. Wherever it is considered necessary, limits on relative exposures have been defined, under the RAF.

Concentration in customers or in “major risks”

The Entity monitors and ensures compliance with the regulatory limits (25% of eligible own funds) and the concentration risk appetite thresholds. At year-end, no breach of the defined thresholds had been observed.

Geographical and counterparty concentration

The Entity monitors and reports – to the management and governance bodies – a full perspective of accounting positions, segregated by product and issuer/counterparty, classified under loans and advances, debt securities, equity instruments, derivatives and guarantees given, that complement the other positions of the Entity and of the secured investment and pension funds.

3. Risk management CaixaBank | 30 June 2020

Risk by geographic area is as follows:

CONCENTRATION BY GEOGRAPHICAL LOCATION
(Millions of euros)
	TOTAL	SPAIN	REST OF THE EUROPEAN UNION	AMERICA	REST OF THE WORLD
Central banks and credit institutions	55,858	41,954	8,662	503	4,739
Public administrations	46,450	43,671	2,539	107	133
Central government	34,491	31,854	2,509	14	114
Other public administrations	11,959	11,817	30	93	19
Other financial corporations and individual entrepreneurs (financial business)	26,998	24,765	1,516	161	556
Non-financial corporations and individual entrepreneurs (non-financial business)	109,146	90,575	9,390	5,061	4,120
Real estate construction and development (including land)	5,652	5,651			1
Civil engineering	5,307	4,370	233	674	30
Other	98,187	80,554	9,157	4,387	4,089
Large corporations	62,922	47,455	8,419	3,815	3,233
SMEs and individual entrepreneurs	35,265	33,099	738	572	856
Other households	96,653	95,366	331	145	811
Homes	78,358	77,137	316	132	773
Consumer lending	7,600	7,584	5	3	8
Other	10,695	10,645	10	10	30
TOTAL 30-06-2020	335,105	296,331	22,438	5,977	10,359
TOTAL 31-12-2019	283,377	246,597	27,597	6,146	3,037

The breakdown of risk in Spain by Autonomous Community is as follows:

3. Risk management CaixaBank | 30 June 2020

CONCENTRATION BY AUTONOMOUS COMMUNITY
(Millions of euros)
	TOTAL	ANDALUSIA	BALEARIC ISLANDS	CANARY ISLANDS	CASTILE-LA MANCHA	CASTILE-LEON	CATALONIA	MADRID	NAVARRE	VALENCIAN COMMUNITY	BASQUE COUNTRY	REST (*)
Central banks and credit institutions	41,954	200			1		231	40,715		21	343	443
Public administrations	43,671	647	298	138	516	281	4,097	2,341	408	861	880	1,350
Central government	31,854
Other public administrations	11,817	647	298	138	516	281	4,097	2,341	408	861	880	1,350
Other financial corporations and individual entrepreneurs (financial business)	24,765	221	2	7	3	23	1,526	22,850	19	37	126	(49)
Non-financial corporations and individual entrepreneurs (non-financial business)	90,575	6,936	3,124	2,757	1,412	1,960	19,572	35,125	1,520	6,219	4,401	7,549
Real estate construction and development (including land)	5,651	609	200	216	25	181	1,340	2,174	153	372	205	176
Civil engineering	4,370	336	83	124	82	94	969	1,663	129	240	201	449
Other	80,554	5,991	2,841	2,417	1,305	1,685	17,263	31,288	1,238	5,607	3,995	6,924
Large corporations	47,455	1,389	1,647	1,067	322	498	7,441	26,362	411	2,511	2,746	3,061
SMEs and individual entrepreneurs	33,099	4,602	1,194	1,350	983	1,187	9,822	4,926	827	3,096	1,249	3,863
Other households	95,366	15,311	3,758	5,295	2,346	3,345	27,934	14,590	2,986	7,502	3,195	9,104
Homes	77,137	11,880	3,099	4,608	1,940	2,795	21,845	12,147	2,513	6,147	2,713	7,450
Consumer lending	7,584	1,322	295	334	165	204	2,669	891	206	584	205	709
Other	10,645	2,109	364	353	241	346	3,420	1,552	267	771	277	945
TOTAL 30-06-2020	296,331	23,315	7,182	8,197	4,278	5,609	53,360	115,621	4,933	14,640	8,945	18,397
TOTAL 31-12-2019	246,597	22,677	6,496	7,896	3,829	5,411	51,037	84,622	4,810	13,532	8,420	16,503

(*) Includes autonomous communities that combined represent no more than 10% of the total.

3. Risk management CaixaBank | 30 June 2020

Concentration by economic sector

Risk concentration by economic sector is subject to the RAF limits, differentiating between private business economic activities and public sector financing, and the channels of the internal report defined therein. Particularly, for the private business sector, a maximum concentration limit in any economic sector is established by aggregating the accounting positions recognised, excluding treasury repo/depo operations and those of the trading portfolio.

Loans to customers by activity were as follow (excluding advances):

CONCENTRATION BY ACTIVITY OF LOANS TO CUSTOMERS - 30-06-2020
(Millions of euros)
	TOTAL	OF WHICH: MORTGAGE COLLATERAL	OF WHICH: OTHER COLLATERAL	SECURED LOANS. CARRYING AMOUNT BASED ON LATEST AVAILABLE APPRAISAL (LOAN TO VALUE)
				≤ 40%	> 40% ≤ 60%	> 60% ≤ 80%	> 80% ≤100%	>100%
Public administrations	10,933	401	154	199	140	130	25	61
Other financial corporations and individual entrepreneurs (financial business)	11,855	399	829	1,006	159	50	2	11
Non-financial corporations and individual entrepreneurs (non-financial business)	97,462	20,358	3,011	9,760	7,602	3,470	1,217	1,320
Real estate construction and development (including land)	5,499	4,978	22	1,352	1,753	976	474	445
Civil engineering	4,986	476	167	213	161	60	158	51
Other	86,977	14,904	2,822	8,195	5,688	2,434	585	824
Large corporations	52,924	4,436	2,083	3,124	1,868	1,027	226	274
SMEs and individual entrepreneurs	34,053	10,468	739	5,071	3,820	1,407	359	550
Other households	96,291	85,477	686	28,011	31,832	20,302	3,837	2,181
Homes	78,353	77,253	209	23,970	29,218	18,959	3,444	1,871
Consumer lending	7,599	3,149	222	1,720	994	469	120	68
Other	10,339	5,075	255	2,321	1,620	873	272	244
TOTAL	216,541	106,635	4,680	38,976	39,733	23,952	5,081	3,573

Memorandum items: Refinancing, refinanced and restructured transactions	5,230	4,157	39	785	1,178	1,614	359	260

CONCENTRATION BY ACTIVITY OF LOANS TO CUSTOMERS - 31-12-2019
(Millions of euros)
	TOTAL	OF WHICH: MORTGAGE COLLATERAL	OF WHICH: OTHER COLLATERAL	SECURED LOANS. CARRYING AMOUNT BASED ON LATEST AVAILABLE APPRAISAL (LOAN TO VALUE)
				≤ 40%	> 40% ≤ 60%	> 60% ≤ 80%	> 80% ≤100%	>100%
Public administrations	9,797	412	158	208	124	121	54	63
Other financial corporations and individual entrepreneurs (financial business)	11,506	420	843	1,016	161	53	4	29
Non-financial corporations and individual entrepreneurs (non-financial business)	83,574	19,859	3,299	9,833	7,442	3,491	1,383	1,009
Other households	97,779	88,314	746	28,024	32,575	21,534	4,340	2,587
TOTAL	202,656	109,005	5,046	39,081	40,302	25,199	5,781	3,688

Memorandum items: Refinancing, refinanced and restructured transactions	6,217	5,035	53	954	1,220	1,894	608	412

3. Risk management CaixaBank | 30 June 2020

BREAKDOWN OF LOANS AND ADVANCES TO CUSTOMERS BY ARREARS STATUS AND INTEREST RATE TYPE
(Millions of euros)
			30-06-2020			31-12-2019
By arrears status
Of which: default on payment of less than 30 days or up to date on payments			216,024			202,020
Of which: default on payment between 30 and 60 days			232			539
Of which: default on payment between 60 and 90 days			458			155
Of which: default on payment between 90 days and 6 months			748			467
Of which: default on payment between 6 months and 1 year			704			594
Of which: default on payment of more than 1 year			2,661			2,450
By interest rate type
Fixed			69,418			56,577
Floating			151,409			149,648

BREAKDOWN OF LOANS AND ADVANCES TO CUSTOMERS BY TYPE
(Millions of euros)
	30-06-2020			31-12-2019
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Loan type and status
Public administrations	10,561	336	41	9,384	379	40
Other financial corporations	11,780	78	4	11,448	61	3
Loans and advances to companies and individual entrepreneurs	91,447	5,174	2,894	77,556	5,258	2,655
Real estate construction and development (including land)	9,290	922	640	8,183	996	622
Other companies and individual entrepreneurs	82,157	4,252	2,254	69,373	4,262	2,033
Other households	87,365	6,469	4,678	87,450	7,460	4,531
Homes	71,816	4,710	3,108	73,249	5,418	2,947
Other	15,549	1,759	1,570	14,201	2,042	1,584
TOTAL	201,153	12,057	7,617	185,838	13,158	7,229

BREAKDOWN OF PROVISIONS OF LOANS AND ADVANCES TO CUSTOMERS BY TYPE
(Millions of euros)
	30-06-2020			31-12-2019
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Public administrations			(5)			(6)
Other financial corporations	(4)	(1)	(2)	(4)	(1)	(1)
Loans and advances to companies and individual entrepreneurs	(376)	(269)	(1,408)	(221)	(226)	(1,448)
Real estate construction and development (including land)	(46)	(73)	(248)	(29)	(62)	(229)
Other companies and individual entrepreneurs	(330)	(196)	(1,160)	(192)	(164)	(1,219)
Other households	(292)	(351)	(1,578)	(133)	(233)	(1,296)
Homes	(83)	(187)	(1,011)	(68)	(122)	(801)
Other	(209)	(164)	(567)	(65)	(111)	(495)
TOTAL	(672)	(621)	(2,993)	(358)	(460)	(2,751)
Of which: identified individually		(61)	(762)		(52)	(665)
Of which: identified collectively	(672)	(560)	(2,231)	(358)	(408)	(2,086)

Concentration according to credit quality

The methodology applied to assign credit ratings to fixed income issuances is based on:

■	Fixed-income instruments: the regulatory banking criteria defined in the CRD IV regulation and the CRR on capital requirements, and therefore, the second best rating of all those available is used, if more than two ratings are available.

3. Risk management CaixaBank | 30 June 2020

■	Loan portfolio: certification of the internal classifications to the Standard & Poor's methodology.

The rating of Spanish sovereign debt is A- at 30 June 2020 and 31 December 2019.

The risk concentration according to credit quality of credit risk exposures associated with debt instruments for the Entity, at the end of the financial year, is stated as follows:

CONCENTRATION ACCORDING TO CREDIT QUALITY - 30-06-2020
(Millions of euros)
	FA AT AMORTISED COST (NOTE 11)
	LOANS AND ADVANCES TO CUSTOMERS				FA HELD FOR TRADING	FA NOT HELD FOR TRADING * - DEBT SEC.	FA AT FV W/ CHANGES IN OTHER COMPREHENSIVE INCOME	LOAN COMMITMENTS AND FINANCIAL GUARANTEES (NOTE 22)
	STAGE 1	STAGE 2	STAGE 3	DEBT SEC.	(NOTE 8)	(NOTE 9)	(NOTE 10)	STAGE 1	STAGE 2	STAGE 3

AAA/AA+/AA/AA-	28,507	23			9		27	10,405	5
A+/A/A-	26,406	91		15,922	509		14,408	8,459	20
BBB+/BBB/BBB-	32,311	187		4,877	228		2,106	20,459	51
INVESTMENT GRADE	87,224	301		20,799	746		16,541	39,323	76
Allowances for impairment	(332)	(12)					(1)	(8)
BB+/BB/BB-					3		29
B+/B/B-	36,501	2,636	2					16,613	674
CCC+/CCC/CCC-	10,445	4,837	21	6				4,674	1,025	2
No rating	68,545	4,283	10,586	581	205		973	4,759	181	385
NON-INVESTMENT GRADE	115,491	11,756	10,609	587	208		1,002	26,046	1,880	387
Allowances for impairment	(351)	(609)	(2,993)					(26)	(6)	(44)
TOTAL	202,032	11,436	7,616	21,386	954		17,542	65,369	1,956	387
DEBT SEC.: Debt securities; FA: Financial assets
(*) Compulsorily measured at fair value through profit or loss.

CONCENTRATION ACCORDING TO CREDIT QUALITY 31-12-2019
(Millions of euros)
	FA AT AMORTISED COST (NOTE 11)
	LOANS AND ADVANCES TO CUSTOMERS			DEBT SEC.	FA HELD FOR TRADING	FA NOT HELD FOR TRADING * - DEBT SEC.	FA AT FV W/ CHANGES IN OTHER COMPREHENSIVE INCOME	LOAN COMMITMENTS AND FINANCIAL GUARANTEES (NOTE 22)
	STAGE 1	STAGE 2	STAGE 3		(NOTE 8)	(NOTE 9)	(NOTE 10)	STAGE 1	STAGE 2	STAGE 3
AAA/AA+/AA/AA-	29,075	24			7		932	10,451	6
A+/A/A-	25,687	87		10,167	369		9,774	8,823	21
BBB+/BBB/BBB-	30,968	249		3,024	244		3,542	17,998	279
INVESTMENT GRADE	85,730	360		13,191	620		14,248	37,272	306
Allowances for impairment	(251)	(2)					(2)	(7)
BB+/BB/BB-	37,685	2,461	1		7		29
B+/B/B-	11,402	5,894	10					14,795	571
CCC+/CCC/CCC-	462	2,081	66	5				5,318	1,124	1
No rating	52,496	2,362	7,152	796	78		312	3,016	186	347
NON-INVESTMENT GRADE	102,045	12,798	7,229	801	85		341	23,129	1,881	348
Allowances for impairment	(112)	(458)	(2,751)					(14)	(5)	(50)
TOTAL	187,412	12,698	4,478	13,992	705		14,587	60,401	2,187	348
DEBT SEC.: Debt securities; FA: Financial assets
(*) Compulsorily measured at fair value through profit or loss.

3. Risk management CaixaBank | 30 June 2020

Concentration according to sovereign risk

The Entity’s position in sovereign debt is subject to the general risk-taking policy, which ensures that all positions taken are aligned with the target risk profile:

■	The position in public, regional and local debt is subject to the general concentration and country risk limits established. Regular control procedures are in place for preventing new positions in countries in which there is a high risk concentration, unless express approval is given by the pertinent authority.

■	For fixed-income securities, a framework is in place regulating the solvency, liquidity and geographic location of all of the fixed-income issues and any similar transaction implying payment in cash for the buyer and the assumption of the issuer’s credit risk or related collateral. This control is exercised during the risk acceptance phase and throughout the life of the position in the portfolio.

■	Public debt positions held on the Treasury Desk are subject to the framework for market risk control and limits.

The carrying amounts of the main items related to sovereign risk exposure for the Entity are detailed below:

SOVEREIGN RISK EXPOSURE - 30-06-2020
(Millions of euros)
COUNTRY	RESIDUAL MATURITY	FA AT AMORTISED COST	FA HELD FOR TRADING	FA AT FV W/ CHANGES IN OTHER COMPREHENSIVE INCOME	FA NOT DESIGNATED FOR TRADING *	FL HELD FOR TRADING - SHORT POSITIONS
Spain	Less than 3 months	2,927	177			(4)
	Between 3 months and 1 year	4,631	150	2,473		(68)
	Between 1 and 2 years	7,413	11	2,048		(36)
	Between 2 and 3 years	954	70	4,969	89	(44)
	Between 3 and 5 years	4,647	60	3,261		(68)
	Between 5 and 10 years	7,128	146	1,242		(196)
	Over 10 years	1,184	45			(43)
	TOTAL	28,884	659	13,993	89	(459)
Italy	Less than 3 months			250
	Between 3 months and 1 year
	Between 1 and 2 years		2			(3)
	Between 2 and 3 years		45			(36)
	Between 3 and 5 years		26	258		(15)
	Between 5 and 10 years	548	3	556		(4)
	Over 10 years			468		(34)
	TOTAL	548	76	1,532		(92)
Other (**)	Less than 3 months	2	16	2
	Between 3 months and 1 year	316	20
	Between 1 and 2 years
	Between 2 and 3 years	9
	Between 3 and 5 years	38
	Between 5 and 10 years	91
	Over 10 years	2
	TOTAL	458	36	2
TOTAL COUNTRIES		29,890	771	15,527	89	(551)
FA: Financial assets; FL: Financial liabilities; FV: Fair value
(*) Compulsorily measured at fair value through profit or loss.
(**) Exposure to the United Kingdom is not significant.

3. Risk management CaixaBank | 30 June 2020

SOVEREIGN RISK EXPOSURE - 31-12-2019
(Millions of euros)
COUNTRY	FA AT AMORTISED COST	FA HELD FOR TRADING	FA AT FV W/ CHANGES IN OTHER COMPREHENSIVE INCOME	FA NOT DESIGNATED FOR TRADING *	FL HELD FOR TRADING - SHORT POSITIONS
Spain	21,496	365	9,560	112	(348)
Italy		107	2,335		(53)
US			923
Portugal		5
Others(**)	291		1
TOTAL COUNTRIES	21,787	477	12,819	112	(401)
FA: Financial assets; FL: Financial liabilities; FV: Fair value
(*) Compulsorily measured at fair value through profit or loss.
(**) Exposure to the United Kingdom is not significant.

3.3.4. Counterparty risk generated by transactions with derivatives, repos, securities lending and deferred settlement transactions

3.3.4.1. Monitoring and measurement of counterparty risk

Counterparty risk, being part of credit risk, quantifies the losses derived from the counterparty's potential default before the cash flows are definitively settled. It is calculated for transactions involving derivative instruments, repo agreements, securities lending and deferred settlement.

The approval of new transactions involving counterparty risk in CaixaBank is subject to an internal framework that enables rapid decision-making about assuming such risk, for both financial and other counterparties. Accordingly, in its business with financial institutions, the Entity has a credit approval system in place, in which the maximum authorised exposure to credit risk with an institution (including counterparty risk) is determined by a complex calculation, mainly based on the institution's ratings and an analysis of its financial statements. In transactions with other counterparties, including retail customers, derivative transactions relating to asset applications (loan interest rate risk hedging) are approved jointly with the application. All other transactions are approved depending on whether the assigned risk limit is met, or depending on individual analysis. Approval of transactions corresponds to the risk areas responsible for loan analysis and approval.

CaixaBank has put in place a specific internal framework for risk with Central Counterparties (CCPs), specifying how the limits for such entities are determined, and how exposure is calculated to determine the available balance on this limit.

The definition of limits for counterparty risk is complemented by internal concentration limits, mainly for country and large exposure risks.

Counterparty risk relating to derivative transactions is quantitatively associated with the related market risk. Similarly, the equivalent credit exposure for derivatives is understood as the maximum potential loss over the life of an operation that the bank might incur should the counterparty default at any time in the future. This is calculated using Monte Carlo simulation with portfolio effect and offsetting of positions, as applicable, at a 95% confidence interval, based on stochastic models incorporating the volatility of the underlying and all of the characteristics of the operations.

Counterparty risk exposure for repos and securities lending is calculated in CaixaBank as the difference between the market value of the securities/cash granted to the counterparty and the market value of the securities/cash received from the counterparty as collateral, considering the applicable volatility adjustments in each case.

It also considers the mitigating effect of collateral received under Framework Collateral Agreements. In general, the methodology for calculating counterparty risk exposure described above is applied during the acceptance of new operations and in recurrent calculations on subsequent days.

Counterparty risk in the Entity for financial counterparties is controlled through an integrated system that provides real-time data on the available exposure limit for any counterparty, product and maturity. For the remaining counterparties, counterparty risk is controlled through corporate applications, which contain both the limits of the lines of derivatives risk (if any) and credit exposure of derivatives and repos.

3. Risk management CaixaBank | 30 June 2020

3.3.4.2. Mitigation techniques for counterparty risk

The main risk mitigation policies and techniques employed for counterparty risk with financial entities involve:

■	ISDA/CMOF contracts. Standardised contracts for global derivative operations with a counterparty. These explicitly provide for the possibility of offsetting the flows of outstanding collections and payments between the parties for all derivatives trading hedged by the contracts.

■	CSA contracts/CMOF Appendix III. Agreements whereby each of the parties undertake to provide collateral (usually a cash deposit) as security for the net counterparty risk position arising from the derivatives traded between them, on the basis of a prior close-out netting agreement included in the clauses of the ISDA/CMOF contracts.

■	GMRA/CME/GMSLA contracts (repo agreements and securities lending). Agreements whereby the parties undertake to deliver collateral to each other for the net counterparty risk exposure arising from differences between the value of the sum accrued by simultaneous buying and selling of securities and the market value of the securities.

■	Break-up clauses. Such clauses provide for early termination of the agreement by one of the parties of its own free will, at a certain point in a contract. This mitigates counterparty risk by reducing the effective duration of the operations subject to the clause, or reducing the counterparty’s counterparty risk exposure.

■	Delivery-versus-payment in securities settlement systems. Systems that eliminate settlement risk with a counterparty, since clearing and settlement occur simultaneously and in an inseparable fashion. One major system is the CLS system for delivery-versus-payment in the case of simultaneous collection and payment flows in different currencies.

■	Central Counterparties (CCPs). The use of CCPs in derivatives and repo transactions can mitigate the associated counterparty risk, as these entities act as intermediaries on their own account between the two parties to the transaction, thus absorbing the counterparty risk. The EMIR regulations set forth an obligation to clear certain OTC derivative contracts through these Central Counterparties, as well as to give notification of all transactions conducted.

For non-financial counterparties, the mitigation techniques for counterparty risk involve: ISDA/CMOF contracts, CSA contract/CMOF Appendix III and break-up clauses, pledges of financial guarantees and guarantees issued by counterparties with higher credit quality than the original counterparty in the operation.

Risk is often quantified by marking to market all outstanding transactions (normally on a daily basis). This entails revision and modification, as necessary, of the collateral delivered by the debtor. Meanwhile, the impact on collateral of a hypothetical downgrade to CaixaBank's rating would not be significant, as most of the collateral agreements do not include surcharges related to its rating.

3.3.5. Risk associated with the investee portfolio

The risk associated with equity investments (or "investees"), which in terms of regulations is included under credit risk for investments that are not classified in the held-for-trading portfolio, but which is individually included in the Corporate Taxonomy as a component of the Risk of Impairment of Other Assets, entails the possible loss or reduction in the Entity's solvency through equity instruments caused by adverse movements in market prices, potential sales or investee insolvency with a medium to long-term horizon.

The way in which each share is methodologically processed for capital consumption will depend on: 1) the accounting classification of the share; for investments classified in the portfolio at fair value with changes in other comprehensive income, the calculation is carried out using the internal VaR model; and 2) the longevity strategy; for investments intended to be held on a long-term basis and, in some cases, when there is a long-term link in their management, the most significant risk is credit risk, and, therefore, the PD/LGD approach is used whenever possible. If the requirements for applying the aforementioned methods are not met or there is not sufficient information, the simple risk-weight approach is applied in accordance with current regulations. In any case, for certain cases laid down in the regulation, the capital consumption will be subjected to potential deductions from own funds or a fixed weighting of 250%, as is the case for the significant financial investments.

3. Risk management CaixaBank | 30 June 2020

As regards management, a financial analysis and control is conducted on the main investees by specialists exclusively responsible for monitoring changes in economic and financial data and for understanding and issuing alerts in the event of changes in regulations and fluctuations in competition in the countries and sectors in which the investees operate. These financial analysts also liaise with listed investees' investor relations departments and gather the information, including reports by third parties (e.g. investment banks, rating agencies) needed for an overall outlook of possible risks to the value of the shareholdings.

In general, with the most significant shareholdings, both the estimates of and actual data on investees’ contributions to income and shareholders’ equity (where applicable) are updated regularly. In these processes, the outlook for securities markets and analysts’ views (e.g. recommendations, target prices, ratings, etc.) are shared with Senior Management for regular comparison with the market.

3.4.1. Overview

The Entity identifies market risk as the loss in value of assets or the increase in value of liabilities included in the trading portfolio due to fluctuations in interest rates, exchange rates, credit spread, external factors or prices on the markets where said assets/liabilities are traded.

The market risk includes almost all the Entity's trading portfolio, as well as the deposits and repos arranged by trading desks for management.

Risk factors are managed according to the return-risk ratio determined by market conditions and expectations, the limits structure and the authorised operating framework.

3.4.2. Market risk cycle

3.4.2.1. Monitoring and measurement of market risk

On a daily basis, the responsible departments monitor the contracts traded, calculate how changes in the market will affect the positions held (daily marked-to-market results), quantify the market risk taken, monitor compliance with global limits and analyse the ratio of actual return to the risk undertaken. With the results obtained from these activities, they produce a daily report on position, risk quantification and the utilisation of risk thresholds, which is distributed to Senior Management, the officers in charge of its management, Model Validation and Risk and the Internal Audit division.

As a general rule, there are two types of measurements which constitute a common denominator and market standard for the measurement of market risk:

Sensitivity

Sensitivity represents risk as the impact that a slight change in risk factors has on the value of positions, without providing any assumptions about the probability of such a change.

Value-at-risk (VaR)

The benchmark market risk measurement is VaR at 99% with a one-day time horizon for which the RAF defines a limit for trading activities of EUR 20 million (excluding the economic hedging CDS for the CVA, recognised for accounting purposes in the held-for-trading portfolio). Daily VaR is defined as the highest of the following three calculations:

■	Parametric VaR with a covariance matrix deriving from a 75-day window of history, giving more weight to recent observations. The parametric VaR technique is based on volatilities and matching fluctuations in the prices and interest and exchange rates of the assets comprising the portfolio.

■	Parametric VaR with a covariance matrix arising from historical performance over one year and equal weightings.

3. Risk management CaixaBank | 30 June 2020

■	The historical VaR technique, which calculates the impact on the value of the current portfolio of historical changes in risk factors. Daily changes observed over the last year are taken into account, with a confidence interval of 99%. The historical VaR is an extremely useful system for completing the estimates obtained by the parametric VaR technique, since it does not include any assumptions on the statistical behaviour of risk factors. The parametric VaR technique assumes fluctuations that can be modelled using normal statistical distribution. The historical VaR is also an especially suitable technique since it includes non-linear relationships between the risk factors.

Moreover, since a downgrade in the credit rating of asset issuers can also give rise to adverse changes in market prices, quantification of risk is completed with an estimate of the losses arising from changes in the volatility of the credit spread on private fixed-income and credit derivative positions (spread VaR), which constitutes an estimate of the specific risk attributable to the security issuers. This calculation is made using a historical method while taking into account the potentially lower liquidity of these assets, with a confidence interval of 99%, and assuming absolute weekly variations in the simulation of credit spreads.

Total VaR results from the aggregation of VaR arising from fluctuations in interest rates, exchange rates (and the volatility of both) and from the spread VaR, which are aggregated on a conservative basis, assuming zero correlation between the two groups of risk factors, and the addition of VaR of the equities portfolio and VaR of the commodities portfolio (currently with no position), assuming in both cases a correlation of one with the other risk factor groups.

The table below shows the average 1-day VaR at 99% attributable to the various risk factors at CaixaBank. The consumption levels are moderate and are concentrated on corporate debt spread, risk in the interest rate curve, which includes the credit spread on sovereign debt, and share price volatility risk. The risk amounts for other factors have less significance.

PARAMETRIC VaR BY RISK FACTOR - 30-06-2020
(Millions of euros)
	TOTAL	INTEREST RATE	EXCHANGE RATE	SHARE PRICE	INFLATION	COMMODITY PRICE	CREDIT SPREAD	INTEREST RATE VOLATILITY	EXCHANGE RATE VOLATILITY	SHARE PRICE VOLATILITY
Average VaR 2020	2.22	1.13	0.20	0.21	0.41	0.00	071	0.13	0.20	0.64

Additional measures to VaR

As an analysis measurement, the Entity completes the VaR measurements with the following risk metrics, updated weekly:

■	Stressed VaR indicates the maximum loss on adverse movements in market prices based on a stressed historical period of one year, with a 99% confidence level and a daily time horizon (subsequently extrapolated to the regulatory horizon of 10 market days, multiplied by the root of 10). The stressed VaR calculation is leveraged by the same methodology and infrastructure as the historical VaR, with the only significant difference being the historical window selected.

■	The incremental default and migration risk reflects the risk related to changes in credit ratings or breach of positions in fixed-income instruments and credit derivatives in the trading portfolio, with a confidence level of 99.9%, a one-year time horizon, and a quarterly liquidity horizon, which is justified by the high liquidity of portfolio issuances. The estimate is made using Monte Carlo simulation of possible future states of external rating of the issuer and the issuance, based on transition matrices published by the main ratings agencies, where dependence between credit quality variations between the different issuers is modelled using Student’s t-distribution.

The maximum, minimum and average values of these measurements in this year, as well as their value at the close of the period of reference, are shown in the following table.

SUMMARY OF RISK MEASUREMENTS - 30-06-2020
(Millions of euros)
	MAXIMUM	MINIMUM	AVERAGE	LAST
1-day VaR	6.5	0.8	2.2	3.6
1-day Stressed VaR	11.8	1.8	4.9	5.7
Incremental risk	22.0	13.6	16.5	17.2

3. Risk management CaixaBank | 30 June 2020

Capital requirements for market risk are determined using internal models as the sum of the 3 previous measurements, with a time horizon of 10 market days. It is displayed below:

CAPITAL REQUIREMENTS - 30-06-2020
(Millions of euros)
	LAST VALUE	60-DAY AVERAGE	EXCEEDED	MULTIPLIER	CAPITAL
10-day VaR	11.4	7.3	1	3	21.9
10-day Stressed VaR	17.9	11.9	1	3	35.7
Incremental risk	17.2	16.6			17.2
TOTAL (*)					74.8
(*) Charges for VaR and stressed VaR are identical and correspond to the maximum between the last value and the arithmetic mean of the last 60 values, multiplied by a factor depending on the number of times the actual daily result was less than the estimated daily VaR. Similarly, capital for Incremental Risk is the maximum of the last value and the arithmetic mean of the preceding 12 weeks.

Backtesting

To confirm the suitability of the estimates of the internal model, daily results are compared against the losses estimated under the VaR technique, which is what is referred to as backtesting. The risk estimate model is checked in two ways:

■	Through net or hypothetical backtesting, which relates the portion of the daily marked-to-market result of open positions at the close of the previous session to estimated VaR over a one-day time horizon, calculated on the basis of the open positions at the close of the previous session. This backtesting is the most appropriate means of performing a self-assessment of the methodology.

■	Gross (or actual) backtesting, which compares the total result obtained during the day (including intraday transactions) to VaR for a time horizon of one day, calculated on the basis of the open positions at the close of the previous session. This provides an assessment of the importance of intraday transactions in generating profit and estimating the risk.

The daily result used in both backtesting exercises does not include mark-ups, reserves, fees or commissions.

During the year, there was one excess in the gross backtesting exercise and one excess in the net backtesting exercise.

Stress test

Lastly, two stress testing techniques are used on the value of the trading positions to calculate the possible losses on the portfolio in situations of extreme stress:

■	Systematic stress: this technique calculates the change in value of the portfolio in the event of a specific series of extreme changes in the main risk factors. It considers parallel interest rate shifts (rising and falling); changes at various points of the slope of the interest rate curve (steepening and flattening); variation of the spread between the instruments subject to credit risk and government debt securities (bond-swap spread); shifts in the EUR/USD curve differential; higher and lower volatility of interest rates; variation of the euro with respect to the USD, JPY and GBP; variation in exchange rate volatility, share prices; and higher and lower volatility of shares and commodities.

■	Historical scenarios: this technique addresses the potential impact of actual past situations on the value of the positions held.

■	Reverse stress test: a technique that assumes a high-vulnerability scenario given the portfolio's composition and determines what variations in the risk factors lead to this situation.

Based on the set of measures described above, the management of market risk on trading positions in markets is in accordance with the methodological and monitoring guidelines.

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3.4.2.2. Mitigation of market risk

As part of the required monitoring and control of the market risks taken, there is a structure of overall VaR limits complemented by the definition sublimits, stressed VaR and incremental default and migration risk, Stress Test and Stop Loss results and sensitivities for the various management units that could assume market risk.

The risk factors are managed using economic hedges on the basis of the return/risk ratio determined by market conditions and expectations, always within the assigned limits.

Beyond the trading portfolio, fair-value hedge accounting is used, which eliminates potential accounting mismatches between the balance sheet and statement of profit or loss caused by the different treatment of hedged instruments and their hedges at market values. In the area of market risk, limits for each hedge are established and monitored, in this case expressed as ratios between total risk and the risk of the hedged items.

3.5.1. Overview

Operational risk is defined as the possibility of incurring losses due to the failure or unsuitability of processes, people, internal systems and external events. The overall objective of managing this risk is to improve the quality of business management, supplying relevant information to allow decisions to be made that ensure the organisation's long-term continuity, improvements to its processes and the quality of both internal and external customer service, in accordance with the regulatory framework established, and the optimisation of capital consumption.

The overall objective comprises a number of specific objectives:

■	To identify and anticipate existing or emerging operational risks.

■	To adopt measures to sustainably mitigate and reduce operational losses.

■	To ensure the organisation's long-term continuity.

■	To promote the establishment of systems for the ongoing improvement of the operating process and of the control structure.

■	To exploit operational risk management synergies.

■	To promote an operational risk management culture.

■	To comply with the current regulatory framework and requirements for the applicability of the management and calculation models chosen.

3.5.2. Operational risk cycle

Although the standard method is used to calculate regulatory capital, the Entity's operational risk measurement and management is based on policies, processes, tools and methodologies that are risk-sensitive, in line with market best practices.

Operational risks are structured into four categories or hierarchical tiers, from the most generic to the most specific and detailed:

■	Tier 1 and 2: of the regulations. Tier 1 comprises 7 subcategories (Internal Fraud, External Fraud, Employment practices and security in workplace, Customers, products and business practices, Damages to physical assets, business interruptions and system faults, Execution and Delivery and process management) and Tier 2 comprises 20 subcategories.

■	Tier 3: The Entity's internal level based on the identification of the detailed risks.

■	Tier 4: Individual risks, obtained after assignment of a Tier 3 risk to a process or activity.

Operational risk is measured with the following aspects:

■	Qualitative measurement

3. Risk management CaixaBank | 30 June 2020

Operational risks are subjected to self-assessments on an annual basis, which make it possible to: i) obtain greater knowledge of the operational risk profile and the new critical risk; and ii) maintain a standardised update process for the taxonomy of operational risks, which is the foundation upon which this risk's management is defined.

A series of expert workshops and meetings are also held to generate hypothetical extreme operational loss scenarios. The purpose is for these scenarios to be used to detect areas of improvement in the management and to supplement the available external and internal historical data on operational losses.

■	Quantitative measurement

The internal operational loss database is one of the key aspects for managing operational risk (and the future calculation of the capital for operational risk). With this aim in mind, the technological environment of the operational risk system provides all the functionality required and is fully integrated into the bank’s transactional and information systems.

An operational event is the implementation of an identified operational risk, an event that causes an operational loss. It is the concept around which the entire data model revolves in the Internal Database. Loss events are defined as each individual economic impact related to an operational loss or recovery.

The internal historical data on operational losses is supplemented by external data. For this reason, the Entity is registered with the ORX (Operational Riskdata eXchange) consortium, which anonymously exchanges operational loss information from banks on a worldwide level, and allows geographical subgrouping, among other functions, to manage risks (news service, working groups, methodological initiatives on operational risk). ORX requires its members to classify operational loss data using a series of parameters, both regulatory and proprietary. As a result, all of the parameters required by ORX are reported in events in the database.

■	Additionally, measurement using Operational Risk indicators (KRIs) is a quantitative/qualitative methodology that: i) enables us to anticipate the development of operational risks, taking a forward-looking approach to their management and ii) provides information on the development of the operational risk profile and the reasons for this. A KRI is a metric that detects and anticipates changes in said risk; its monitoring and management is integrated in the operational risk corporate management tool. KRIs are not by nature a direct result of risk exposure. They are metrics that can be used to identify and actively manage operational risk.

3.5.3. Mitigation of operational risk

With the aim of mitigating the operational risk, the following have been defined: action plans that entail appointing a centre to be in charge, setting out the actions to be undertaken to mitigate the risk covered by the plan, the percentage or degree of progress, which is updated regularly, and the final commitment date. This allows mitigation through i) decreasing the frequency at which the events occur, as well as their impact; ii) holding a solid structure of sustained control in policies, methodologies, processes and systems; and iii) integrating – into the everyday management of the Entity – the information provided by operational risk management lever.

In addition, the corporate insurance programme for dealing with operational risk is designed to cover certain risks, and it is updated annually. Risk transfer depends on risk exposure, tolerance and appetite at any given time.

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Legal and regulatory risk is defined as the potential loss or decrease in the profitability of the Entity as a result of changes in the legislation, of the incorrect implementation of this legislation in the Entity's processes, of the inappropriate interpretation of the same in various operations, of the incorrect management of court or administrative injunctions, or of the claims or complaints received.

It is managed according to certain operational principles, with a view to ensure that the appetite and risk tolerance limits defined in the Risk Appetite Framework are respected.

In this regard, the entity constantly monitors and tracks regulatory changes, in pursuit of better legal security and legitimate interests.

These activities are coordinated in the Regulation Committee, the body responsible for defining the Entity's strategic stance in financial-regulation-related matters, driving the representation of the Entity's interests and coordinating the regular assessment of the regulatory initiatives and proposals that may affect the Entity.

On the other hand, the Entity seeks to ensure the suitable implementation of standards.

Along the same lines, the Legal Advisory service coordinates a set of committees (Transparency Committee, Privacy Committee), the purpose of which is the monitoring – in each of the bank's initiatives – of its adaptation to consumer protection and privacy standards.

In order to ensure the correct interpretation of the standards, in addition to work on the study of jurisprudence, and decisions of the statutory authorities, in order to adjust the bank's activity to such criteria, it also enquires as to when it is necessary for the relevant administrative authorities.

With regard to judicial processes, and taking into account the existing litigiousness, the Entity has policies, criteria, analysis and monitoring procedures for these disputes. These enable the Entity to manage the defence of each of them individually, and to identify and update the provisions necessary to cover a hypothetical outflow of economic resources, provided their occurrence is considered probable as a result of unfavourable rulings and administrative penalties against the Group, in or out of court (i.e. customer complaints) administrative sanctions, brought against the Entity in the civil, criminal, tax, administrative and labour jurisdictions.

Insofar as operational risk is concerned, according to the regulatory definition, conduct risk is defined as the Entity's risk arising from the application of conduct criteria that run contrary to the interests of its customers and stakeholders, or acts or omissions that are not compliant with the legal or regulatory framework, or with internal codes and rules, or with codes of conduct and ethical and good practice standards. The Entity's objective is: i) to minimise the probability of this risk occurring and ii) if it does, to detect, report and address the weaknesses promptly.

The management of conduct risk is not limited to any specific area, but rather the entire Entity. All employees must ensure compliance with prevailing regulations, applying procedures that transfer these regulations to their activity.

In order to manage conduct risk, the bank encourages the awareness-raising and promotion of the values and principles set out in the Code of Business Conduct and Ethics, and its members and other employees and Senior Management must ensure that they are compliant as a core criterion guiding their day-to-day activities. Therefore, as the first line of defence, the areas whose business is subject to conduct risk implement and manage first-level indicators and controls to detect potential sources of risk and act effectively to mitigate them.

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Also within the framework of the regulatory operational risk, technology risk is defined as the risk of losses due to hardware or software inadequacies or failures in technical infrastructure, due to cyberattacks or other circumstances, which could compromise the availability, integrity, accessibility and security of the infrastructures and data. The risk is broken down into 5 categories that affect ICT (Information and Communications Technology): i) availability; ii) information security; iii) operation and management of change; iv) data integrity; and v) governance and strategy.

Its current measurement is included in a monthly-monitored RAF indicator, calculated using individual indicators linked to the governance of information technologies, information security and technological contingencies. Regular reviews are carried out by sampling, which check the quality of the information and validate the methodology used in creating the indicators reviewed.

The available governance frameworks address this measurement and have been designed according to leading international standards, applied in the areas of:

■	IT governance, designed and developed under the ISO 38500 standard.

■	Information security, designed and developed under the ISO 27001 standard.

■	Information Technology contingency, designed and developed under the ISO 27031 standard.

Specifically, business continuity refers to the capability of an organisation to continue delivering products or services at acceptable predefined levels following a disruptive incident. Its management consists of identifying potential threats to the organisation and their impact on operations. It provides a framework for building organisational resilience with the capability for an effective response that safeguards the interests of its key stakeholders, reputation, brand, and value-creating activities.

Within this scope, CaixaBank has adopted and maintained a Business Continuity Management System (BCMS) based on the international ISO 22301 standard and certified by the British Standards Institution (BSI), with number BCMS 570347. Similarly, CaixaBank has been designated a critical infrastructure operator by virtue of the provisions of Act 8/2011 and is under the supervision of the National Centre for the Protection of Critical Infrastructures dependent on the State Secretary of Home Office Security.

Furthermore, CaixaBank holds a general emergency plan and various internal regulations on security measures, which include priority aspects such as: i) cybersecurity strategy; ii) the fight against customer fraud and internal fraud; iii) data protection; iv) security governance and disclosure; and v) supplier security.

Within the Corporate Risk Taxonomy, this means losses or damages caused by errors or faults in processes, due to external events, or actions of third parties outside the Entity, whether accidentally or intentionally. It includes, among others, risk factors related to outsourcing, the use of quantitative models (model risk), the custody of securities or external fraud.

All of the Entity's areas and companies are responsible for the set of other operational risks that arise within their respective remits. This involves identifying, assessing, managing, controlling and reporting on the operational risks of their activities, collaborating with the Entity's Operational Risk Division to implement the management model.

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Financial information reliability risk is defined in the Corporate Risk Taxonomy as the risk of potential damage or loss, whether financial or other, stemming from possible deficiencies in the accuracy, integrity and approach to compiling the data needed to evaluate the financial position and assets of the Entity. It is part of the set of regulatory operational risks.

This risk is mainly managed by assessing whether the Entity's financial information complies with the following principles:

■	The transactions, facts and other events presented in the financial information actually exist and were recorded at the right time (existence and occurrence).

■	The information includes all transactions, facts and other events in which the Entity is the affected party (completeness).

■	The transactions, facts and other events are recorded and valued in accordance with applicable standards (valuation).

■	The transactions, facts and other events are classified, presented and disclosed in the financial information in accordance with applicable standards (presentation, disclosure and comparability).

■	The financial information shows, at the corresponding date, the Entity’s rights and obligations through the corresponding assets and liabilities, in accordance with applicable standards (rights and obligations).

In order to manage and monitor the risk, the Entity has implemented an internal control structure based on the aforementioned 3 lines of defence model:

■	The activities of 1st line of defence in the accounting closing process – a key pillar for preparing the financial information – include, among others, i) defining accounting criteria to apply in the Group as well as the processing of the unique corporate operations and transactions; ii) reviewing the reasonableness of the judgements and estimates as well as of the rest of the changes in accounting figures; iii) monitoring the implementation of new accounting circuits and standards as well as analysing the differences between estimated and actual impacts; iv) working on and controlling the applications and other manual processes; and v) coordinating the Group's companies to prepare the consolidated accounting closings.

■	The activities of 2nd line of defence include, among others, i) the monitoring and management of the Internal Control over Financial Reporting (ICFR); ii) advising on or defining criteria for the identification, monitoring, implementation and assessment of internal control over financial reporting; iii) reviewing compliance with the policies; and iv) identifying and monitoring the internal control weaknesses identified.

■	The activities of 3rd line of defence include, among others, reviewing the reliability and integrity of financial reporting, including the effectiveness of the ICFR.

3.11.1. Interest rate risk in the banking book

Risk defined as the negative impact on the economic value of balance sheet items or on financial income due to changes in the temporary structure of interest rates and their impact on asset and liability instruments and those off the balance sheet not recognised in the trading book.

The management of this risk by the Entity seeks to i) optimise the net interest margin and ii) maintain the economic value of the balance sheet, while at all times taking into account the metrics and thresholds of the Risk Appetite Framework in terms of volatility of the financial margin and value sensitivity.

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This risk is analysed considering a broad set of market-type scenarios, including the potential impact of all possible sources of interest rate risk in the banking book, i.e. repricing risk, curve risk, basis risk and optionality risk. Optionality risk considers automatic optionality related to the behaviour of interest rates and the optionality of customer behaviour, which is not only dependent on interest rates.

The Entity applies best practices in the market and the recommendations of regulators in measuring interest rate risk, using various measurement techniques that make it possible to analyse the Entity's positioning and its risk situation. These notably include:

■	Static gap: it shows the contractual distribution of maturities and interest rate reviews for applicable balance sheet or off-balance aggregates at a particular date. GAP analysis is based on comparing the values of the assets and liabilities reviewed or that mature in a particular period.

■	Sensitivity of net interest income: it shows the impact on the net income caused by changes in the interest rate curve as a result of the review of balance sheet transactions. This sensitivity is determined by comparing a net interest income simulation in the event of various interest rate scenarios (immediate parallel and progressive movements of different intensities, as well as changes in slope). The most likely scenario, which is obtained using the implicit market rates, including the business trend and hedge management forecasts, is compared with other scenarios of rising or falling interest rates and parallel and non-parallel movements in the slope of the curve. The difference between these stressed net interest income figures compared to the baseline scenario give us a measure of the sensitivity, or volatility, of net interest income.

■	Balance sheet economic value: it is calculated as the sum of i) the fair value of net interest-rate sensitive assets and liabilities on the balance sheet; ii) the fair value of off-balance sheet products (derivatives); and iii) the net carrying amounts of non-interest-rate sensitive asset and liability items.

■	Economic value sensitivity: The economic value of sensitive balances on and off the balance sheet is reassessed under the various stress scenarios considered by the Entity. The difference between this value and the economic value calculated at current market rates gives us a numeric representation of the sensitivity of economic value to the various stress scenarios employed.

■	Balance sheet VaR: defined as the maximum economic value that could be lost from the balance sheet in a certain period of time, applying market prices and volatilities as well as correlation effects using a specific confidence level and time horizon.

The sensitivities of net interest income and economic value are measurements that complement each other and provide an overview of the interest rate risk in the banking book, which focuses more on the short and medium term, in the case of net interest income, and on the medium and long term in the case of equity.

The tables below show, using a static gap, the breakdown of maturities and interest rate maturities and revaluations of sensitive items on the Entity's balance sheet, at the close of the financial year:

MATRIX OF MATURITIES AND REVALUATIONS OF THE SENSITIVE BALANCE SHEET
(Millions of euros)
	1 YEAR	2 YEARS	3 YEARS	4 YEARS	5 YEARS	>5 YEARS	TOTAL
ASSETS
Interbank and Central Banks	42,536	2,838	159	65	20	25	45,643
Loans and advances to customers	156,660	17,821	7,319	5,885	4,070	18,680	210,434
Fixed income portfolio	6,918	8,986	5,847	3,887	3,130	8,344	37,112
TOTAL ASSETS	206,114	29,645	13,325	9,837	7,220	27,049	293,189
LIABILITIES
Interbank and Central Banks	52,659	1,621	88	55	27	227	54,677
Customer deposits	100,776	20,039	12,995	10,040	7,106	63,815	214,771
Issuances	7,126	2,249	3,917	6,297	6,201	9,026	34,818
TOTAL LIABILITIES	160,561	23,909	17,000	16,392	13,334	73,068	304,266
ASSETS LESS LIABILITIES	45,553	5,736	(3,675)	(6,555)	(6,114)	(46,019)	(11,074)
HEDGES	(16,872)	2,641	3,167	4,199	4,590	2,299	24
TOTAL DIFFERENCE	28,681	8,377	(508)	(2,356)	(1,524)	(43,720)	(11,050)

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Below is the sensitivity of the net interest income and economic value to sensitive balance sheet assets and liabilities for a scenario of rising and falling interest rates of 100 basis points:

INTEREST RATE SENSITIVITY
(incremental % with respect to the market baseline scenario / implicit rates)
	+100 BP	-100 BP (3)
Net interest income (1)	6.75%	2.14%
Economic value of equity for sensitive balance sheet aggregates (2)	1.96%	(0.29%)

(1) Sensitivity of the 1-year NII of sensitive balance sheet aggregates.
(2) Sensitivity of economic value for sensitive balance sheet aggregates on Tier 1.
(3) In the case of falling-rate scenarios the applied internal methodology enables the interest rates to be negative. At the current level of rates, this methodology enables the falling shock to reach approximately -1%. For example, if the interest rates of the EONIA curve are -0.40%, the interest rates reached, in the shock of -100 basis points, could be -1.40%.

With regard to measurement tools and systems, relevant information is obtained at the transaction level of the sensitive balance sheet transactions from each computer application used to manage the various products. This information is used to produce databases with a certain amount of aggregation in order to speed up the calculations without impairing the quality or reliability of the information or results.

The assets and liabilities management application is parameterised in order to include the financial specifics of the products on the balance sheet, using behavioural customer models based on historical information (pre-payment models). The sensitivity to interest rates – conditioned by the speed with which market rates are transposed and the expected terms to maturity – have been analysed for items without a contractual maturity date (demand accounts) on the basis of past experience of customer behaviour, including the possibility that the customer may withdraw the funds invested in this type of product. For other products, in order to define the assumptions for early termination, internal models are used which include behavioural variables of customers, products, seasonality and interest rate fluctuations.

The projection tool is also fed with growth data budgeted in the financial plan (volumes, products and margins) and information on the various market scenarios (interest and exchange rate curves), in order to perform a reasonable estimate of the risks associated with the net interest income and economic value of sensitive balance sheet aggregates.

To mitigate the interest rate risk in the banking book, the Entity actively manages risk by arranging additional hedging transactions on financial markets to supplement the natural hedges generated on its own balance sheet as a result of the complementarity between the sensitivity to fluctuations in interest rates on deposits and on lending transactions arranged with customers or other counterparties.

The interest rate risk in the banking book assumed by the Entity is substantially below levels considered significant under current regulations.

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3.11.2. Exchange rate risk in the banking book

Exchange rate risk in the banking book corresponds to the potential risk in the assets affected by adverse movements in exchange rates.

The Entity has foreign currency assets and liabilities in its balance sheet as a result of its commercial activity and its shares in foreign currencies, in addition to the foreign currency assets and liabilities deriving from the Entity’s measures to mitigate exchange rate risk.

The equivalent euro value of all foreign currency assets and liabilities in the Entity's balance sheet is as follows:

FOREIGN CURRENCY POSITIONS
(Millions of euros)
	30-06-2020	31-12-2019
Cash and cash balances at central banks and other demand deposits	73	335
Financial assets held for trading	2,960	2,304
Financial assets with changes in other comprehensive income	57	928
Financial assets at amortised cost	12,507	10,042
Equity Investments	2	2
Other assets	49	179
TOTAL FOREIGN CURRENCY ASSETS	15,648	13,790
Financial liabilities at amortised cost	6,555	6,787
Deposits	5,520	5,773
Central banks	851	1,385
Credit institutions	1,369	1,030
Customers	3,300	3,358
Debt securities issued	947	945
Other financial liabilities	88	69
Other liabilities	2,651	2,468
TOTAL FOREIGN CURRENCY LIABILITIES	9,206	9,255

Given the reduced exposure to exchange rate risk and considering the existing hedges, the sensitivity of the balance sheet's economic value is not significant.

3.12.1. Overview

Liquidity and financing risk refers to insufficient liquid assets or limited access to market financing to meet contractual maturities of liabilities, regulatory requirements or investment needs.

The Entity manages this risk to maintain sufficient liquidity levels so that it can comfortably meet all its payment obligations and to prevent its investment activities from being affected by a lack of lendable funds, at all times within the risk appetite framework. The strategic principles that are followed to meet this objective are:

■	A decentralised liquidity management system across two units (the CaixaBank subgroup and the BPI subgroup), which includes a segregation of duties to ensure optimal management, control and monitoring of risks.

■	Maintaining an efficient level of liquid funds in order to meet obligations assumed, fund business plans and comply with regulatory requirements.

3. Risk management CaixaBank | 30 June 2020

■	Actively manage liquidity; this entails continuous monitoring of liquid assets and the balance sheet structure.

■	Sustainability and stability, these being principles of the funding source strategy, which is based on i) the customer deposit-based funding structure and ii) capital market funding, complementing the funding structure.

The liquidity risk strategy and appetite for liquidity and financing risk involves:

■	identifying significant liquidity risks for the Entity;

■	formulating the strategic principles the Entity must observe in managing each of these risks;

■	defining significant metrics for each risk;

■	setting appetite, tolerance, limit and – as the case may be – recovery thresholds within the RAF;

■	setting up management and control procedures for each of the risks, including mechanisms for internal and external systematic monitoring;

■	defining a stress testing framework and a Liquidity Contingency Plan to ensure that liquidity risk is managed accordingly in situations of moderate and serious crisis;

■	and a Recovery Planning framework, in which scenarios and measures are devised for stress conditions.

In particular, the Entity holds specific strategies with regard to: i) management of intraday liquidity risk; ii) management of the short-term liquidity; iii) management of sources of financing/concentrations; iv) management of liquid assets; and v) management of collateralised assets. Similarly, the Entity has procedures to minimise liquidity risks in stress conditions through i) the early detection of the circumstances through which it can be generated; ii) minimising negative impacts; and iii) sound management to overcome a potential crisis situation.

3.12.2. Mitigation techniques for liquidity risk

On the basis of the principles mentioned in the previous section, a Contingency Plan has been drawn up defining an action plan for each of the established crisis scenarios. This sets out measures to be taken on the commercial, institutional and disclosure level to deal with this kind of situation, including the possibility of using the liquidity reserves or extraordinary sources of finance. In the event of a situation of stress, the liquid asset buffer will be managed with the objective of minimising liquidity risk.

The measures in place for liquidity risk management and anticipatory measures feature:

■	Authority from the Annual General Meeting to issue securities.

■	Availability of several facilities open with i) the ICO, under credit facilities – mediation, ii) the EIB and iii) the Council of Europe Development Bank (CEB). In addition, there are financing instruments with the ECB for which a number of guarantees have been posted to ensure that liquidity can be obtained immediately:

AVAILABLE IN ECB FACILITY
(Millions of euros)
	30-06-2020	31-12-2019
Value of guarantees delivered as collateral	66,279	46,001
Drawn down	(45,305)	(11,554)
TLTRO II	0	(3,409)
TLTRO III	(45,305)	(8,145)
Accrued interest	4	44
TOTAL AVAILABLE BALANCE IN ECB FACILITY	20,977	34,491

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■	Maintaining issuance programmes aimed at expediting formalisation of securities issuances in the market

DEBT ISSUANCE CAPACITY - 30-06-2020
(Millions of euros)
	TOTAL ISSUANCE CAPACITY	NOMINAL USED
CaixaBank promissory notes programme (CNMV 10-07-2019) (1)	1,000	0
CaixaBank fixed-income programme (CNMV 10-07-2019) (2)	15,000	0
CaixaBank EMTN ("Euro Medium Term Note") programme (Ireland 23-04-2020)	25,000	12,632
CaixaBank ECP ("Euro Commercial Paper") programme (Ireland 18-12-2019) (3)	3,000	788
(1) Extendable to EUR 3,000 million. Renewed by programme registered with the CNMV on 9 July 2020.
(2) Renewed by programme registered in the CNMV on 9 July 2020.
(3) Extendable to EUR 5,000 million.

■	Capacity to issue backed bonds (mortgage covered and public sector covered bonds, etc.)

COVERED BOND ISSUANCE CAPACITY - 30-06-2020
(Millions of euros)
	ISSUANCE CAPACITY	TOTAL ISSUED
Mortgage covered bonds	1,355	49,483
Public sector covered bonds	1,546	3,500

■	To facilitate access to short-term markets, CaixaBank currently maintains the following:

◆	Interbank facilities with a significant number of (domestic and foreign) banks, as well as central banks.

◆	Repo facilities with a number of domestic and foreign counterparties.

◆	Access to central counterparty clearing houses for repo business (LCH SA – Paris, Meffclear – Madrid and EUREX – Frankfurt).

■	The Contingency Plan and Recovery Plan contain a wide range of measures that allow for liquidity to be generated in diverse crisis situations. These include potential issuances of secured and unsecured debt, use of the repo market, and so on. For all these, viability is assessed under different crisis scenarios and descriptions are provided of the steps necessary for their execution and the expected period of execution.

3.12.3. Liquidity situation

The following table presents a breakdown of the Entity's liquid assets based on the criteria established for determining high-quality liquid assets to calculate the LCR (HQLA) and assets available in facility not made up of HQLAs:

LIQUID ASSETS (1)
(Millions of euros)
	30-06-2020		31-12-2019
	MARKET VALUE	APPLICABLE WEIGHTED AMOUNT	MARKET VALUE	APPLICABLE WEIGHTED AMOUNT
Level 1 assets	78,637	78,566	49,082	49,006
Level 2A assets	252	214	0	0
Level 2B assets	1,991	995	3,583	1,916
TOTAL HIGH-QUALITY LIQUID ASSETS (HQLAS) (2)	80,880	79,776	52,665	50,922
Assets available in facility not considered HQLAs		16,738		30,330
TOTAL LIQUID ASSETS		96,514		81,252

(1) Data corresponding to CaixaBank at the consolidated level without BPI (reporting perimeter and regulatory compliance).
(2) Assets under the calculation of the LCR (Liquidity Coverage Ratio). It corresponds to high-quality liquid assets available to meet liquidity needs for a 30 calendar day stress scenario.

3. Risk management CaixaBank | 30 June 2020

The liquidity and financing ratios for the Entity are presented below:

LCR and NSFR (1)
(Millions of euros)
	30-06-2020	31-12-2019
High-quality liquid assets - HQLAs (numerator)	79,776	50,922
Total net cash outflows (denominator)	28,213	28,164
Cash outflows	35,333	33,015
Cash inflows	7,120	4,851
LCR (LIQUID COVERAGE RATIO) (%) (2)	283%	181%
NSFR (NET STABLE FUNDING RATIO) (%) (3)	139%	129%

(1) Data corresponding to CaixaBank at the consolidated level without BPI (reporting perimeter and regulatory compliance).

(2) LCR – regulatory ratio whose objective is to maintain an adequate level of high-quality assets available to face liquidity needs with a 30-day horizon, under a stress scenario that considers a combined crisis of the financial system and reputation.

According to Commission Delegated Regulation (EU) 2015/61 of 10 October 2014 to supplement Regulation (EU) No 575/2013 of the European Parliament and of the Council with regard to the liquidity coverage requirement for credit institutions. The established regulatory limit for the LCR is 100%.

(3) NSFR - regulatory balance sheet structure ratio that measures the relation between the quantity of available stable funding (ASF) and the quantity of required stable funding (RSF). Available stable funding is defined as the proportion of own funds and customer funds that are expected to be stable in the time horizon of one year. The amount of stable funding required by an institution is defined in accordance with its liquidity and the residual maturities of its assets and its balance sheet positions.

Calculation at 31-12-2019 applying the regulatory criteria established as per Regulation (EU) 2019/876 of the European Parliament and of the Council, of 20 May 2019, to enter into force as of June 2021. The aforementioned calculations follow the criteria laid down by Basel. The regulatory limit established for the NSFR is 100% from June 2021.

Key credit ratings are displayed below:

CAIXABANK CREDIT RATINGS
	LONG-TERM DEBT	SHORT-TERM DEBT	OUTLOOK	REVIEW DATE	MORTGAGE COVERED BONDS
Moody's Investors Service	Baa1	P-2	Stable	17-05-2019	Aa1
Standard & Poor's Global Ratings	BBB+	A-2	Stable	29-04-2020	AA
Fitch Ratings	BBB+	F2	Negative	27-03-2020
DBRS Ratings Limited	A	R-1(low)	Stable	30-03-2020	AAA

In the event of a downgrade of the current credit rating, additional collateral must be delivered to certain counterparties, or there are early redemption clauses. The breakdown of the impact on liquidity deriving from 1, 2 and 3-notch downgrading is shown below:

SENSITIVITY OF LIQUIDITY TO VARIATIONS IN THE CREDIT RATING
(Millions of euros)
	1-NOTCH DOWNGRADE	2-NOTCH DOWNGRADE	3-NOTCH DOWNGRADE
Trading in derivatives / repos (CSA / GMRA agreements) *	0	1	1
Deposits taken with credit institutions*	0	0	774
(*) The balances presented are accumulated for each rating reduction.

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3.12.4. Asset encumbrance – assets received and delivered under guarantee

Assets securing certain financing operations and unencumbered assets are as follows:

ASSETS SECURING FINANCING OPERATIONS AND UNENCUMBERED ASSETS
(Millions of euros)
	30-06-2020		31-12-2019
	CARRYING AMOUNT OF ENCUMBERED ASSETS	CARRYING AMOUNT OF UNENCUMBERED ASSETS	CARRYING AMOUNT OF ENCUMBERED ASSETS	CARRYING AMOUNT OF UNENCUMBERED ASSETS
Equity instruments	0	1,362	0	2,154
Debt securities (1)	9,066	30,817	4,668	24,616
Of which: covered bonds	6	6	2	9
Of which: asset-backed securities	0	81	0	92
Of which: issued by public administrations	7,598	27,655	4,004	21,280
Of which: issued by financial corporations	1,061	2,287	417	1,894
Of which: issued by non-financial corporations	402	788	245	1,340
Other assets (2)	84,599	224,117	50,251	217,474
Of which: loans and receivables (3)	78,956	183,599	45,181	175,450
TOTAL	93,665	256,296	54,920	244,244

(1) Mainly corresponds to assets provided in repurchase agreements and ECB financing transactions.
(2) Mainly corresponds to cash delivered as collateral on derivative transactions.
(3) Mainly corresponds to assets pledged for securitisation bonds, mortgage-covered bonds and public-sector covered bonds.

The following table presents the assets received under guarantee, segregating those unencumbered from those that may be pledged to raise finance:

ASSETS SECURING FINANCING OPERATIONS AND UNENCUMBERED ASSETS
(Millions of euros)
	30-06-2020		31-12-2019
	FAIR VALUE OF ENCUMBERED ASSETS	FAIR VALUE OF UNENCUMBERED ASSETS	FAIR VALUE OF ENCUMBERED ASSETS	FAIR VALUE OF UNENCUMBERED ASSETS
Collateral received (1)	7,373	11,600	1,780	15,443
Equity instruments	0	0	0	0
Debt securities	7,373	10,222	1,780	14,340
Other guarantees received	0	1,378	0	1,103
Own debt securities other than covered bonds or own asset-backed securities (2)	0	36	0	12
Issued and unpledged covered bonds and own asset-backed securities (3)	0	23,636	0	48,937
TOTAL	7,373	35,273	1,780	64,393
(1) Mainly corresponds to assets provided in reverse repurchase agreements, securities lending transactions and cash received as collateral on operations of derivatives.
(2) Senior debt treasury shares.
(3) Corresponds to treasury shares issued in the form of securitisations and mortgage/public covered bonds.

3. Risk management CaixaBank | 30 June 2020

The asset encumbrance ratio is as follows:

ASSET ENCUMBRANCE RATIO
(Millions of euros)
	30-06-2020	31-12-2019
Encumbered assets and collateral received (numerator)	101,037	56,700
Equity instruments	0	0
Debt securities	16,438	6,448
Loans and receivables	78,956	45,181
Other assets	5,643	5,071
Total assets + Total assets received (denominator)	368,934	316,387
Equity instruments	1,362	2,154
Debt securities	57,477	45,404
Loan portfolio	262,555	220,631
Other assets	47,539	48,198
ASSET ENCUMBRANCE RATIO	27.39%	17.92%

During the first half of 2020, the asset encumbrance ratio has increased by 9.47 percentage points with respect to the 2019 ratio, mainly due to higher policy encumbrance (use of TLTRO III).

Secured liabilities and the assets securing them are as follows:

SECURED LIABILITIES
(Millions of euros)
	30-06-2020		31-12-2019
	LIABILITIES HEDGED, CONTINGENT LIABILITIES OR SECURITIES CEDED	ASSETS, GUARANTEES RECEIVED AND TREASURY INSTRUMENTS ISSUED (*)	LIABILITIES HEDGED, CONTINGENT LIABILITIES OR SECURITIES CEDED	ASSETS, GUARANTEES RECEIVED AND TREASURY INSTRUMENTS ISSUED (*)
Financial liabilities	78,308	93,809	45,883	52,558
Derivatives	6,035	6,424	5,434	5,746
Deposits	55,980	67,915	23,883	27,242
Issuances	16,293	19,470	16,566	19,570
Other sources of charges	7,704	7,228	3,804	4,142
TOTAL	86,012	101,037	49,687	56,700

(*) Excluding encumbered covered bonds and asset-backed securities.

3. Risk management CaixaBank | 30 June 2020

3.12.5. Residual maturity periods

The breakdown, by contractual term to maturity of the balances of certain items on the balance sheets, in a scenario of normal market conditions, is as follows:

RESIDUAL MATURITY PERIODS - 30-06-2020
(Millions of euros)
	DEMAND DEPOSITS	< 3 MONTHS	3-12 MONTHS	1-5 YEARS	> 5 YEARS	TOTAL
Interbank assets	0	41,304	1,232	3,082	25	45,643
Loans and receivables	1,292	12,515	40,790	83,836	72,002	210,435
Fixed income portfolio	0	1,481	4,672	22,210	8,749	37,112
TOTAL ASSETS	1,292	55,300	46,694	109,128	80,776	293,190
Interbank assets	1,708	3,051	1,586	47,808	525	54,678
Deposits - Customers	13,240	32,309	55,227	50,180	63,815	214,771
Issuances	0	234	4,903	19,681	10,000	34,818
TOTAL LIABILITIES	14,948	35,594	61,716	117,669	74,340	304,267
Of which are wholesale issues net of treasury shares and multi-issuers		1	3,641	14,699	13,949	32,290
Drawable by third parties		2,008	13,969	13,549	32,882	62,409

The transaction maturities are projected according to their contractual and residual maturity, irrespective of any assumption that the assets or liabilities will be renewed. In order to assess the negative gap in the short term, the following aspects must be considered:

■	The Entity has high and stable retail financing with probable renewal.

■	Additional guarantees are available at the European Central Bank, and there is the capacity to generate new deposits through asset securitisation and the issuance of mortgage- or public sector-covered bonds.

The calculation does not consider growth assumptions, and consequently disregards internal strategies for raising net liquidity, which are especially important in the retail market. The monetisation of available liquid assets is also not included.

With regard to issues, the Entity's financing policies take into account a balanced distribution of maturities, preventing concentrations and diversifying financing instruments. In addition, the Entity's reliance on wholesale markets is limited.

Reputational risk is the possibility that the Entity's competitive edge could be blunted by loss of trust by some of its stakeholders, based on their assessment of actions or omissions, real or purported, by the Entity, its Senior Management or Governance Bodies, or because of related unconsolidated entities becoming bankrupt (step-in risk).

Some areas of risk identified by CaixaBank in which such confidence could be impaired are, among others, those related to the design and commercialisation of products, to systems and information security, to the need to promote ESG aspects (Environmental, Social and Good Governance) in the business, including due to its increasing relevance the risks related to climate change; the development of talent, conciliation, diversity and occupational health.

The risk is monitored using internal and external selected reputational indicators from various sources of stakeholder expectations and perception analysis. The measurement indicators are weighted according to their strategic importance and are grouped in a balanced reputation scorecard that enables a Global Reputation Index (GRI) to be obtained. This metric enables the positioning to be monitored quarterly by sector and time, and the tolerated ranges and metrics to be set in the RAF.

3. Risk management CaixaBank | 30 June 2020

The main instrument that enables formal monitoring of reputational risk management is the Reputational Risk taxonomy. This enables the risks to be identified and organised into a hierarchy according to their criticality, and also enables monitoring indicators to be set up for each risk (KRI) and coverage and mitigation policies to be established.

A number of policies that cover different scopes of the Entity impact on the control and mitigation of reputational risk. In addition, there are specific procedures and activities by the areas most directly implicated in managing the main reputational risks, which enable the implementation of the risk to be prevented or mitigated.

Similarly, the Internal Reputational Risk Management Polices also include developing in-house training to mitigate the appearance and effects of reputational risks, establishing protocols to deal with those affected by the Bank's actions, or defining crisis or contingency plans to be activated if the various risks arise.

The actuarial risk arises from the Group's insurance business, and it does not have an impact on the Entity's individual accounts.

Business risk refers to obtaining results lower than market expectations or the Entity's targets which prevent the Group from reaching a profitability level that is higher than the cost of capital.

The profitability objectives, backed by financial planning and monitoring process, are set out in the Group's Strategic Plan, over three years, and are specified annually in the Group's budget and in the Business network challenges.

CaixaBank's business profitability risk management system is based on 4 foresights of management:

■	Group vision: the overall aggregated return at the level of the CaixaBank Group.

■	Business/Region vision: the return from businesses/territories.

◆	Financial-Accounting vision: the return from different corporate businesses.

◆	Commercial-Management vision: the return from the management of the CaixaBank commercial network.

■	Pricing vision: the return from setting prices for CaixaBank products and services.

■	Project vision: the return from relevant Group projects.

Risk of impairment of other assets refers to the reduction in the carrying amount of shareholdings and non-financial assets of the Entity, specifically:

■	Investee risk: positions that form the Entity's portfolio of shareholdings, excluding those in which it exercises control. These positions may originate in explicit management decisions to take a position or from the integration of other entities, or they may result from the restructuring or execution of guarantees within what was initially a credit transaction (see Note 3.3.6).

■	Tangible assets: this mainly comprises real estate assets, both from own use and foreclosed assets available for sale and rental. A majority of these foreclosed assets are owned by the Entity's real estate subsidiary, BuildingCenter, S.A.U. In terms of appraisal of the foreclosed assets, prevailing regulations are fulfilled.

■	Intangible assets: these mainly include goodwill generated in business combination processes, assigned to one of the Entity's cash-generating units, software, and other intangible assets with a defined useful life.

■	Tax assets: these are primarily deferred tax assets generated from timing differences between the balance sheet entry criteria for accounting and tax results, as well as tax credits through deductions and tax loss carry-forwards generated within the Entity and in integration processes (including those coming from the integrated company and those generated in Purchase Price Allocation exercises).

3. Risk management CaixaBank | 30 June 2020

For risk management, the fulfilment of the policies is reviewed, as well as the ongoing monitoring of the various metrics, risk limits and the effective execution of the controls set out. In addition, impairment and recoverability tests and reviews are carried out, using generally accepted methodologies.

The risk of own funds and capital adequacy responds to the potential restriction of CaixaBank to adapt its volume of own funds to regulatory requirements or a change to its risk profile.

The Entity has set an objective of maintaining a medium-low risk profile and a comfortable level of capital to strengthen its position. Capital adequacy to cover eventual unexpected losses is measured from two different perspectives and using different methodologies: regulatory capital and economic capital.

The regulatory capital of financial institutions is regulated by the CRR and Directive 2013/36/EU of the European Parliament and of the Council, which implemented the Basel III regulatory framework (BIS III) in the European Union. Regulatory capital is the metric i) required by regulators and ii) used by analysts and investors to compare financial institutions. Similarly, following the transposition to European legislation in 2013, the Basel Committee and other relevant bodies published a series of additional rules and documents containing new specifications for the calculation of capital. This means that procedures are constantly being updated, and therefore the Entity continuously adapts its processes and systems to ensure the calculation of capital consumption and direct deductions from own funds are fully aligned with the newly established requirements.

Furthermore, the economic capital forms the basis of the internal estimate of own fund requirements, which acts as a supplement to the regulatory view of capital adequacy and corresponds to the metrics used for i) the self-assessment of capital, subject to presentation and review in the Entity's corresponding bodies; ii) updating the Economic Capital Ratio, as a monitoring and control tool; and iii) calculating the Risk Adjusted Return (RAR) and the Pricing. In contrast with regulatory capital, economic capital is an internal estimate which is adjusted according to the Entity's level of tolerance to risk, volume, and type of business activity. Hence, economic capital is a supplement which is used to better offset the risk assumed by the Entity, and it includes risks that have not been factored in at all or only partially by the regulatory measures.

In addition to the risks referred to in Pillar 1 (credit, market and operational risk), it includes others also included in the Corporate Risk Taxonomy, (e.g. interest rate risk in the banking book, and liquidity, business and actuarial risk, etc.).

The Entity has a Corporate Policy for Own Funds and Capital Adequacy Risk, the purpose of which is to lay down the principles on which capital objectives are determined in the CaixaBank Group, as well as to lay down a common set of guidelines in relation to the monitoring, control and management of capital that allow this risk to be mitigated, among other aspects.

4. Capital adequacy management CaixaBank | 30 June 2020

4. Capital adequacy management

The composition of the Group’s eligible own funds is as follows:

ELIGIBLE OWN FUNDS
(Millions of euros)
	30-06-2020		31-12-2019
	AMOUNT	AS %	AMOUNT	AS %
Net equity	24,393		25,151
Shareholders’ equity	25,996		26,247
Capital	5,981		5,981
Profit/(loss)	205		1,705
Reserves and other	19,810		18,561
Minority interests and OCI	(1,603)		(1,096)
Other CET1 instruments	253		(1,037)
Adjustments applied to the eligibility of minority interests and OCI	(142)		6
Other adjustments (1)	395		(1,043)
CET1 Instruments	24,646		24,114
Deductions from CET1	(6,538)		(6,327)
Intangible assets	(4,278)		(4,232)
Deferred tax assets	(2,014)		(1,875)
Other deductions from CET1	(246)		(220)
CET1	18,108	12.3%	17,787	12.0%
AT1 instruments	2,237		2,236
AT1 Deductions	0		0
TIER 1	20,345	13.8%	20,023	13.5%
T2 instruments	3,196		3,224
T2 Deductions			0
TIER 2	3,196	2.2%	3,224	2.2%
TOTAL CAPITAL	23,541	16.0%	23,247	15.7%
Other eligible subordinated instruments. MREL (5)	5,667		5,680
SUBORDINATED MREL	29,208	19.8%	28,927	19.6%
Other eligible instruments. MREL (3)	4,111		3,362
MREL (4)	33,319	22.6%	32,289	21.8%

RISK WEIGHTED ASSETS (RWA)	147,334		147,880

(1) Includes:

i) Forecast for dividends. In June 2020, 43% of the consolidated income was deducted as established by prudential regulations (average payout of the last 3 years). Taking into account the Dividends Policy approved by the Board of Directors, which establishes a maximum payment of 30% of income, CET1 would improve by +2 bps.

ii) Transitional IFRS 9 adjustment. In March 2020, CaixaBank adopted the transitional provisions of IFRS 9, which allows it to partially mitigate the pro-cyclicality associated to the provisions model under IFRS 9 in its capital adequacy calculations, throughout the transitional period established.

(2) Mainly senior non-preferred debt.
(3) In the first half of 2020 there was a new issuance of preferred senior debt for the amount of EUR 1,000 million.
(4) The MREL requirement at the consolidated level, as of 31 December 2020, is 22.7% of RWAs and 10.6% over TLOF. On 30 June 2020, the ratio over TLOF stands at 9.0%.

4. Capital adequacy management CaixaBank | 30 June 2020

The individual CaixaBank ratios are 14.1% CET1, 15.7% Tier1 and 18.1% Total Capital, with RWAs of EUR 135,306 million at 30 June 2020.

The causative details of the main aspects of the first half of 2020 that have influenced the CET1 ratio is presented below:

The Common Equity Tier 1 (CET1) ratio stands at 12.3%. The first half includes +32 basis points due to the extraordinary impact of reducing the established dividend against 2019 earnings, as one of the measures adopted by the Board of Directors as a result of COVID-19. The organic evolution of capital has remained stable, the forecast for dividends for the year represents -6 basis points and the market developments and others represent -49 basis points. The impact of the application of the IRFS9 transient standards has been +48 basis points (of which +22 basis points for changes in methodology introduced by CRR 2.5).

The change in RWAs includes EUR -1,800 million (+15 basis points of CET1) due to the impact of the CRR 2.5 on the reduction factors of capital consumption in loans for SMEs and infrastructure projects.

The following chart sets out a summary of the minimum requirements of eligible own funds:

MINIMUM REQUIREMENTS
(Millions of euros)
	30-06-2020		31-12-2019
	AMOUNT	AS %	AMOUNT	AS %
BIS III minimum requirements *
CET1	11,938	8.10%	12,983	8.78%
Tier 1	14,562	9.88%	15,201	10.28%
Tier 2	3,499	2.38%	2,958	2.00%
Total capital	18,061	12.26%	18,159	12.28%

(*) For 2020, the same requirements remain in place as for 2019 (the Pillar 1 minimum requirement of 4.5%; the Pillar 2 requirement of 1.5%; the capital conservation buffer of 2.5%, and the O-SII (Other Systemically Important Institution) buffer of 0.25%, whereby the countercyclical capital buffer for exposure to third-party countries is updated quarterly. On 30 June 2020, the countercyclical buffer considered is 1 bp and on 31 December 2019 it was 3 bps.

Furthermore, as of 2020 and as a result of the measures adopted by the supervisory authorities, CRD V is being applied in advance with respect to the composition of Pillar 2; thus, the Pillar 1 requirements are proportionally met using the various levels of capital (see Note 3.1).

The following chart provides a breakdown of the leverage ratio:

LEVERAGE RATIO
(Millions of euros)
	30-06-2020	31-12-2019
Exposure	399,490	341,681
Leverage ratio (Tier 1/Exposure)	5.1%	5.9%

5. Shareholder remuneration and earnings per share CaixaBank | 30 June 2020

5. Shareholder remuneration and earnings per share

In order to accommodate the position of the Group to the environment arising from the expansion of COVID-19 and to the measures rolled out by the authorities to slow the spread (see Note 1.6), in its session of 26 March 2020, the Board of Directors decided to amend the dividend policy in force comprising the distribution of a cash dividend above 50% of the consolidated net profit, exclusively for 2020, to distribute a cash dividend of no more than 30% of the reported consolidated net profit. The Board of Directors also stated its intention of allocating at least an amount above 50% of consolidated net profit to the cash remuneration for future financial years, once the circumstances that led to the modification have dissipated.

For future financial years, once the circumstances that have brought about this amendment have ceased, the Board of Directors has announced future plans to distribute any capital that exceeds the CET1 capital adequacy ratio of 12% as an extraordinary dividend and/or buy-back shares. This extraordinary payout of excess capital will be conditional on the macroeconomic situation in which the Group operates returning to normal and will not take place in any event before 2021.

The following dividends were distributed this year (see Note 1.6):

DIVIDENDS PAID IN 2020
(Millions of euros)
	EUROS PER SHARE	AMOUNT PAID IN CASH	ANNOUNCEMENT DATE	PAYMENT DATE
Interim dividend - 2019	0.07	418	26-03-2020	15-04-2020
TOTAL	0.07	418

The table below shows the liquidity statements prepared by the directors indicating there is sufficient liquidity and profit to pay the aforementioned dividend:

CAIXABANK LIQUIDITY ADEQUACY
(Millions of euros)
29-02-2020
Actual liquidity (1)	40,887
Potential liquidity (2)	74,395
High-quality assets - HQLA	49,560
High-quality assets - HQLA + available through facility (3)	79,232
Balance in current accounts	16,701
MAXIMUM AMOUNT PAYABLE	418

(1) Basically cash on hand, the interbank balance and unencumbered sovereign debt, less the balance to be withheld as a cash ratio.
(2) As well as Balance Sheet Liquidity, also includes the balance available through the ECB facility.
(3) Includes the balance available through the ECB facility not included in high-quality assets - HQLAs.

5. Shareholder remuneration and earnings per share CaixaBank | 30 June 2020

Basic and diluted earnings per share of the Group are as follows:

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
(Millions of euros)
	30-06-2020	31-12-2019
Numerator	139	556
Profit attributable to the Parent	205	622
Less: Preference share coupon amount (AT1)	(66)	(66)
Denominator (millions of shares)	5,978	5,978
Average number of shares outstanding (1)	5,978	5,978
Adjusted number of shares (basic earnings per share)	5,978	5,978
Basic earnings per share (in euros) (2)	0.02	0.09
Diluted earnings per share (euro) (3)	0.02	0.09

(1) Number of shares outstanding at the beginning of the year, excluding average number of treasury shares held during the period. Includes the retrospective adjustments set out in IAS 33.
(2) Including CaixaBank's non-consolidated profit at 30 June 2020 and 2019, basic and diluted earnings per share would be EUR 0.03 and EUR 0.08, respectively.
(3) Preference shares did not have any impact on the calculation of diluted earnings per share, since their capacity to be convertible was unlikely. Additionally, equity instruments associated with remuneration components were not significant.

6. Business combinations and mergers CaixaBank | 30 June 2020

6. Business combinations and mergers

There were no business combinations or mergers in the first half of 2020.

7. Cash and cash balances at central banks and other demand deposits CaixaBank | 30 June 2020

7. Cash and cash balances at central banks and other demand deposits

The breakdown of this heading is as follows:

BREAKDOWN OF CASH, CASH BALANCES AT CENTRAL BANKS AND OTHER DEMAND DEPOSITS
(Millions of euros)
	30-06-2020	31-12-2019
Cash	2,025	2,375
Cash balances at central banks	37,867	11,209
Other demand deposits	75	314
TOTAL	39,967	13,898

Cash balances at central banks includes balances held to comply with the mandatory minimum reserves requirement in the central bank based on eligible liabilities. The mandatory reserves earn interest at the rate applicable to all major Eurosystem financing operations.

8. Financial assets and liabilities held for trading CaixaBank | 30 June 2020

8. Financial assets and liabilities held for trading

The breakdown of this heading is as follows:

BREAKDOWN OF TRADING DERIVATIVES (PRODUCT AND COUNTERPARTY)
(Millions of euros)
	30-06-2020		31-12-2019
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Unmatured foreign currency purchases and sales	201	175	246	250
Purchases of foreign currencies against euros	113	87	120	53
Purchases of foreign currencies against foreign currencies	17	4	47	58
Sales of foreign currencies against euros	71	84	79	139
Share options	245	263	221	228
Bought	245		221
Issued		263		228
Interest rate options	117	117	91	95
Bought	117		91
Issued		117		95
Foreign currency options	12	5	46	20
Bought	12		46
Issued		5		20
Other share and interest rate transactions	10,703	6,713	9,526	6,191
Share swaps	219	143	43	85
Future rate agreements (FRAs)	1
Interest rate swaps	10,483	6,570	9,483	6,106
Credit derivatives	1	2
Sold	1	2
Commodity derivatives and other risks	3,385	2,444	3,035	2,026
Swaps	3,380	2,393	3,031	2,021
Bought	5	51	4	5
TOTAL	14,664	9,719	13,165	8,810

Of which: contracted in organised markets	36	64	27	34
Of which: contracted in non-organised markets	14,628	9,655	13,138	8,776

For the most part, the Entity hedges the market risk related to derivatives arranged with customers individually by arranging symmetric derivatives on the market, recognising both in the trading portfolio. In this way, the market risk arising from these operations is not significant.

8. Financial assets and liabilities held for trading CaixaBank | 30 June 2020

The breakdown of this heading is as follows:

BREAKDOWN OF EQUITY INSTRUMENTS
(Millions of euros)
	30-06-2020	31-12-2019
Shares in Spanish companies	153	370
Shares in foreign companies
TOTAL	153	370

The breakdown of this heading is as follows:

BREAKDOWN OF DEBT SECURITIES **
(Millions of euros)
	30-06-2020	31-12-2019
Spanish government debt securities *	659	365
Foreign government debt securities *	112	112
Issued by credit institutions	53	97
Other Spanish issuers	85	76
Other foreign issuers	45	55
TOTAL	954	705

(*) See Note 3.3.3., section 'Concentration according to sovereign risk'.
(**) See ratings classification in Note 3.3.3, section "Concentration according to credit quality".

The breakdown of this heading is as follows:

BREAKDOWN OF SHORT POSITIONS
(Millions of euros)
	30-06-2020	31-12-2019
On overdrafts on repurchase agreements	602	471
Debt securities – public debt*	551	401
Debt securities - other issuers	51	70
TOTAL	602	471

Contractual obligations upon maturity of the financial liability
(*) Note 3.3.3.3, section 'Concentration according to sovereign risk'

Overdrafts on repurchase agreements of debt securities are short-term transactions arranged to offset off-balance sheet positions that have been sold or are subject to a repurchase agreement.

9. Financial assets not designated for trading compulsorily measured at fair value through profit or loss CaixaBank | 30 June 2020

9. Financial assets not designated for trading compulsorily measured at fair value through profit or loss

The breakdown of this heading is as follows:

BREAKDOWN OF FINANCIAL ASSETS NOT DESIGNATED FOR TRADING COMPULSORILY MEASURED AT FAIR VALUE THROUGH PROFIT OR LOSS
(Millions of euros)
	30-06-2020	31-12-2019
Equity instruments	52	55
Debt securities	0	0
Loans and advances	143	166
Customers	143	166
TOTAL	195	221

10. Financial assets at fair value with changes in other comprehensive income CaixaBank | 30 June 2020

10. Financial assets at fair value with changes in other comprehensive income

The breakdown of this heading is as follows:

BREAKDOWN OF FINANCIAL ASSETS AT FAIR VALUE WITH CHANGES IN OTHER COMPREHENSIVE INCOME **
(Millions of euros)
	30-06-2020	31-12-2019
Equity instruments	1,157	1,729
Shares in listed companies	1,103	1,617
Of which Telefónica ***	1,103	1,617
Shares in non-listed companies	54	112
Debt securities *	17,542	14,587
Spanish government debt securities	13,993	9,560
Foreign government debt securities	1,534	3,259
Issued by credit institutions	602	211
Other Spanish issuers	41	38
Other foreign issuers	1,372	1,519
TOTAL	18,699	16,316

(*) See classification for 'ratings' in Note 3.3.3. "Concentration according to credit quality".
(*) Fixed income portfolio sales have been carried out in the first six months of 2020 for a nominal amount of EUR 4,278 million.
(*) In March 2020, the fair value hedge on 1% of this stake was cancelled (arranged through an equity swap). On 10 July 2020, the stake in Telefónica, SA became 4.9% due to the dilutive effect of the scrip dividend (5.0% on 31 December 2019).

The relevant financial information of the most relevant equity instruments classified in this section is as follows:

FINANCIAL INFORMATION ON KEY INVESTMENTS
(Millions of euros)
CORPORATE NAME	REGISTERED ADDRESS	% OWNERSHIP	% VOTING RIGHTS	EQUITY	LATEST PUBLISHED PROFIT/(LOSS)
Telefónica, SA (1)	Madrid - Spain	5.00%	5.00%	19,501	831
Sociedad de Gestión de Activos Procedentes de la Reestructuración Bancaria, SA (Sareb) (2)	Madrid - Spain	12.24%	12.24%	(7,512)	(947)

(1) Listed company. Information on equity and latest published profit/(loss) is as at 30-06-2020.
(2) Non-listed companies. The information on equity and the last published profit/(loss) is at 31-12-2019.

On 25 June 2020, the CaixaBank Group sold its direct and indirect holding of 11.51% in Caser for an estimated price of EUR 139 million after receiving the pertinent administrative authorisations. The operation did not bring about a material impact on equity for the Entity. There were no significant movements in this heading in the first six months of 2020.

11. Financial assets at amortised cost CaixaBank | 30 June 2020

11. Financial assets at amortised cost

The breakdown of this heading is as follows:

BREAKDOWN OF FINANCIAL ASSETS AT AMORTISED COST - 30-06-2020
(Millions of euros)
		VALUATION ADJUSTMENTS
	GROSS BALANCE	IMPAIRMENT ALLOWANCES	ACCRUED INTEREST	FEE AND COMMISSION INCOME	OTHER	OUTSTANDING AMOUNT
Debt securities	21,287		99			21,386
Loans and advances	228,326	(4,297)	349	(205)	297	224,470
Credit institutions	6,377		2			6,379
Customers	221,949	(4,297)	347	(205)	297	218,091
TOTAL	249,613	(4,297)	448	(205)	297	245,856

BREAKDOWN OF FINANCIAL ASSETS AT AMORTISED COST - 31-12-2019
(Millions of euros)
		VALUATION ADJUSTMENTS
	GROSS BALANCE	IMPAIRMENT ALLOWANCES	ACCRUED INTEREST	FEE AND COMMISSION INCOME	OTHER	OUTSTANDING AMOUNT
Debt securities	13,893		99			13,992
Loans and advances	212,146	(3,576)	355	(211)	229	208,943
Credit institutions	4,353	(2)	4			4,355
Customers	207,793	(3,574)	351	(211)	229	204,588
TOTAL	226,039	(3,576)	454	(211)	229	222,935

The breakdown of the net balances under this heading is as follows:

BREAKDOWN OF DEBT SECURITIES **
(Millions of euros)
	30-06-2020	31-12-2019
Spanish public debt*	18,092	11,989
Other Spanish issuers	1,290	1,297
Other foreign issuers	2,004	706
TOTAL	21,386	13,992
(*) See Note 3.3.3., 'Concentration according to sovereign risk'.
(**) Fixed income portfolio sales have been carried out in the first six months of 2020 for a nominal amount of EUR 1,054 million, with no impact on the business model.

11. Financial assets at amortised cost CaixaBank | 30 June 2020

Loans and advances – Credit institutions

The breakdown of the gross balances of this heading is as follows:

BREAKDOWN OF LOANS AND ADVANCES TO CREDIT INSTITUTIONS BY TYPE
(Millions of euros)
	30-06-2020	31-12-2019
Demand	3,643	2,977
Other accounts	3,643	2,977
Term	2,734	1,376
Deposits with agreed maturity	2,708	1,350
Assets in stage 3	26	26
TOTAL	6,377	4,353

Loans and advances - Loans and advances to customers

The changes in loans and advances to customers by stage are as follows:

CHANGES IN LOANS AND ADVANCES TO CUSTOMERS - 30-06-2020
(Millions of euros)
	TO STAGE 1:	TO STAGE 2:	TO STAGE 3:	TOTAL
Opening balance	187,775	13,158	7,229	208,162
Transfers	(340)	(469)	809	0
From stage 1:	(3,174)	2,867	307	0
From stage 2:	2,824	(3,488)	664	0
From stage 3:	10	152	(162)	0
New financial assets	29,202	303	133	29,638
Financial asset disposals (other than write-offs)	(13,922)	(935)	(258)	(15,115)
Write-offs			(297)	(297)
END OF PERIOD BALANCE	202,715	12,057	7,616	222,388

CHANGES IN IMPAIRMENT ALLOWANCES OF LOANS AND ADVANCES TO CUSTOMERS - 30-06-2020
(Millions of euros)
	TO STAGE 1:	TO STAGE 2:	TO STAGE 3:	TOTAL
Opening balance	363	460	2,751	3,574
Net allowances	320	161	411	892
From stage 1:	265	31	117	413
From stage 2:	(6)	170	108	272
From stage 3:	(3)	(42)	116	71
New financial assets	68	12	71	151
Disposals	(4)	(10)	(1)	(15)
Amounts used			(145)	(145)
Transfers and other			(24)	(24)
END OF PERIOD BALANCE	683	621	2,993	4,297

Of which: Coverage due to the impact of COVID-19	343	239	380	962

12. Derivatives - Hedge accounting (assets and liabilities) CaixaBank | 30 June 2020

12. Derivatives - Hedge accounting (assets and liabilities)

The breakdown of the balances of these headings is as follows:

BREAKDOWN OF HEDGING DERIVATIVES (PRODUCT AND COUNTERPARTY)
(Millions of euros)
	30-06-2020		31-12-2019
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Interest rates	342	80	2,070	278
Equity instruments			58
Currencies and gold	(10)	3	(6)	2
Other	15			40
TOTAL FAIR VALUE HEDGES	347	83	2,122	320
Interest rates	61		11
Currencies and gold	1	(6)
Other		73		122
TOTAL CASH FLOW HEDGES	62	67	11	122
TOTAL	409	150	2,133	442

Memorandum items
Of which: OTC - credit institutions	409	150	489	227
Of which: OTC - other financial corporations			1,644	215

The details of the schedule of the nominal amount of interest rate hedging items and their average interest rate is as follows:

MATURITY SCHEDULE OF HEDGING ITEMS AND AVERAGE INTEREST RATE
(Millions of euros)
	HEDGED ITEM AMOUNT
	< 1 MONTH	1-3 MONTHS	3-12 MONTHS	1-5 YEARS	>5 YEARS	TOTAL
Asset interest-rate hedges	491	51	10	1,243	11,539	13,334
Liability interest-rate hedges	76		2,653	18,709	10,801	32,239
TOTAL FAIR VALUE HEDGES	567	51	2,663	19,952	22,342	45,573
Asset interest-rate hedges		1,340	316	2,248	3,064	6,968
TOTAL CASH FLOW HEDGES		1,340	316	2,248	3,064	6,968

HEDGING ITEMS - FAIR VALUE HEDGES
(Millions of euros)
				30-06-2020				31-12-2019
			HEDGING INSTRUMENT USED	VALUE OF HEDGING INSTRUMENT		CHANGE IN FV USED TO CALCULATE THE INEFFECTIVENESS OF THE HEDGE	INEFFECTIVENESS RECOGNISED IN PROFIT OR LOSS	VALUE OF HEDGING INSTRUMENT
	HEDGED ITEM	HEDGED RISK		ASSETS	LIABILITIES			ASSETS	LIABILITIES
Macrohedges	Issuances	Transformation from fixed to floating	Interest-rate swaps and options	253	2	208	(1)	1,858	22
	Fixed-rate loans	Transformation from fixed to floating	Interest-rate swaps and options	49	62	(361)		175	218
	Floating-rate loans	Transformation from 12M Euribor floating rate to EONIA floating rate	Interest-rate swaps
	TOTAL			302	64	(153)	(1)	2,033	240
Microhedges	Public debt OCI portfolio	Transformation from fixed to floating	Interest-rate swaps			(1)			6
	Public debt OCI portfolio	Debt transformation from inflation-linked fixed to floating rate	Interest-rate swaps, inflation-linked swaps and inflation-linked options	16		5			40
	Public debt OCI portfolio	Debt transformation from fixed-rate in foreign currency to floating-rate in foreign currency	Interest-rate swaps			53			34
	Shares issued	Transformation from 12M Euribor to 3M Euribor	Interest-rate swaps	29		(2)		31
	Equity instruments portfolio OCI	Value of the instrument	Equity Swap (1% Telefónica)					58
	Debt fixed-income portfolio	Value of hedged fixed-income assets	Forward		19	(18)
	Debt amortised cost portfolio	Transformation from fixed to floating	Interest-rate swaps
	TOTAL			45	19	37		89	80

FV: Fair value

12. Derivatives - Hedge accounting (assets and liabilities) CaixaBank | 30 June 2020

HEDGED ITEMS - FAIR VALUE HEDGES
(Millions of euros)
				30-06-2020				2020			31-12-2019
				HEDGED INSTRUMENT		ACCUMULATED FV ADJUSTMENTS IN THE HEDGED ITEM		ACCUMULATED AMOUNT OF FV HEDGING ADJUSTMENTS OF HEDGED ITEMS	CHANGE IN VALUE USED TO CALCULATE THE INEFFECTIVENESS OF THE HEDGE HEDGING	LINE ON THE BALANCE SHEET INCLUDING THE HEDGED ITEM	HEDGED INSTRUMENT
	HEDGED ITEM	HEDGED RISK	HEDGING INSTRUMENT USED	ASSETS	LIABILITIES	ASSETS	LIABILITIES				ASSETS	LIABILITIES
Macrohedges	Issuances	Transformation from fixed to floating	Interest-rate swaps and options		27,837		1,680	85	(209)	Financial liabilities at amortised cost		27,215
	Fixed-rate loans	Transformation from fixed to floating	Interest-rate swaps and options	11,869		418		(762)	361	Financial assets at amortised cost	11,757
	Floating-rate loans	Transformation from 12M Euribor floating rate to EONIA floating rate	Interest-rate swaps							Financial assets at amortised cost	660
	TOTAL			11,869	27,837	418	1,680	(677)	152		12,417	27,215
Microhedges	Public debt OCI portfolio	Transformation from fixed to floating	Interest-rate swaps	68		N/A	N/A	1	1	Financial assets at fair value *	69
	Public debt OCI portfolio	Debt transformation from inflation-linked to fixed-rate to floating-rate	Interest rate swaps, swaps on inflation and inflation options	456		N/A	N/A		(5)	Financial assets at fair value *	468
	Public debt OCI portfolio	Debt transformation from fixed rate in foreign currency to floating rate in foreign currency	Interest-rate swaps			N/A	N/A		(53)	Financial assets at fair value *	1,037
	Shares issued	Transformation from 12M Euribor to 3M Euribor	Interest-rate swaps		4,402		29		2	Shares issued		4,837
	Equity instruments portfolio changes in OCI	Value of the instrument	Equity Swap			N/A	N/A			Financial assets at fair value *	323
	Public debt OCI portfolio	Value of hedged fixed-income assets	Forward	491		N/A	N/A		18	Financial assets at fair value *
	Debt amortised cost portfolio	Transformation from fixed to floating	Interest-rate swaps	450						Financial assets at amortised cost
	Other			3				(1)			3
	TOTAL			1,468	4,402		29		(37)		1,900	4,837

(*) With changes in other comprehensive income.

12. Derivatives - Hedge accounting (assets and liabilities) CaixaBank | 30 June 2020

HEDGING ITEMS - CASH FLOW HEDGES
(Millions of euros)
				30-06-2020				31-12-2019
				VALUE OF HEDGING INSTRUMENT		AMOUNT RECLASSIFIED FROM EQUITY TO PROFIT OR LOSS	INEFFECTIVENESS RECOGNISED IN PROFIT OR LOSS	VALUE OF HEDGING INSTRUMENT
	HEDGED ITEM	HEDGED RISK	HEDGING INSTRUMENT USED	ASSETS	LIABILITIES			ASSETS	LIABILITIES
Macrohedges	Mortgage Euribor loans	Mortgage Euribor transformation to fixed rate	Interest-rate swaps			7		11
	TOTAL					7		11
Microhedges	Inflation-linked public debt	Transformation from inflation-linked floating to fixed rate	Inflation-linked swaps and inflation-linked options	5	57	(53)			122
	Inflation-linked public debt at amortised cost	Transformation from floating to fixed	Interest-rate and inflation-linked swaps	57	15	(5)
	Other				(5)	(1)
	TOTAL			62	67	(58)			122

12. Derivatives - Hedge accounting (assets and liabilities) CaixaBank | 30 June 2020

HEDGED ITEMS - CASH FLOW HEDGES
(Millions of euros)
				30-06-2020				31-12-2019
	HEDGED ITEM	HEDGED RISK	HEDGING INSTRUMENT USED	RESERVE OF CASH FLOW HEDGES	PENDING AMOUNT IN RESERVE OF CASH FLOW HEDGES OF HEDGING RELATIONSHIPS FOR WHICH RECOGNISING HEDGES NO LONGER APPLIES	LINE ON THE BALANCE SHEET INCLUDING THE HEDGED ITEM		RESERVE OF CASH FLOW HEDGES	PENDING AMOUNT IN RESERVE OF CASH FLOW HEDGES OF HEDGING RELATIONSHIPS FOR WHICH RECOGNISING HEDGES NO LONGER APPLIES
Macrohedges	Floating-rate loans	Transformation from floating to fixed	Interest-rate swaps			Financial assets at amortised cost
	Mortgage Euribor loans	Mortgage Euribor transformation to fixed rate	Interest-rate swaps	85				2
	Fixed-rate term deposits	Transformation from fixed to floating	Interest-rate swaps		25	Financial assets at amortised cost			25
	TOTAL			85	25		0	0	25
Microhedges	Inflation-linked public debt	Transformation from inflation-linked floating debt to fixed rate	Inflation-linked swaps and inflation-linked options	48		Financial assets at fair value *		(75)
	Inflation-linked public debt at amortised cost	Transformation from floating to fixed	Interest-rate and inflation-linked swaps	(6)		Financial assets at fair value *
	Other			4					0
	TOTAL			46	0			(75)	0

(*) With changes in other comprehensive income.

13. Investments in subsidiaries, joint ventures and associates CaixaBank | 30 June 2020

13. Investments in subsidiaries, joint ventures and associates

The breakdown of the balance under this heading is as follows:

BREAKDOWN OF SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES - 30-06-2020
(Millions of euros)
	30-06-2020	31-12-2019
Cost	16,844	16,821
BuildingCenter	9,056	9,056
VidaCaixa	2,252	2,252
Banco BPI	2,060	2,060
CaixaBank Payments & Consumer	1,572	1,572
Other	1,904	1,881
Impairment allowances	(7,375)	(7,286)
BuildingCenter	(6,664)	(6,560)
Other	(711)	(726)
TOTAL GROUP ENTITIES	9,469	9,535

Cost	36	36
Impairment allowances	(36)	(36)
TOTAL JOINT VENTURES

Cost	1,396	1,396
Erste Group Bank *	1,363	1,363
Other	33	33
Impairment allowances	(8)	(8)
TOTAL ASSOCIATES	1,388	1,388
(*) At 30 June 2020, the market value of 9.92% of the stake was EUR 893 million (EUR 1,431 million at 31 December 2019).

Impairment of the portfolio of investments

At year-end, there were no agreements to provide additional financial support or any other contractual commitment made by the parent company or subsidiaries with associates and joint ventures of the Entity not recognised in the financial statements. Likewise, there are no contingent liabilities related to these investments.

For the purpose of assessing the recoverable amount of investments in associates and joint ventures, the Entity regularly monitors impairment indicators of its investees. Particularly, the following items are considered, among others: i) business performance; ii) share prices throughout the period; and iii) the target prices published by renowned independent analysts.

The methodology to determine the recoverable value for the stake in Erste Group Bank is based on dividend discount models (DDM).

A summary of the ranges of assumptions used and the ranges of contrasting sensitivity are provided below:

ASSUMPTIONS USED AND SENSITIVITY SCENARIOS
(Percentage)
	ERSTE GROUP BANK (3)
	30-06-2020	31-12-2019
Forecast periods	5 years	5 years
Discount rate (1)	10.10%	10.10%
Growth rate (2)	2.50%	2.50%
Sensitivity	[-0.5%; +0.5%]	[-0.5%; +0.5%]

(1) Calculated on the yield for the German 10-year bond, plus a risk Premium.
(2) Corresponds to the normalised growth rate used to calculate the fair value.
(3) For the banking sector, the determination of the recoverable value considers the sensitivity with respect to the interest margin and the cost of risk of [-0.05%; +0.05%].

13. Investments in subsidiaries, joint ventures and associates CaixaBank | 30 June 2020

Financial information of associates

Below selected information is displayed on significant investments in associates, which is additional to the information presented in Appendices 2 and 3:

SELECTED INFORMATION OF ASSOCIATES
ERSTE GROUP BANK
Nature of the company's activities	Has strong deposits business and offers retail banking, private banking and corporate banking products and investment banking services.
Country of incorporation and countries of operation	Austria, the Czech Republic, Hungary, Croatia, Slovakia, Romania and Serbia.
Restrictions on dividend payments	Regulatory restrictions or limitations according to the level of capital, return or growth outlook of the business.

14. Tangible assets CaixaBank | 30 June 2020

14. Tangible assets

The breakdown of the balance under this heading is as follows:

BREAKDOWN OF TANGIBLE ASSETS
(Millions of euros)
	30-06-2020			31-12-2019
	LAND AND BUILDINGS	FURNITURE, FACILITIES AND OTHER	RIGHTS OF USE	LAND AND BUILDINGS	FURNITURE, FACILITIES AND OTHER	RIGHTS OF USE
Cost	2,321	4,063	1,566	2,354	3,927	1,522
Accumulated depreciation	(451)	(2,713)	(153)	(451)	(2,673)	(106)
Impairment allowances		(13)			(13)
OWN USE, NET	1,870	1,337	1,413	1,903	1,241	1,416
Cost	60	2		64	2
Accumulated depreciation	(10)	(2)		(10)	(2)
Impairment allowances	(16)			(18)
REAL ESTATE INVESTMENTS	34	0	0	36	0	0
TOTAL	1,904	1,337	1,413	1,939	1,241	1,416

There were no significant movements under this heading in the first six months of 2020.

Property, plant and equipment for own use

Property, plant and equipment for own use are allocated to the Banking Business cash-generating unit (CGU) and at year-end they do not present any indication of impairment (see Note 15). In addition, the Entity carries out regular individualised valuations of certain property for own use classified as “Land and buildings”. At year-end, the available valuations do not indicate the existence of any impairment.

Selected information about property, plant and equipment for own use is presented below:

OTHER INFORMATION ABOUT PROPERTY, PLANT AND EQUIPMENT FOR OWN USE
(Millions of euros)
	30-06-2020	31-12-2019
Fully amortised assets still in use	2,176	2,146
Commitments to acquire tangible assets*	Insignificant	Insignificant
Assets with ownership restrictions	Insignificant	Insignificant
Assets covered by an insurance policy	100% **	100% **

(*) Sales made in previous years with sale and leaseback agreements include buy options that may be exercised by the Entity on termination of the lease agreement at the market value of the offices at that date, to be determined where appropriate by independent experts (see Note 35).
(**) Some of the insurance policies have an excess.

15. Intangible assets CaixaBank | 30 June 2020

15. Intangible assets

The breakdown of this heading is as follows:

BREAKDOWN OF INTANGIBLE ASSETS
(Millions of euros)
	CGU	REMAINING USEFUL LIFE	30-06-2020	31-12-2019
Goodwill			427	529
Acquisition of Banca Cívica	Banking	2.5 years	421	522
Acquisition of Bankpime	Banking	2 years	6	7
Other intangible assets			379	358
Software		1 to 15 years	370	348
Other intangible assets (generated by mergers/acquisitions)			9	10
Customer relationships (core deposits) of Barclays Bank	Banking	4 years	9	10
TOTAL			806	887

There were no significant movements under this heading in the first six months of 2020.

Selected information related to other intangible assets is set out below:

OTHER INFORMATION ABOUT OTHER INTANGIBLE ASSETS
(Millions of euros)
	30-06-2020	31-12-2019
Fully amortised assets still in use	661	692
Commitments to acquire intangible assets	Insignificant	Insignificant
Assets with ownership restrictions	Insignificant	Insignificant

Impairment test of the banking CGU

For the purpose of analysing the recoverable amount of the Banking Business CGU, the Entity performs a regular allocation of the Entity's capital based on internal regulatory capital models, which take into account the risks assumed by each of the businesses. The amount to be recovered from the CGU is compared to its recoverable amount to determine any potential impairment.

The recoverable amount is based on value in use, which was determined by discounting the estimated dividends over the medium term obtained from the projection of the budget with a time horizon of 6 years. In addition, the projected cash flows are updated every six months to factor in any potential deviations to the model.

The projections are determined using assumptions based on the macroeconomic data applicable to the Entity's activity, contrasted by means of renowned external sources and the entities' internal information. A summary of the ranges of assumptions used and the ranges of contrasting sensitivity are provided below:

ASSUMPTIONS USED AND BANKING BUSINESS CGU SENSITIVITY SCENARIOS
(Percentage)
	30-06-2020	31-12-2019	SENSITIVITY
Discount rate *	7.5%	7.5%	[-1.5%; + 1.5%]
Growth rate **	1.0%	1.0%	[-0.5%; + 0.5%]
Net interest income over average total assets (NII) ***	[1.21% - 1.60%]	[1.21% - 1.46%]	[-0.05%; + 0.05%]
Cost of risk (CoR)	[0.26% - 0.39%]	[0.26% - 0.36%]	[-0.1%; + 0.1%]

(*) Calculated on the yield for the German 10-year bond, plus a risk premium.
(**) Corresponds to the normalised growth rate used to calculate the net carrying value.
(***) Net interest income over average total assets, reduced by persistence of low rates.

15. Intangible assets CaixaBank | 30 June 2020

At the close of the period, the existing impairment tests were reviewed, taking into consideration the new information available, and, in particular, the exceptional nature of the current economic climate (see Notes 1.8 and 3.3.1). The existence of possible impairments was also assessed using sensitivity scenarios. As a result of this analysis, although some assumptions and certain expected future flows were modified as a result of the aforementioned exceptional circumstances, it was deemed that there was no need to perform any impairments. The effects on the estimates that take place as a result of new information available in the future will be reviewed prospectively and continually on future closing dates.

Taking into account the excess of the recoverable value over the carrying amount, the Entity does not consider that any reasonably possible change in any of the assumptions could, in isolation, cause the carrying amount to exceed the recoverable value.

The judgements and estimates on the basis of which the key assumptions have been determined are those which the Entity considers to be the most plausible and which, therefore, best reflect the value of the banking business.

16. Other assets and other liabilities CaixaBank | 30 June 2020

16. Other assets and other liabilities

The breakdown of these items in the balance sheet is as follows:

BREAKDOWN OF OTHER ASSETS AND OTHER LIABILITIES
(Millions of euros)
	30-06-2020	31-12-2019
Insurance contracts related to long-term commitments	1,251	1,206
Inventories	18	14
Other assets	2,385	2,436
Prepayments and accrued income	1,720	1,603
Ongoing transactions	48	195
Other	617	638
TOTAL OTHER ASSETS	3,654	3,656
Prepayments and accrued income	785	785
Ongoing transactions	439	226
Other	19	47
TOTAL OTHER LIABILITIES	1,243	1,058

17. Non-current assets and disposal groups classified as held for sale CaixaBank | 30 June 2020

17. Non-current assets and disposal groups classified as held for sale

The breakdown of the balance under this heading is as follows:

BREAKDOWN OF NON-CURRENT ASSETS HELD FOR SALE
(Millions of euros)
	30-06-2020			31-12-2019
	FORECLOSURE ASSETS		OTHER ASSETS (2)	FORECLOSURE ASSETS		OTHER ASSETS (2)
	FORECLOSURE RIGHTS (1)	OTHER		FORECLOSURE RIGHTS (1)	OTHER
Gross cost	164	72	196	182	70	178
Impairment allowances	(39)	(11)	(57)	(40)	(10)	(42)
TOTAL	125	61	139	142	60	136

(1) Foreclosure rights are measured initially at the carrying amount at which the asset will be recognised when the definitive foreclosure occurs.
(2) Mainly includes: investments reclassified as non-current assets held for sale, assets deriving from the termination of operating lease agreements and closed branches.

There were no significant movements under this heading in the first six months of 2020.

18. Financial liabilities CaixaBank | 30 June 2020

18. Financial liabilities

The breakdown of this heading is as follows:

BREAKDOWN OF FINANCIAL LIABILITIES AT AMORTISED COST - 30-06-2020
(Millions of euros)
		VALUATION ADJUSTMENTS
	GROSS BALANCE	ACCRUED INTEREST	MICROHEDGES	TRANSACTION COSTS	PREMIUMS AND DISCOUNTS	OUTSTANDING AMOUNT
Deposits	272,859	56	29	(13)	(340)	272,591
Central banks	46,154	(39)				46,115
Credit institutions	5,622	4	0	0	0	5,626
Customers	221,083	91	29	(13)	(340)	220,850
Debt securities issued	30,961	236	0	(9)	(85)	31,103
Other financial liabilities	8,022					8,022
TOTAL	311,842	292	29	(22)	(425)	311,716

BREAKDOWN OF FINANCIAL LIABILITIES AT AMORTISED COST - 31-12-2019
(Millions of euros)
		VALUATION ADJUSTMENTS
	GROSS BALANCE	ACCRUED INTEREST	MICROHEDGES	TRANSACTION COSTS	PREMIUMS AND DISCOUNTS	OUTSTANDING AMOUNT
Deposits	222,690	107	31	(14)	(375)	222,439
Central banks	13,084	(40)				13,044
Credit institutions	4,289	7	0	0	0	4,296
Customers	205,317	140	31	(14)	(375)	205,099
Debt securities issued	30,025	405	0	(10)	(88)	30,332
Other financial liabilities	8,104					8,104
TOTAL	260,819	512	31	(24)	(463)	260,875

The breakdown of the gross balances of this heading is as follows:

BREAKDOWN OF DEPOSITS FROM CREDIT INSTITUTIONS
(Millions of euros)
	30-06-2020	31-12-2019
Demand	1,243	1,269
Reciprocal accounts	4	2
Other accounts	1,239	1,267
Term or at notice	4,379	3,020
Deposits with agreed maturity	1,864	2,408
Hybrid financial liabilities	1	1
Repurchase agreement	2,514	611
TOTAL	5,622	4,289

18. Financial liabilities CaixaBank | 30 June 2020

The breakdown of the gross balances of this heading is as follows:

BREAKDOWN OF CUSTOMER DEPOSITS
(Millions of euros)
	30-06-2020	31-12-2019
By type	221,083	205,317
Current accounts and other demand deposits	124,886	113,514
Savings accounts	72,939	66,119
Deposits with agreed maturity	19,275	22,731
Hybrid financial liabilities	1,401	1,697
Repurchase agreements (*)	2,582	1,256
By sector	221,083	205,317
Public administrations	11,050	10,507
Private sector (*)	210,033	194,810
(*) Includes repurchase agreements in money market transactions through counterparty entities of EUR 974 million and EUR 24 million at 30 June 2020 and 31 December 2019, respectively.

The breakdown of the gross balances of this heading is as follows:

BREAKDOWN OF DEBT SECURITIES ISSUED
(Millions of euros)
	30-06-2020	31-12-2019
Mortgage covered bonds	14,609	14,607
Plain vanilla bonds	9,695	8,695
Structured notes	473	620
Promissory notes	784	703
Preference shares	2,250	2,250
Subordinated debt	3,150	3,150
TOTAL	30,961	30,025

The breakdown of preference share issues are as follows:

BREAKDOWN OF PREFERENCE SHARE ISSUES
(Millions of euros)
		NOMINAL AMOUNT	NOMINAL INTEREST RATE	OUTSTANDING AMOUNT
DATE OF ISSUE	MATURITIES			30-06-2020	31-12-2019
June 2017 *	Perpetual	1,000,000	6.75%	1,000	1,000
March 2018 *	Perpetual	1,250,000	5.25%	1,250	1,250
PREFERENCE SHARES				2,250	2,250
Own securities purchased				0
TOTAL				2,250	2,250
(*) Perpetual issuance placed for institutional investors on organised markets, with a discretionary coupon, which may be redeemed under specific circumstances at the option of the Group and, in any case, they will be converted into new-issue common shares of the Group if it reports a Common Equity Tier 1 ratio (CET1) below the ratio set in each issuance.

18. Financial liabilities CaixaBank | 30 June 2020

The breakdown of subordinated debt issues is as follows:

BREAKDOWN OF SUBORDINATED DEBT ISSUES
(Millions of euros)
	MATURITY	NOMINAL AMOUNT	NOMINAL INTEREST RATE	OUTSTANDING AMOUNT
DATE OF ISSUE				30-06-2020	31-12-2019
15-02-2017	15-02-2027	1,000	3.50%	1,000	1,000
07-07-2017	07-07-2042	150	4.00%	150	150
14-07-2017	14-07-2028	1,000	2.75%	1,000	1,000
17-04-2018	17-04-2030	1,000	2.25%	1,000	1,000
SUBORDINATED DEBT				3,150	3,150
Own securities purchased
TOTAL				3,150	3,150

The detail of the balance of this heading in the balance sheet is as follows:

BREAKDOWN OF OTHER FINANCIAL LIABILITIES
(Millions of euros)
	30-06-2020	31-12-2019
Payment obligations	523	1,981
Of which: Contributions and shortfalls pending payment to the DGF	315	315
Guarantees received	6	1,461
Clearing houses	1,730	1,308
Tax collection accounts	3,321	1,144
Special accounts	853	621
Liabilities associated with right-of-use assets	1,431	1,430
Other items	158	159
TOTAL	8,022	8,104

19. Provisions CaixaBank | 30 June 2020

19. Provisions

The breakdown of the changes of the balance under this heading is as follows:

MOVEMENT OF PROVISIONS - 30-06-2020
(Millions of euros)
	PENSIONS AND OTHER POST-EMPLOYMENT DEFINED BENEFIT OBLIGATIONS	OTHER LONG-TERM EMPLOYEE BENEFITS *	PENDING LEGAL ISSUES AND TAX LITIGATION		COMMITMENTS AND GUARANTEES GIVEN
			LEGAL CONTINGENCIES	PROVISIONS FOR TAXES	CONTINGENT RISKS	CONTINGENT COMMITMENTS	OTHER PROVISIONS
BALANCE AT 31-12-2019	519	1,709	390	238	100	29	385
With a charge to the statement of profit or loss	2	99	22	(1)	(16)	20	3
Provision		112	46	10	8	46	37
Reversal		(14)	(24)	(11)	(24)	(26)	(34)
Interest cost/(income)
Personnel expenses	2	1
Actuarial (gains)/losses	4
Amounts used	(9)	(261)	(70)				(55)
Transfers and other	(5)	6			(5)		7
BALANCE AT 30-06-2020	511	1,553	342	237	79	49	340

On 31 January 2020, a Labour Agreement on Incentivised Voluntary Terminations was reached, subscribed to by a total of 227 employees born in and before 1962, who work in Barcelona and Teruel, for a cost of EUR 109 million.

The present value of defined benefit obligations was calculated using the following criteria:

■	The “projected unit credit” accrual method has been used, which considers each year of service as giving rise to one additional unit of benefit entitlement and measures each unit separately.

■	The estimated retirement age of each employee is the first age at which the employee has the right to retire or the age determined in the agreements, as applicable.

■	The actuarial and financial assumptions used in the measurement are unbiased and mutually compatible.

The assumptions used in the Entity's calculations are as follows:

ACTUARIAL AND FINANCIAL ASSUMPTIONS
	30-06-2020	31-12-2019
Discount rate (1)	0.79%	0.98%
Mortality tables	PERM-F/2000 - P	PERM-F/2000 - P
Annual pension review rate (2)	0% - 2%	0% - 2%
CPI annual cumulative (3)	1.57%	1.90%
Annual salary increase rate	CPI+0.5%	CPI+0.5%
(1) Using a rate curve based on high-rated corporate bonds, with the same currency and terms as the commitments assumed. Rate informed on the basis of the weighted average term of these commitments.
(2) Depending on each obligation.
(3) Using the Spanish zero coupon inflation curve. Rate based on the weighted average period of the commitments classified as post-employment obligations.

19. Provisions CaixaBank | 30 June 2020

The actuarial valuations of pension commitments are carried out by qualified and independent actuaries.

Additionally, in order to preserve the governance of the valuation and the management of the risks inherent to the acceptance in these commitments, the Entity has established an activity framework where the ALCO manages hedging proposals for these risks and the Global Risk Committee approves any changes to the criteria to measure the liabilities reflected in these commitments for businesses in Spain.

Below follows a sensitivity analysis of the value of obligations based on the main assumptions used in the actuarial valuation. To determine this sensitivity the calculation of the value of the obligations is replicated, changing the specific variable and maintaining the remaining actuarial and financial assumptions unchanged. One drawback of this method is that it is unlikely that a change will occur in one variable alone as some of the variables may be correlated:

ANALYSIS OF THE SENSITIVITY OF THE OBLIGATIONS
(Millions of euros)
	+50 bp	-50 bp
Discount rate	(29)	32
Annual pension review rate	9	(8)

The estimate of the fair value of insurance contracts related to pensions taken out directly by CaixaBank with VidaCaixa or other entities and of the value of the Pension Funds assets (mainly also insurance policies) takes into account the value of future guaranteed payments discounted from the same rate curve used for the obligations. Therefore, since the expected flows of payments are matched with those deriving from the policies, the possible fair changes – at the close of the financial year – in the discount rate would have a similar effect on the value of the Entity’s gross obligations and on the fair value of insurance contracts linked to pensions and the fair value of assets held through Pension Funds.

Consistent with the provision of Note 2.12, the sensitivity of the obligations has been calculated only when certain commitments are not insured by CaixaBank or the pension fund, for example, certain aforementioned longevity queues for business in Spain.

The estimated payment of the provisions planned for the next 10 years is stated below:

ESTIMATED PAYMENTS OF POST-EMPLOYMENT BENEFITS
(Millions of euros)
	2020	2021	2022	2023	2024	2025-2029
Estimated payments for post-employment commitments (1)	13	27	27	27	27	128
(1) Excluding insured provisions to be paid directly by VidaCaixa to the Pension Funds.

19. Provisions CaixaBank | 30 June 2020

Given the nature of these obligations, the expected timing of outflows of funds embodying economic benefits, should they arise, is uncertain.

Provisions for pending legal issues

The Entity is subject to claims. Therefore, it is party to certain legal proceedings arising from the normal course of its business, including claims in connection with lending activities, relationships with employees and other commercial or tax matters. Accordingly, the outcome and expected schedule of outflows of funds from court proceedings must be considered uncertain.

At 30 June 2020, the Entity considers that it had reliably estimated the obligations arising from each proceeding and had recognised, where appropriate, sufficient provisions to reasonably cover the liabilities that may arise as a result of these tax and legal situations. It also considers that any responsibility arising from these proceedings, considering each one individually, will not have a material adverse effect on the Entity's businesses, financial position or results of operations.

Provisions for taxes

The detail of the balance of this heading in the balance sheet is as follows:

BREAKDOWN FOR PROVISIONS FOR TAXES
(Millions of euros)
	30-06-2020	31-12-2019
Income tax assessments for years 2004 to 2006	33	33
Income tax assessments for years 2007 to 2009	12	12
Income tax assessments for years 2010 to 2012	13	13
Tax on deposits	18	18
Other	161	162
TOTAL	237	238

This heading includes the provisions for credit risk of the guarantees and contingent commitments given (Note 22).

19. Provisions CaixaBank | 30 June 2020

The content of the main sections of this heading is set out below. The expected timing of outflows of funds embodying economic benefits, should they arise, is uncertain.

Losses from agreements not formalised and other risks

Class action brought by the ADICAE association (floor clauses)

The legal procedure in which class action for discontinuance was carried out by ADICAE (the Association of Banking and Insurance Consumers) in application of the floor clauses that exist in some of the entity's mortgages is currently in the phase of Reversal and Procedural Infringement before the Spanish Supreme Court.

As stated in the previous financial statements, the risk associated with this matter was managed with specific coverage of EUR 625 million, and a team and specific procedures were developed to comply with the requests filed under the framework of Royal Decree-Law 1/2017, of 20 January, on urgent measures to protect consumers against floor clauses.

There were no significant disbursements associated to this procedure in 2020.

With the available information, the risk derived from the disbursements that could arise due to these litigation proceedings is reasonably covered by the corresponding provisions.

Reference rate for mortgages in Spain

In relation to the reference rate for mortgages in Spain, a preliminary ruling has been submitted to the Court of Justice of the European Union (CJEU) that challenges the validity of the mortgage loan contracts subject to the official reference rate – called IRPH (Spanish reference rate for mortgages) – due to an alleged lack of transparency.

The legal matter of the debate is the transparency test based on article 4.2 of Directive 93/13, in cases when the borrower is a consumer. Given that the IRPH is the price of the contract and it is included in the definition of the main purpose of the contract, it must be written using clear and understandable language to enable the consumer to use clear and comprehensible criteria to assess the economic consequences on them deriving from the contract.

The aforementioned preliminary ruling was made by a Magistrates Court several months after the Spanish High Court passed its judgment declaring that these contracts were valid, on 14 December 2017.

Following the criterion laid down by the advocate general in his conclusions of 10 September 2019, the Court of Justice of the European Union gave its judgment, on 3 March 2020, confirming that the IRPH reference rate is not extortionate, and establishing the following guidelines to determine the fulfilment of the transparency demands of the clause that sets the IRPH – a matter that must be settled in each specific case brought to trial – and which must be taken into account by national judges: i) it shall be formally and grammatically understandable, ii) it shall allow an average consumer – usually informed and reasonably attentive and perceptive – to be able to understand the specific operation of the calculation method of the aforementioned interest rate and to assess the economic consequences of the same on payment obligations.

With regard to previous requirements, the CJEU deems especially pertinent for the assessment that the national judge must make, the fact that the main elements regarding the calculation of the aforementioned index are easily accessible, given that it is an official index included in the Bank of Spain transparency circular, published in turn in the Official State Gazette and, on the other hand, the supply of information on the past evolution of the index during the two calendar years prior to the execution of the contract and on the last available value.

Similarly, the CJEU determines the consequences of a possible statement on the lack of transparency on marketing. If, in a particular case, a judge considered that there was no transparency and that the consumer would suffer damages from the cancellation of the contract, the judge must first consider that which is agreed between the parties as a replacement index and, otherwise, a "supplementary legal” index “(the CJEU references, for these purposes, the IRPH Entidades (Companies) index considered in the fifteenth additional provision of Act 14/2013, of 27 September 2013).

On 30 June 2020, the total amount of the performing mortgage loans index-linked to IRPH with individuals stood at approximately EUR 5,678 million (the majority, but not all of them, with consumers). The Group does not hold provisions for this item.

20. Equity CaixaBank | 30 June 2020

20. Equity

Share capital

Selected information on the figures and type of share capital figures is presented below:

INFORMATION ABOUT SHARE CAPITAL
	30-06-2020	31-12-2019
Number of fully subscribed and paid up shares (units) (1)	5,981,438,031	5,981,438,031
Par value per share (euros)	1	1
Closing price at year-end (euros)	1.901	2,798
Market cap at year-end, excluding treasury shares (2)	11,360	16,727

(1) All shares have been recognised by book entries and provide the same rights.
(2) CaixaBank’s shares are traded on the continuous electronic trading system, forming part of the Ibex-35.

Retained earnings, revaluation reserves and other reserves

The breakdown of the balances of these headings is as follows:

BREAKDOWN OF RESERVES
(Millions of euros)
	30-06-2020	31-12-2019
Legal reserve (1)	1,196	1,196
Restricted reserves for financing the acquisition of treasury shares	3	2
Other restricted reserves (2)	509	509
Unrestricted reserves	2,699	1,088
TOTAL	4,407	2,795

(1) At 2019 and 2018 year-end, the legal reserve reached the minimum amount required by the Spanish Corporate Enterprises Act.
(2) Mainly associated with the goodwill of Morgan Stanley, Bankpime and Banca Cívica.

Other equity instruments

The value of shares included in variable share-based remuneration plans not delivered is as follows:

BREAKDOWN OF OTHER EQUITY INSTRUMENTS
(Millions of euros)
	30-06-2020	31-12-2019
Value of shares not delivered	24	24

Treasury shares

There were no significant movements in the first six months of 2020.

21. Tax position CaixaBank | 30 June 2020

21. Tax position

The consolidated tax group for Corporation Tax includes CaixaBank, as the parent, and subsidiaries include Spanish companies in the commercial group that comply with the requirements for inclusion under regulations, including the ”la Caixa” Banking Foundation and CriteriaCaixa. The other companies in the commercial group file taxes in accordance with applicable tax legislation.

Similarly, CaixaBank and some of its subsidiaries have belonged to a consolidated tax group for value added tax (VAT) since 2008, the parent company of which is CaixaBank.

On 24 July 2018, the Spanish tax authorities notified CaixaBank of the beginning of an inspection for the main taxes applicable to it for the years 2013 to 2015, inclusive.

Accordingly, CaixaBank has the year 2016 and following open for review for the main taxes applicable. Furthermore, as the successor of Banca Cívica and the savings banks that formerly contributed their assets comprising the financial activity to Banca Cívica, Banco de Valencia and Barclays Bank, these institutions are open to inspection for the main taxes applicable to them from 2010 and beyond.

The various interpretations that can be drawn from the tax regulations governing transactions carried out by financial institutions may give rise to certain contingent tax liabilities that cannot be objectively quantified. The Entity’s management considers that the provision under “Provisions - Pending legal issues and tax litigation” in the balance sheet is sufficient to cover these contingent liabilities.

Below is a breakdown of the balance of these headings:

BREAKDOWN OF DEFERRED TAX ASSETS
(Millions of euros)
	30-06-2020	31-12-2019
Pension plan contributions	529	526
Allowances for credit losses	4,001	4,001
Allowances for credit losses (ECB 4/2017)	28	57
Early retirement obligations	7	10
Provision for foreclosed property	288	288
Fees for loans and receivables	5	5
Assets measured at fair value through equity	75	90
Tax loss carryforwards	916	916
Unused tax credits	764	764
Others arising on business combinations	18	19
Other (1)	1,132	980
TOTAL	7,763	7,656
Of which: monetisable	4,825	4,825

(1) Includes, inter alia, eliminations from intra-group operations and those corresponding to different provisions, and other adjustments due to differences between accounting and tax rules.

21. Tax position CaixaBank | 30 June 2020

BREAKDOWN OF DEFERRED TAX LIABILITIES
(Millions of euros)
	30-06-2020	31-12-2019
Revaluation of property on first time adoption of Bank of Spain Circular 4/2004	201	202
Assets measured at fair value through equity	157	154
Intangible assets generated in business combinations	3	15
Others arising on business combinations	148	150
Other	100	96
TOTAL	609	617

The Entity does not have any significant unrecognised deferred tax assets.

The Entity regularly carries out, in collaboration with an independent consultant, an assessment of the recoverable amount of its deferred tax assets recognised in the balance sheet, consistent with the exercises of verifying the value of assets subscribed to the CGU of the banking business (see Note 13) and the insurance business. On 30 June 2020, this analysis supported the recoverability of tax assets prior to their legal prescription, estimating that recognised deferred tax assets arising from tax credits from tax loss carryforwards, deductions and non-monetisable timing differences corresponding to Spanish jurisdiction will have recovered in a maximum period of 16 years.

22. Guarantees and contingent commitments given CaixaBank | 30 June 2020

22. Guarantees and contingent commitments given

The breakdown of “Guarantees and contingent commitments given” included as memorandum items is set out below:

BREAKDOWN OF EXPOSURE AND PROVISIONS ON GUARANTEES AND CONTINGENT COMMITMENTS - 30-06-2020
(Millions of euros)
	OFF-BALANCE-SHEET EXPOSURE			PROVISIONS
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Financial guarantees given	5,041	155	107	(2)	(2)	(31)
Loan commitments given	60,328	1,801	280	(32)	(4)	(13)
Other commitments given	18,273	467	175	(8)	(8)	(28)

BREAKDOWN OF EXPOSURE AND PROVISIONS ON GUARANTEES AND CONTINGENT COMMITMENTS - 31-12-2019
(Millions of euros)
	OFF-BALANCE-SHEET EXPOSURE			PROVISIONS
	STAGE 1	STAGE 2	STAGE 3	STAGE 1	STAGE 2	STAGE 3
Financial guarantees given	4,799	153	134	(3)	(3)	(41)
Loan commitments given	55,602	2,034	214	(18)	(2)	(9)
Other commitments given	20,089	473	176	(11)	(8)	(34)

The Entity only needs to pay the amount of contingent liabilities if the guaranteed counterparty breaches its obligations. It believes that most of these risks will reach maturity without being settled.

With respect to contingent commitments, the Entity has an undertaking to facilitate funds to customers through drawables on lines of credit and other commitments, whenever it receives a request and subject to compliance with certain conditions by the counterparties. It believes that a large portion of them will fall due prior to drawdown, either because they will not be requested by customers or because the drawdown conditions will not be met.

23. Other significant disclosures CaixaBank | 30 June 2020

23. Other significant disclosures

The breakdown of off-balance sheet funds managed on behalf of third parties is as follows:

BREAKDOWN OF CUSTOMER FUNDS
(Millions of euros)
	30-06-2020	31-12-2019
Assets under management	151,303	151,272
Mutual funds, portfolios and SICAVs	60,649	63,189
Pension funds	32,954	30,637
Insurance	57,700	57,446
Other (*)		811
TOTAL	151,303	152,083

(*) Includes temporary funds associated with transfers and collections, in addition other funds distributed by CaixaBank.

The Entity converted a portion of their homogeneous loan and credits into fixed-income securities by transferring the assets to various securitisation special purpose vehicles set up for this purpose. In accordance with current regulations, securitisations in which substantially all the risk is retained may not be derecognised.

The balances classified in “Financial assets at amortised cost” corresponding to the outstanding amounts of securitised loans are as follows:

BREAKDOWN OF SECURITISED LOANS
(Millions of euros)
	30-06-2020	31-12-2019
Securitised mortgage loans	22,946	24,038
Other securitised loans	9,746	7,687
Loans to companies	3,831	4,648
Leasing arrangements	1,273	1,535
Consumer financing	4,641	1,503
Other	1	1
TOTAL	32,692	31,725

23. Other significant disclosures CaixaBank | 30 June 2020

Details of securitisations arranged, with the amounts outstanding and the amounts corresponding to credit enhancements granted to the securitisation funds are provided below:

LOAN SECURISATION - ISSUES ON ON-BALANCE-SHEET SECURITISED LOANS
(Millions of euros)
DATE OF ISSUE			INITIAL EXPOSURE SECURITISED	SECURITISED LOAN		REPO SECURISATION BONDS		CREDIT ENHANCEMENTS
		ACQUIRED BY:		30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019
June	2003	AyT Génova Hipotecario II, FTH	800	75	82	27	29	8	8
July	2003	AyT Génova Hipotecario III, FTH	800	83	91	32	35	8	8
March	2004	AyT Génova Hipotecario IV, FTH	800	96	106	16	13	8	8
June	2004	AyT Hipotecario Mixto II, FTA	160	0	0	0	1	0	2
November	2004	TDA 22 Mixto, FTH	120	26	28	13	14	2	2
June	2005	AyT Hipotecario Mixto IV, FTA	200	26	28	12	18	1	1
June	2005	AyT Génova Hipotecario VI, FTH	700	114	124	73	78	5	5
November	2005	AyT Génova Hipotecario VII, FTH	1,400	272	294	111	119	8	8
December	2005	Valencia Hipotecario 2, FTH	940	125	135	38	41	5	5
June	2006	AyT Génova Hipotecario VIII, FTH	2,100	396	428	215	232	9	9
July	2006	FonCaixa FTGENCAT 4, FTA	600	57	61	19	19	5	5
July	2006	AyT Hipotecario Mixto V, FTA	318	60	64	43	46	2	2
November	2006	Valencia Hipotecario 3, FTA	901	188	201	66	70	5	5
November	2006	AyT Génova Hipotecario IX, FTH	1,000	261	279	101	107	6	6
June	2007	AyT Génova Hipotecario X, FTH	1,050	292	314	297	316	10	10
November	2007	FonCaixa FTGENCAT 5, FTA	1,000	169	181	38	38	27	27
December	2007	AyT Génova Hipotecario XI, FTH	1,200	356	383	365	388	35	37
July	2008	FonCaixa FTGENCAT 6, FTA	750	126	134	23	23	19	19
July	2008	AyT Génova Hipotecario XII, FTH	800	258	273	257	273	30	30
April	2009	Bancaja BVA-VPO 1, FTA	55	10	12	14	16	3	3
December	2010	AyT Goya Hipotecario III, FTA	4,000	1,701	1,787	1,691	1,781	169	178
April	2011	AyT Goya Hipotecario IV, FTA	1,300	555	583	564	596	64	66
December	2011	AyT Goya Hipotecario V, FTA	1,400	614	649	629	670	68	72
March	2013	FonCaixa Leasings 2, FTA	1,217	0	0	0	0	0	0
February	2016	CaixaBank RMBS 1, FT	14,200	10,537	10,918	10,518	10,944	568	568
June	2016	CaixaBank Consumo 2, FT	1,300	270	324	284	350	52	52
November	2016	CaixaBank Pymes 8, FT	2,250	768	899	817	973	71	84
March	2017	CaixaBank RMBS 2, FT	2,720	2,179	2,256	2,201	2,294	129	129
July	2017	CaixaBank Consumo 3, FT	2,450	742	911	750	931	33	42
November	2017	CaixaBank Pymes 9, FT	1,850	818	977	831	1,007	36	44
December	2017	CaixaBank RMBS 3, FT	2,550	2,033	2,122	2,039	2,135	83	88
May	2018	CaixaBank Consumo 4, FT	1,700	633	835	710	944	33	43
November	2018	CaixaBank Pymes 10, FT	3,325	1,979	2,322	2,134	2,525	93	159
June	2019	CaixaBank Leasings 3, FT	1,830	1,273	1,535	1,314	1,581	90	90
November	2019	CaixaBank Pymes 11, FT	2,450	2,068	2,389	2,225	2,450	116	116
June	2020	CaixaBank Consumo 5, FT	3,550	3,532	0	3,550	0	178	0
TOTAL			63,786	32,692	31,725	32,017	31,057	1,979	1,931

The amounts outstanding of derecognised securitisation transactions were not significant.

Securitisation bonds placed in the market are recognised under 'Financial liabilities at amortised cost - Customers' in the accompanying balance sheets, and they are the difference between the carrying amount of securitised bonds and the carrying amount of repo bonds adjusted by the differences arising from redemption mismatches.

23. Other significant disclosures CaixaBank | 30 June 2020

Furthermore, the Entity maintains the following synthetic securitisation transactions, by means of which it partially transfers the credit risk of a group of borrowers classified under the heading "Financial assets at amortised cost – Loans and receivables" of the balance sheet:

SYNTHETIC SECURITISATION TRANSACTIONS
(Millions of euros)
ISSUE DATE		FUND	INITIAL EXPOSURE SECURITISED	CARRYING AMOUNT SECURITISED
				30-06-2020	31-12-2019
February	2016	Gaudí I	2,025	219	356
August	2018	Gaudí II	2,025	2,013	2,019
April	2019	Gaudí III	1,282	1,280	1,281
TOTAL			5,332	3,512	3,656

The transfer of credit risk takes the form of a financial guarantee and it is not considered a substantial transfer of risk and profit. Therefore, the underlying exposure is maintained on the balance sheet.

The detail, by type, of the securities deposited by third parties with the Entity is as follows:

SECURITIES DEPOSITED BY THIRD PARTIES
(Millions of euros)
	30-06-2020	31-12-2019
Book entries	124,061	131,375
Securities recorded in the market's central book-entry office	111,799	118,808
Equity instruments. - quoted	41,217	50,565
Equity instruments. - unquoted	42	211
Debt securities. - quoted	70,484	65,858
Debt securities. - unquoted	56	2,174
Securities registered at the Entity		6
Debt securities. - unquoted		6
Securities entrusted to other depositories	12,262	12,561
Equity instruments. - unquoted	12,262	12,561
TOTAL	124,061	131,375

Changes in the items derecognised from the balance sheet due to recovery being deemed remote are summarised below. These financial assets are recognised under “Suspended assets” in the memorandum accounts supplementing the balance sheet:

CHANGES IN WRITTEN-OFF ASSETS
(Millions of euros)
30-06-2020
OPENING BALANCE	12,334
Additions:	416
Disposals:	(173)
Cash recovery of principal	(104)
Due to expiry of the statute-of-limitations period, forgiveness or any other cause	(69)
CLOSING BALANCE	12,577

23. Other significant disclosures CaixaBank | 30 June 2020

The auditory fees accrued up to 30 June 2020 amounted to a maxim of EUR 1,114 thousand. In addition, the audit services related to the issuance of comfort letters amounted to EUR 81 thousand.

24. Information on the fair value CaixaBank | 30 June 2020

24. Information on the fair value

All financial instruments are classified into one of the following levels using the following hierarchy for determining fair value by valuation technique:

■	Level 1: the price that would be paid for it on an organised, transparent and deep market (“listed price” or “market price”) is used. In general, this level includes debt securities with a liquid market, quoted equity securities, derivatives traded on organised markets and mutual funds.

■	Level 2: valuation techniques are used in which the assumptions correspond to directly or indirectly observable market data or to prices listed on organised markets.

The fair value of the instruments classified in Level 2, for which there is no market price, is estimated on the basis of the listed prices of similar instruments and valuation techniques commonly used by the international financial community, taking into account the specific features of the instrument to be measured and, particularly, the various types of risk associated with it.

■	Level 3: valuation techniques are used in which certain of the significant assumptions are not supported by directly observable market inputs.

The fair value of the rest of the financial instruments classified in Level 3, for which there are no directly observable market data, is determined using alternative techniques, including price requests submitted to the issuer or the use of market parameters corresponding to instruments with a risk profile that can be equated to that of the instrument being measured, adjusted to reflect the different intrinsic risks.

For unquoted equity instruments, classified in Level 3, acquisition cost less any impairment loss determined based on available information is considered the best estimate of fair value.

The process for determining fair value ensures that its assets and liabilities are measured appropriately. A committee structure has been put in place on which the process for proposing and approving the arrangement of financial instruments on the market is based:

■	The market inputs and other risk quantification and measurement parameters and methodologies, together with the conditioning factors for registering trades and their potential accounting, legal and tax impacts, are analysed by the areas responsible prior to authorisation.

■	An independent unit is responsible for issues related to the measurement of derivatives and fixed-income securities. It reports organisationally to the Risk Area, which discloses the decisions made to the management area where the new product should be arranged.

Without reducing its freedom and independence when making decisions about risk evaluation and quantification, this analysis does entail a process of comparing, reconciling and, where possible, obtaining the consensus of the business areas.

The fair value of the financial instruments recognised in the balance sheet, excluding the insurance business, broken down by associated carrying amount and level is as follows:

24. Information on the fair value CaixaBank | 30 June 2020

FAIR VALUE OF FINANCIAL ASSETS
(Millions of euros)
	30-06-2020					31-12-2019
	CARRYING AMOUNT	FAIR VALUE				CARRYING AMOUNT	FAIR VALUE
		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
Financial assets held for trading (Note 8)	15,771	15,771	1,129	6,353		14,240	14,240	1,100	13,140
Derivatives	14,664	14,664	36	14,628		13,165	13,165	27	13,138
Equity instruments	153	153	153			370	370	370
Debt securities	954	954	954			705	705	703	2
Financial assets not designated for trading compulsorily measured at fair value through profit or loss (Note 9)	195	195	49	2	141	221	221	53	2	166
Equity instruments	52	52	50	2		55	55	53	2
Loans and advances	143	143			143	166	166			166
Financial assets designated at fair value through profit or loss (Note 1)						1	1	1
Debt securities						1	1	1
Financial assets at fair value with changes in other comprehensive income (Note 10)	18,699	18,699	18,473	71	155	16,316	16,316	16,037	167	112
Equity instruments	1,157	1,157	1,103		54	1,729	1,729	1,617		112
Debt securities	17,542	17,542	17,383	154	5	14,587	14,587	14,420	167
Financial assets at amortised cost (Note 11)	245,856	266,108	17,419	2,202	240,334	222,935	240,949	11,593	2,604	226,752
Debt securities	21,386	21,672	18,495	2,202	975	13,992	14,368	11,593	2,604	171
Loans and advances	224,470	244,436			244,436	208,943	226,581			226,581
Derivatives – Hedge accounting (Note 12)	409	409		409		2,133	2,133		2,133

24. Information on the fair value CaixaBank | 30 June 2020

FAIR VALUE OF FINANCIAL LIABILITIES
(Millions of euros)
	30-06-2020					31-12-2019
	CARRYING AMOUNT	FAIR VALUE				CARRYING AMOUNT	FAIR VALUE
		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3		TOTAL	LEVEL 1	LEVEL 2	LEVEL 3
Financial liabilities held for trading (Note 8)	10,321	10,321	666	9,655		9,281	9,281	505	8,776
Derivatives	9,719	9,719	64	9,655		8,810	8,810	34	8,776
Short positions	602	602	602			471	471	471
Financial liabilities designated at fair value through profit or loss						1	1	1
Financial liabilities at amortised cost (Note 18)	311,716	315,511	31,952		283,559	260,875	263,674	31,589		232,085
Deposits	272,591	275,063			275,063	222,439	223,354			223,354
Debt securities issued	31,103	32,425	31,952		473	30,332	32,215	31,589		626
Other financial liabilities	8,022	8,023			8,023	8,104	8,105			8,105
Derivatives – Hedge accounting (Note 12)	150	150		150		442	442		442

24. Information on the fair value CaixaBank | 30 June 2020

The measurements obtained using internal models may differ if other techniques were applied or assumptions used regarding interest rates, credit risk spreads, market risk, exchange rate risk, or the related correlations and volatilities. Nevertheless, the Entity's Directors consider the models and techniques applied appropriately reflect the fair values of the financial assets and financial liabilities recognised in the balance sheet, and the gains and losses on these financial instruments.

The main valuation techniques, assumptions and inputs used in fair value estimation for Levels 2 and 3 by type of financial instrument are as follows:

24. Information on the fair value CaixaBank | 30 June 2020

(1) Present value method (net present value): this model uses the cash flows of each instrument, which are established in the different contracts, and deducts them to calculate the present value.

(2) Market peers (similar asset prices): market peer instrument prices, reference indices or benchmarks are employed to calculate the performance as of the entry price or its current valuation, making subsequent adjustments to take into account the differences between the measured asset and the one taken as reference. It can also be assumed that the price of an instrument is equivalent to another one.

(3) Black-Scholes model: this model applies a log-normal distribution of the securities prices in such a way that, under a neutral risk, the return expected is the risk-free interest rate. Under this assumption, the price of vanilla options can be calculated analytically, in such a way that the volatility of the price process can be obtained by inverting the BS formula for a premium quoted on the market.

(4) Black model: Black-Scholes model extended to interest rates, futures prices, exchange rates, etc.

(5) Local volatility model: in this model volatility is determined in time according to the degree of moneyness, reproducing the volatility smiles observed in the market. The volatility smile of an option is the empirical relationship observed between its implied volatility and exercise price. These models are appropriate for exotic options using Monte Carlo simulation or the resolution of differential equations for valuation purposes.

(6) Local stochastic volatility model: in this model volatility follows a stochastic process in time according to the degree of moneyness, reproducing the volatility smiles observed in the market. These models are appropriate for long-term exotic options using Monte Carlo simulation or the resolution of differential equations for valuation purposes.

(7) Vanna-volga model: this model is based on building the local replica portfolio whose hedging costs of second derivatives, vanna (premium derivative with respect to the volatility and the underlying) and volga (premium's second derivative with respect to the volatility), are added to the corresponding Black-Scholes prices in order to reproduce the volatility smiles.

(8) Early cancellation ratios: early cancellation ratios calibrated to internal historical data.

(9) Credit loss ratios: ratios based on expected loss estimates using IFRS methodology for Stage 2 based on internal models.

(10) Projections of deposits with no maturity: this model is employed to project the maturity of demand deposit accounts based on historical data, considering the sensitivity of the demand deposit accounts' remuneration at market interest rates and the degree of permanence of account balances on the balance sheet.

Credit risk and funding cost valuation adjustment

Credit Valuation Adjustments (CVA) and Debit Valuation Adjustments (DVA) are added to the valuation of Over The Counter (OTC) derivatives due to the risk associated with the counterparty's and own credit risk exposure, respectively. In addition, Funding Valuation Adjustment (FVA) is a valuation adjustment of derivatives of customer transactions that are not perfectly collateralised that includes the funding costs related to the liquidity necessary to perform the transaction.

The CVA is calculated bearing in mind the expected exposure with each counterparty in each future maturity. The CVA for an individual counterparty is equal to the sum of the CVA for all maturities. Adjustments are calculating by estimating exposure at default (EAD), the probability of default (PD) and loss given default (LGD) for all derivatives on any underlying at the level of the legal entity with which the CaixaBank Group has exposure. Similarly, DVA is calculated by multiplying the expected negative exposure given the probabilities of default by the Group's LGD.

The data necessary to calculate PD and LGD come from the credit markets (Credit Default Swaps). Counterparty data are applied where available. Where the information is not available, an exercise is carried out that considers – among other factors – the counterparty's sector and rating in order to assign the probability of default and the loss given default, calibrated directly to market or with market adjustment factors for the probability of default and the historical expected loss.

With FVA, the adjustment shares part of the CVA/DVA approaches, since it is also based on the future credit exposure of the derivatives, but in this case the exposures are not netted by counterparty, but rather at aggregate level in order to recognise the joint management of the liquidity. The data necessary to calculate funding cost are also based on prices taken from its issuance and credit derivatives markets.

The change in the value of the CVA/FVA and DVA/FVA adjustments are recognised in “Gains/(losses) on financial assets and liabilities held for trading, net” in the statement of profit or loss. The table below shows the changes to these adjustments:

CVA/FVA AND DVA/FVA CHANGES
(Millions of euros)
	30-06-2020
	CVA/FVA	DVA/FVA
OPENING BALANCE	(100)	19
Additions/changes in derivatives	(69)	11
Cancellation or maturity of derivatives
CLOSING BALANCE	(169)	30

24. Information on the fair value CaixaBank | 30 June 2020

Transfers between levels

The transfers between levels of the instruments recorded at fair value, excluding the insurance business, are specified below:

TRANSFERS BETWEEN LEVELS - 2020
(Millions of euros)
	FROM:	LEVEL 1		LEVEL 2		LEVEL 3 *
	TO:	LEVEL 2	LEVEL 3	LEVEL 1	LEVEL 3	LEVEL 1	LEVEL 2
ASSETS
Financial assets held for trading				2
Debt securities				2
Financial assets at fair value with changes in other comprehensive income				20	5
Debt securities				20	5
TOTAL				22	5

(*) Issuances classified Level 2 at 2019-year end were reclassified Level 1 during 2020, as various contributors started to publish market prices for said issuances. Issuances classified Level 2 at 2019-year end were reclassified Level 3 due to a drop in the quality of the prices published.

Given the Entity's risk profile regarding its portfolio of debt securities measured at fair value (see Note 3.3.3), the change in fair value attributable to credit risk is not expected to be significant.

Changes and transfers of financial instruments in Level 3

The change brought about in the Level 3 balance on instruments registered at fair value is detailed below:

CHANGES IN LEVEL 3 FINANCIAL INSTRUMENTS AT FAIR VALUE **
(Millions of euros)
	FA AT FAIR VALUE WITH CHANGES IN OTHER COMPREHENSIVE INCOME
	DEBT SEC.	EQUITY INSTRUMENTS
OPENING BALANCE		112
Reclassifications to other levels	5	0
Total gains/(losses)	0	2
To the statement of profit or loss		0
To reserves		(24)
To equity valuation adjustments		26
Acquisitions		0
Settlements and other		(60)
CLOSING BALANCE	5	54

Total gains/(losses) in the period for instruments held at the end of the period	0	(2)

FA: Financial Assets. DEBT SEC.: Debt securities
(*) Compulsorily measured at fair value through profit or loss.
(**) No material impacts were recognised materialised as a consequence of the sensitivity analyses carried out on Level 3 financial instruments.

24. Information on the fair value CaixaBank | 30 June 2020

In the particular case of real estate assets, fair value corresponds to the market appraisal of the asset in its current condition by independent experts:

■	Statistical appraisals are used for real estate with a fair value of less than EUR 300 thousand.

■	For foreclosed real estate with a fair value of EUR 300 thousand or more, appraisals have been requested in accordance with the criteria established by Order ECO/805/2003:

◆	Appraisals below 2 years old are used for investment property.

◆	Appraisals below 1 year old are used for non-current assets held for sale and disposal groups classified as held for sale.

The fair value of real estate is not significantly different from the carrying amount and is measured based on Level 2 in the fair value hierarchy.

The Entity has a corporate policy that guarantees the professional competence and the independence and objectivity of external valuation agencies as provided for in legislation, under which these agencies must comply with neutrality and credibility requirements so that use of their estimates does not undermine the reliability of their valuations. This policy stipulates that all valuation agencies and appraisers used by the Entity in Spain must be included in the Bank of Spain's Official Registry and that their valuations be performed in accordance with the methodology set out in Ministerial Order ECO/805/2003 of 27 March.

The main companies and agencies with which the Entity worked in Spain for the year are listed below:

APPRAISERS OF REAL ESTATE ASSETS - 30-06-2020
(Percentage)
	TANGIBLE ASSETS - INVESTMENT PROPERTY	NON-CURRENT ASSETS HELD FOR SALE
Tasaciones Inmobiliarias	20%	19%
Sociedad de Tasación	18%	13%
Global Valuation	14%	14%
Krata	12%	9%
UVE Valoraciones	12%	10%
CBRE Valuation Advisory	11%	17%
Gesvalt	6%	9%
JLL Valoraciones	4%	6%
Tecnitasa	3%	2%
Valoraciones y Tasaciones Hipotecarias		1%
TOTAL	100%	100%

25. Related party transactions CaixaBank | 30 June 2020

25. Related party transactions

The table below shows the most significant balances between CaixaBank and subsidiaries, joint ventures and associates, and with CaixaBank Directors, Senior Management and other related parties (relatives and companies with links to "key management personnel") and those with other related parties, as well as with the employee pension plan: All transactions between related parties form part of the ordinary course of business and are carried out under normal market conditions.

RELATED PARTY BALANCES
(Millions of euros)
	SIGNIFICANT SHAREHOLDER (1)		GROUP ENTITIES		ASSOCIATES AND JOINT VENTURES		DIRECTORS AND SENIOR MANAGEMENT (2)		OTHER RELATED PARTIES (3)		EMPLOYEE PENSION PLAN
	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019	30-06-2020	31-12-2019
ASSETS
Loans and advances to credit institutions			926	702
Loans and advances	23	25	12,469	13,595	459	445	7	7	19	20
Mortgage loans	23	25					7	7	9	10
Other			12,469	13,595	459	445			10	10
Of which: valuation adjustments			(14)	(14)	(1)	(1)
Debt securities	1	8	1,030	584
TOTAL	24	33	14,425	14,881	459	445	7	7	19	20
LIABILITIES
Customer deposits	261	162	6,766	6,160	674	685	22	29	35	58	88	36
TOTAL	261	162	6,883	6,277	674	685	22	29	35	58	88	36
OTHER
Contingent liabilities	1	1	536	511	43	44
Contingent commitments			2,869	2,421	487	411	2	1	3	3
Assets under management (AUMs) and assets under custody (4)	11,419	14,879	59,332	57,657	1,562	1,571	179	224	306	430	1,388	1,388

(1) “Significant shareholder” refers to any shareholder that is the parent of or has joint control of or significant influence over the Group, the latter term as defined in IAS 28, irrespective of its economic rights. Along these lines they solely refer to balances and operations made with “la Caixa” Banking Foundation, CriteriaCaixa and its subsidiaries. At 30 June 2019 and 31 December 2018, CriteriaCaixa's stake in CaixaBank stands at 40%.
(2) Directors and Senior Management of CaixaBank.
(3) Family members and entities related to members of the Board of Directors and Senior Management of CaixaBank.
(4) Includes collective investment institutions, insurance contracts, pension funds and securities depositary.

26. Other disclosure requirements CaixaBank | 30 June 2020

26. Other disclosure requirements

There is no significant environmental risk due to the activity of the Entity, and therefore, it is not necessary to include any specific breakdown on environmental information in the document (Order of the Ministry of Justice JUS/471/2017).

The Entity is committed to carrying out its business, projects, products and services in the most environmentally-friendly way possible (see the corresponding section in the accompanying Management Report).

It has not received any relevant fines or sanctions related to compliance with environmental regulations in 2020.

26. Other disclosure requirements CaixaBank | 30 June 2020

Appendix 1 - CaixaBank investments in subsidiaries of the CaixaBank Group

(Thousands of euros)								(1/2)
CORPORATE NAME	BUSINESS ACTIVITY	REGISTERED ADDRESS	% OWNERSHIP		SHARE CAPITAL	RESERVES	PROFIT/ (LOSS)	COST OF THE DIRECT HOLDING (NET)
			DIRECT	TOTAL
Abside Capital SICAV S.A.	SICAVs	Madrid-Spain	91.00	91.00	1,546	-	-	1,200
Alicante Capital SICAV S.A.	SICAVs	Madrid-Spain	100.00	100.00	2,555	(786)	(16)	1,278
Aris Rosen, S.A.U.	Services	Barcelona-Spain	100.00	100.00	15	405	(20)	401
Arquitrabe Activos, S.L. (2)	Holding company	Barcelona-Spain	100.00	100.00	98,431	7,409	(93)	98,823
Banco BPI, S.A.	Banking	Portugal	100.00	100.00	1,293,063	2,195,681	30,630	2,060,366
BPI (Suisse), SA	Asset management	Switzerland	-	100.00	3,000	9,382	827	-
BPI Gestão de Activos - Sociedade Gestora de Fundos de Investimento Mobiliário, S.A. (3)	Management of collective investment institutions	Portugal	-	100.00	2,500	14,898	3,005	-
BPI Vida e Pensões - Companhia de Seguros, SA	Life insurance and pension fund management	Portugal	-	100.00	76,000	61,142	1,429	-
BPI, Incorporated	Banking	US	-	100.00	5	850	(3)	-
BuildingCenter, S.A.U.	Holder of real estate assets	Madrid-Spain	100.00	100.00	2,000,060	(42,352)	(87,146)	2,392,163
Caixa Capital Biomed S.C.R. S.A.	Venture capital company	Barcelona-Spain	91.00	91.00	1,200	2,265	(61)	2,933
Caixa Capital Fondos Sociedad De Capital Riesgo S.A.	Venture capital company	Madrid-Spain	100.00	100.00	1,200	14,912	495	14,934
Caixa Capital Micro S.C.R. S.A.	Venture capital company	Madrid-Spain	100.00	100.00	1,200	345	62	1,254
Caixa Capital Tic S.C.R. S.A.	Venture capital company	Barcelona-Spain	81.00	81.00	1,209	5,608	(54)	6,238
Caixa Corp, S.A.	Holding company	Barcelona-Spain	100.00	100.00	361	351	-	585
Caixa Emprendedor XXI, S.A.U.	Promotion of business and entrepreneurial initiatives	Barcelona-Spain	100.00	100.00	1,007	17,654	11	17,954
Caixabank Asset Management Luxembourg, S.A. (1)	Management of collective investment institutions	Luxembourg	-	100.00	150	3,738	79	-
CaixaBank Asset Management, SGIIC, S.A.U.	Management of collective investment institutions	Madrid-Spain	100.00	100.00	86,310	33,983	46,106	111,351
CaixaBank Brasil Escritório de Representaçao Ltda.	Representative office	Brazil	100.00	100.00	1,200	2,338	210	345
CaixaBank Business Intelligence, SAU	Development of digital projects	Barcelona-Spain	100.00	100.00	100	1,463	178	1,200
CaixaBank Electronic Money, E.D.E., S.L.	Payment entity	Madrid-Spain	-	90.00	550	5,655	693	-
CaixaBank Equipment Finance, S.A.U.	Vehicle and equipment leasing	Madrid-Spain	-	100.00	10,518	38,927	(3,997)	-
CaixaBank Facilities Management, S.A.	Project management, maintenance, logistics and procurement	Barcelona-Spain	100.00	100.00	1,803	3,143	391	2,053
CaixaBank NEX, S.A.	Electronic channel management	Barcelona-Spain	100.00	100.00	13,670	10,382	48	21,144
CaixaBank Notas Minoristas, S.A.U.	Finance	Madrid-Spain	100.00	100.00	60	1,607	(99)	5,365
Caixabank Operational Services, S.A.	Specialised back office administration services	Barcelona-Spain	100.00	100.00	1,803	21,192	937	9,579
Caixabank Payments & Consumer, E.F.C., E.P., S.A.	Consumer finance	Madrid-Spain	100.00	100.00	135,156	1,413,670	50,492	1,571,634
Caixabank Titulizacion S.G.F.T., S.A.	Securitisation fund management	Madrid-Spain	100.00	100.00	1,503	3,498	1,559	6,423
CaixaBank Wealth Management Luxembourg, S.A.	Banking	Luxembourg	100.00	100.00	11,500	5,506	(1,787)	17,685
Cestainmob, S.L.	Real-estate management	Barcelona-Spain	-	100.00	120	510	-	-
Coia Financiera Naval, S.L.	Provision of financial services and intermediation in the shipbuilding sector	Madrid-Spain	76.00	76.00	3	7	60	2

26. Other disclosure requirements CaixaBank | 30 June 2020

CAIXABANK INVESTMENTS IN SUBSIDIARIES OF THE CAIXABANK GROUP
(Thousands of euros)	(2/2)
		REGISTERED ADDRESS	% OWNERSHIP		SHARE CAPITAL	RESERVES	PROFIT/ (LOSS)	COST OF THE DIRECT HOLDING (NET)
CORPORATE NAME	BUSINESS ACTIVITY		DIRECT	TOTAL
Corporación Hipotecaria Mutual, E.F.C., S.A. (*)	Mortgage lending	Madrid-Spain	100.00	100.00	3,005	78,590	43	76,987
El Abra Financiera Naval, S.L. (*)	Provision of financial services and intermediation in the shipbuilding sector	Madrid-Spain	76.00	76.00	3	34	(2)	2
Estugest, S.A.	Administrative activities and services	Barcelona-Spain	100.00	100.00	661	1,763	2	2,381
Grupo Aluminios de Precisión, S.L.U.	Aluminium smelting in sand moulds	Burgos-Spain	100.00	100.00	7,500	19,601	290	3,360
HipoteCaixa 2, S.L.	Mortgage loan management company	Barcelona-Spain	100.00	100.00	3	72,643	58	71,797
Hiscan Patrimonio, S.A.	Holding company	Barcelona-Spain	100.00	100.00	46,867	194,839	17,408	259,497
ImaginTech, S.A.	Digital business	Barcelona-Spain	100.00	100.00	60	1,804	74	1,858
Inter Caixa, S.A.	Services	Barcelona-Spain	100.00	100.00	16	24	(2)	47
Inversiones Coridith SICAV S.A.	SICAVs	Madrid-Spain	100.00	100.00	2,515	(742)	(18)	1,257
Inversiones Corporativas Digitales, S.L.	Holding company	Barcelona-Spain	-	100.00	3	(3,065)	3	-
Inversiones Inmobiliarias Teguise Resort, S.L.	Hotels and similar accommodation	Las Palmas-Spain	60.00	60.00	7,897	11,336	(138)	8,618
Inversiones Valencia Capital, S.A.	Holding company	Barcelona-Spain	100.00	100.00	6,624	6,171	(21)	9,456
Líderes de Empresa Siglo XXI, S.L.	Private security for goods and people	Barcelona-Spain	100.00	100.00	378	812	150	753
Negocio de Finanzas e Inversiones II, S.L.	Finance	Barcelona-Spain	100.00	100.00	6	442	(1)	448
Nuevo Micro Bank, S.A.U.	Financing of micro-credits	Madrid-Spain	100.00	100.00	90,186	257,912	(12,835)	90,186
PremiaT Comunidad Online, S.L.	Marketing of cashless platform	Barcelona-Spain	-	100.00	100	1,012	(75)	-
PromoCaixa, S.A.	Product marketing	Barcelona-Spain	-	100.00	60	19,856	5,373	-
Puerto Triana, S.A.U.	Real estate developer specialised in shopping centres	Seville-Spain	100.00	100.00	124,290	4,694	(3,894)	125,028
Sercapgu, S.L.	Holding company	Barcelona-Spain	100.00	100.00	4,230	(203)	(10)	632
Silc Immobles, S.A.	Real-estate administration, management and operation	Madrid-Spain	-	100.00	40,070	107,260	88	-
Silk Aplicaciones, S.L.U.	Provision of IT services	Barcelona-Spain	100.00	100.00	15,003	102,009	472	176,211
Sociedad de Gestión Hotelera de Barcelona, S.L.	Real-estate operations	Barcelona-Spain	-	100.00	8,144	10,815	(289)	-
Telefónica Consumer Finance E.F.C., S.A.	Consumer finance	Madrid-Spain	-	50.00	5,000	28,781	(3,245)	-
Unión de Crédito para la Financiación Mobiliaria e Inmobiliaria, E.F.C., S.A.U.	Mortgage loans	Madrid-Spain	100.00	100.00	53,383	2,582	(3,903)	43,101
VidaCaixa Mediació, Sociedad de Agencia de Seguros Vinculada, S.A.U.	Insurance agency	Madrid-Spain	-	100.00	60	5,220	77	-
VidaCaixa, S.A. de Seguros y Reaseguros Sociedad Unipersonal	Direct life insurance, reinsurance and pension fund management	Madrid-Spain	100.00	100.00	1,347,462	635,555	228,446	2,251,712
(*) Companies classified as non-current assets held for sale.
(1) All data except cost are in local currency: Brazilian real (thousands).
(2) All data except cost are in local currency: Swiss franc (thousands).
(3) All data except cost are in local currency: US dollar (thousands).
N.B. The information corresponding to non-listed companies is based on the most recent data available (actual or estimated) at the time of preparation of the notes.

26. Other disclosure requirements CaixaBank | 30 June 2020

Appendix 2 - CaixaBank stakes in agreements and joint ventures of the CaixaBank Group

(Thousands of euros)													(1 / 1)
CORPORATE NAME	BUSINESS ACTIVITY	REGISTERED ADDRESS	% OWNERSHIP		ASSETS	LIABILITIES	ORDINARY INCOME	SHARE CAPITAL	RESERVES	PROFIT/ (LOSS)	TOTAL COMPRE-HENSIVE INCOME	COST OF DIRECT OWNERSHIP INTEREST (NET)	DIVIDENDS ACCRUED FROM THE TOTAL HOLDING
			DIRECT	TOTAL
Cartera Perseidas, S.L. (2)	Holding company	Madrid-Spain	41.00	41.00	151	-	-	359	(191)	(18)	(18)	-	-
Comercia Global Payments, Entidad de Pago, S.L.	Payment entity	Madrid-Spain	-	49.00	442,383	221,863	68,627	4,425	205,149	10,947	10,947	-	-
Cosec - Companhia de Seguros de Crédito, S.A.	Credit insurance	Portugal	-	50.00	129,983	87,392	11,074	7,500	32,319	994	994	-	-
Global Payments South America, Brasil – Serviços de Pagamentos, S.A. (1)	Payment methods	Brazil	33.00	33.00	882,296	880,840	(12,863)	181,637	(167,317)	(12,863)	(12,863)	-	-
Inversiones Alaris, S.L. In liquidation (L)	Securities Holding	Navarre-Spain	33.00	67.00	14,975	8,716	-	11,879	(5,355)	(265)	(265)	-	-
Payment Innovation HUB, S.A.	Payment methods	Barcelona-Spain	-	50.00	1,857	230	1,610	60	531	1,035	1,035	-	-
Vivienda Protegida y Suelo de Andalucía, S.A.	Real estate development	Seville-Spain	-	50.00	5,491	7,078	98	60	(1,608)	(38)	(38)	-	-
(L) Companies in liquidation.
(1) All data except the cost and the dividend are in local currency: Brazilian real (thousands).
(2) Joint agreement non-material agreement for the Group.
N.B. The information on companies corresponds with the last data available (real or estimated) at the time this Report was drawn up.

26. Other disclosure requirements CaixaBank | 30 June 2020

Appendix 3 - CaixaBank investments in associates of the CaixaBank Group

(Thousands of euros)													(1/2)
CORPORATE NAME	BUSINESS ACTIVITY	REGISTERED ADDRESS	% OWNERSHIP		ASSETS	LIABILITIES	ORDINARY INCOME	SHARE CAPITAL	RESERVES	PROFIT/ (LOSS)	TOTAL COMPRE-HENSIVE INCOME	COST OF DIRECT OWNERSHIP INTEREST (NET)	DIVIDENDS ACCRUED FROM THE TOTAL HOLDING
			DIRECT	TOTAL
Abaco Iniciativas Inmobiliarias, S.L. In liquidation (L)	Real estate development	Seville-Spain	-	40.00	57,888	79,537	-	13,222	(34,832)	(40)	(40)	-	-
Ape Software Components S.L.	Computer programming activities	Barcelona-Spain	-	25.22	3,606	3,198	1,566	12	255	142	(52)	-	-
Banco Comercial de Investimento, S.A.R.L. (2)	Banking	Mozambique	-	35.67	176,771,185	156,692,257	1,649,094	10,000,000	8,858,638	1,216,254	1,216,254	-	-
BIP & Drive, S.A.	Teletoll systems	Madrid-Spain	-	25.00	14,974	4,419	74,490	4,613	4,977	965	965	-	-
Brilliance-Bea Auto Finance Co., L.T.D. (3)	Automotive sector financing	China	-	22.50	8,039,368	6,439,368	308,819	1,600,000	(38,540)	38,540	38,540	-	-
Companhia de Seguros Allianz Portugal, S.A.	Insurance	Portugal	-	35.00	1,420,116	1,224,209	255,638	39,545	70,579	20,547	20,547	-	-
Coral Homes, S.L.U.	Real estate services	Madrid-Spain	-	20.00	4,456,446	146,648	267,124	270,774	4,076,448	(37,423)	(37,423)	-	-
Drembul, S.L.	Real estate development	Logroño-Spain	-	25.00	82,012	55,124	1,275	30	19,176	172	172	-	-
Ensanche Urbano, S.A.	Real estate development	Castellón de la Plana-Spain	-	49.30	37,323	68,299	179	9,225	(39,624)	(576)	(576)	-	-
Erste Group Bank AG (C)	Banking	Austria:	9.92	9.92	264,691,955	243,491,588	4,668,801	859,600	21,445,409	293,751	260,717	1,363,405	-
Girona, S.A.	Holding company	Girona-Spain	34.22	34.22	5,854	202	243	1,200	4,542	(90)	(90)	1,642	-
Global Payments – Caixa Acquisition Corporation S.A.R.L.	Payment methods	Luxembourg	49.00	49.00	30,147	24	(42)	13	30,152	(42)	(42)	14,831	-
Guadapelayo, S.L. In liquidation (L)	Real estate development	Madrid-Spain	-	40.00	312	4,998	-	1,981	(6,617)	(50)	(50)	-	-
Inter-Risco – Sociedade de Capital de Risco, S.A.	Venture capital	Portugal	-	49.00	1,045	372	507	400	458	(185)	(185)	-	-
Ircio Inversiones, S.L. In liquidation (L)	Real estate development	Burgos-Spain	35.00	35.00	2,128	7,359	-	675	(5,907)	-	-	-	-
IT Now, S.A.	Services for IT technology projects	Barcelona-Spain	39.00	49.00	144,133	137,393	124,769	3,382	2,939	419	419	1,323	-
Justinmind, S.L.	Development of IT systems	Barcelona-Spain	-	16.98	1,486	681	273	5	242	(272)	(70)	-	-
Nlife Therapeutics, S.L.	Research and development in biotechnology	Granada-Spain	-	37.18	13,245	10,096	1,928	6,930	(3,974)	(1,003)	(1,003)	-	-
Numat Medtech, S.L.	Other types of research and development in natural and technical sciences	Palma-Spain	-	17.86	1,030	518	5	7	460	(60)	(251)	-	-
Parque Científico y Tecnológico de Córdoba, S.L.	Science park operation and management	Córdoba-Spain	15.58	35.69	29,803	19,245	631	23,422	(17,146)	(406)	(406)	-	-
Peñíscola Green, S.L.	Real estate development	Castellón de la Plana-Spain	-	33.33	11,740	4,856	-	12,000	(5,116)	-	-	-	-

26. Other disclosure requirements CaixaBank | 30 June 2020

CAIXABANK INVESTMENTS IN ASSOCIATES OF THE CAIXABANK GROUP
(Thousands of euros)													2 - 2
CORPORATE NAME	BUSINESS ACTIVITY	REGISTERED ADDRESS	% OWNERSHIP		ASSETS	LIABILITIES	ORDINARY INCOME	SHARE CAPITAL	RESERVES	PROFIT/ (LOSS)	TOTAL COMPREHENSIVE INCOME	COST OF DIRECT OWNERSHIP INTEREST (NET)	DIVIDENDS ACCRUED FROM THE TOTAL HOLDING
			DIRECT	TOTAL
Portic Barcelona, S.A.	Other services related to information technology and telecommunications	Barcelona-Spain	-	25.81	2,363	278	1,137	291	1,733	61	61	-	-
Redsys Servicios de Procesamiento, S.L.	Payment methods	Madrid-Spain	-	20.00	101,908	32,320	70,098	5,815	62,935	838	838	-	-
SegurCaixa Adeslas, S.A. de Seguros y Reaseguros	Non-life insurance	Madrid-Spain	-	49.92	5,691,967	4,145,721	1,801,954	469,670	902,202	142,442	127,225	-	-
Servired, Sociedad Española de Medios de Pago, S.A.	Payment methods	Madrid-Spain	-	22.01	34,576	5,814	1,293	16,372	9,907	(914)	(914)	-	-
Sistema de Tarjetas y Medios de Pago, S.A.	Payment methods	Madrid-Spain	-	18.11	372,869	368,500	4,687	240	4,011	119	119	-	-
Sociedad de Procedimientos de Pago, S.L.	Payment entity	Madrid-Spain	-	22.92	4,606	2,465	4,031	2,346	(305)	100	100	-	-
Societat Catalana per a la Mobilitat S.A.	Development and implementation of the T-mobilitat project	Barcelona-Spain	23.50	23.50	94,278	85,012	3,759	9,874	(850)	242	242	1,846	-
Telefonica Factoring do Brasil, Ltda. (1)	Factoring	Brazil	20.00	20.00	257,259	235,679	25,290	5,000	1,000	15,580	15,580	2,029	1,180
Telefonica Factoring España, S.A.	Factoring	Madrid-Spain	20.00	20.00	90,463	79,020	4,617	5,109	1,740	4,594	4,594	2,525	1,527
Unicre - Institução Financeira de Crédito, S.A.	Card issuance	Portugal	-	21.01	344,971	260,667	59,784	10,000	59,933	1,766	1,766	-	-
Zone2Boost, S.L.	Holding company for business acquisition	Barcelona-Spain	-	40.00	1,922	18	-	3	2,092	(192)	(192)	-	-

(L) Companies in liquidation.
(C) Listed companies. Latest publicly-available data at the date of preparation of the notes to these financial statements.
(1) All data except the cost and the dividend are in local currency: Brazilian real.
(2) All data except the cost and the dividend are in local currency: New Mozambique metical (thousands).
(3) All data except cost are in local currency: Renmimbi (thousands).
N.B. The information corresponding to non-listed companies is based on the most recent data available (actual or estimated) at the time of preparation of the notes to these financial statements.